Exhibit 10.1

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

DATED AS OF October 10, 2025

by and among

GLADSTONE COMMERCIAL LIMITED PARTNERSHIP,

AS BORROWER,

GLADSTONE COMMERCIAL CORPORATION,

AS A GUARANTOR,

KEYBANK NATIONAL ASSOCIATION,

THE OTHER LENDERS WHICH ARE PARTIES TO THIS AGREEMENT, and

OTHER LENDERS THAT MAY BECOME PARTIES TO THIS AGREEMENT,

AS LENDERS,

KEYBANK NATIONAL ASSOCIATION,

AS AGENT,

KEYBANC CAPITAL MARKETS INC.,

FIFTH THIRD BANK, NATIONAL ASSOCIATION,

THE HUNTINGTON NATIONAL BANK, and

BOFA SECURITIES, INC.,

AS JOINT-LEAD ARRANGERS,

FIFTH THIRD BANK, NATIONAL ASSOCIATION,

THE HUNTINGTON NATIONAL BANK, and

BANK OF AMERICA, N.A.,

AS SYNDICATION AGENTS,

and

KEYBANC CAPITAL MARKETS INC.,

AS SOLE BOOK MANAGER

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EXHIBITS AND SCHEDULES

Exhibit A-1	FORM OF REVOLVING CREDIT NOTE

Exhibit A-2	FORM OF TERM LOAN A NOTE

Exhibit A-3	FORM OF TERM LOAN B NOTE

Exhibit A-4	FORM OF TERM LOAN C NOTE

Exhibit B	FORM OF JOINDER AGREEMENT

Exhibit C	FORM OF REQUEST FOR LOAN

Exhibit D	FORM OF LETTER OF CREDIT REQUEST

Exhibit E	FORM OF UNENCUMBERED ASSET CERTIFICATE

Exhibit F	FORM OF COMPLIANCE CERTIFICATE

Exhibit G	FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

Exhibit H	FORM OF LETTER OF CREDIT APPLICATION

Exhibit I-1	FORM OF U.S. TAX COMPLIANCE CERTIFICATE

Exhibit I-2	FORM OF U.S. TAX COMPLIANCE CERTIFICATE

Exhibit I-3	FORM OF U.S. TAX COMPLIANCE CERTIFICATE

Exhibit I-4	FORM OF U.S. TAX COMPLIANCE CERTIFICATE

Exhibit J	FORM OF TERM LOAN B REQUEST

Schedule 1	LENDERS AND COMMITMENTS

Schedule 1.2	INITIAL SUBJECT PROPERTIES AND PACE LOANS

Schedule 6.3	LIST OF ALL ENCUMBRANCES ON ASSETS

Schedule 6.5	NO MATERIAL CHANGES

Schedule 6.7	PENDING LITIGATION

Schedule 6.15	CERTAIN TRANSACTIONS

Schedule 6.20(b)	ENVIRONMENTAL NOTICES AND ACTIONS

Schedule 6.20(c)	ENVIRONMENTAL RELEASES

Schedule 6.21	SUBSIDIARIES AND UNCONSOLIDATED AFFILIATES

Schedule 6.22	MONETARY DEFAULTS UNDER LEASES SET FORTH IN RENT ROLL

Schedule 6.23	MANAGEMENT AGREEMENTS

Schedule 6.25	MATERIAL LOAN AGREEMENTS

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

THIS FIFTH AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is made as of the 10th day of October, 2025, by and among GLADSTONE COMMERCIAL LIMITED PARTNERSHIP, a Delaware limited partnership (“Borrower”), GLADSTONE COMMERCIAL CORPORATION, a Maryland corporation (“Parent”), KEYBANK NATIONAL ASSOCIATION (“KeyBank”), the other lending institutions which are parties to this Agreement as “Lenders”, and the other lending institutions that may become parties hereto pursuant to §18 (together with KeyBank, the “Lenders”), KEYBANK NATIONAL ASSOCIATION, as Agent for the Lenders (the “Agent”), KEYBANC CAPITAL MARKETS, INC., FIFTH THIRD BANK, NATIONAL ASSOCIATION, THE HUNTINGTON NATIONAL BANK and BOFA SECURITIES, INC., as Joint-Lead Arrangers, and KEYBANC CAPITAL MARKETS INC., as Sole Book Manager.

R E C I T A L S

WHEREAS, the Borrower, KeyBank, individually and as administrative agent, and the other parties thereto have entered into that certain Fourth Amended and Restated Credit Agreement dated as of August 18, 2022, as amended by that certain First Amendment to Fourth Amended and Restated Credit Agreement dated as of January 18, 2023 (collectively, the “Original Credit Agreement”); and

WHEREAS, Borrower has requested that Agent and the Lenders make certain modifications to the Original Credit Agreement;

WHEREAS, the Borrower, the Agent and the Lenders desire to amend and restate the Original Credit Agreement in its entirety;

NOW, THEREFORE, in consideration of the recitals herein and mutual covenants and agreements contained herein, the parties hereto hereby amend and restate the Original Credit Agreement in its entirety and covenant and agree as follows:

§1. DEFINITIONS AND RULES OF INTERPRETATION.

§1.1 Definitions. The following terms shall have the meanings set forth in this §l or elsewhere in the provisions of this Agreement referred to below:

Additional Commitment Request Notice. See §2.11(a).

Additional Guarantor. Each additional Subsidiary of Borrower or Parent which becomes a Guarantor pursuant to §5.2.

Affected Financial Institution. Any (a) EEA Financial Institution or (b) UK Financial Institution.

Affected Lender. See §4.15.

Affiliate. An Affiliate, as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means (a) the possession, directly or indirectly, of the power to vote ten percent (10%) or more of the stock, shares, voting trust certificates, beneficial interest, partnership interests, member interests or other interests having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise, or (b) the ownership of (i) a general partnership interest, (ii) a managing member’s or manager’s interest in a limited liability company or (iii) a limited partnership interest or preferred stock (or other ownership interest) representing ten percent (10%) or more of the outstanding limited partnership interests, preferred stock or other ownership interests of such Person.

Agent. KeyBank National Association, acting as administrative agent for the Lenders, and its successors and assigns.

Agent’s Head Office. The Agent’s head office located at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other location as the Agent may designate from time to time by notice to the Borrower and the Lenders.

Agent’s Special Counsel. Dentons US LLP or such other counsel as selected by Agent.

Agreement. This Fifth Amended and Restated Credit Agreement, including the Schedules and Exhibits hereto.

Agreement Regarding Fees. See §4.2.

Applicable Law. Collectively, all applicable international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

Applicable Lending Office. With respect to each Lender, the office designated by such Lender to the Agent as such Lender’s lending office for all purposes of this Agreement. A Lender may have a different Applicable Lending Office for Base Rate Loans and SOFR Rate Loans.

Applicable Margin.

(a) From and after the Closing Date (and unless and until the Borrower and/or Parent obtains an Investment Grade Rating and Borrower elects to have the Applicable Margin determined pursuant to subparagraph (b) below), the Applicable Margin for SOFR Rate Loans and Base Rate Loans of each Class shall be a percentage per annum as set forth below based on the ratio of the Consolidated Total Indebtedness to the Consolidated Total Asset Value:

Pricing Level	Ratio	Revolving Credit SOFR Rate Loans	Revolving Credit Base Rate Loans	Term Loan SOFR Rate Loans	Term Loan Base Rate Loans
1	Less than or equal to 40%	1.40%	0.40%	1.35%	0.35%
2	Greater than 40% but less than or equal to 45%	1.45%	0.45%	1.40%	0.40%
3	Greater than 45% but less than or equal to 50%	1.60%	0.60%	1.55%	0.55%
4	Greater than 50% but less than or equal to 55%	1.85%	0.85%	1.80%	0.80%
5	Greater than 55%	2.10%	1.10%	2.05%	1.05%

The Applicable Margin as of the Closing Date shall be at Pricing Level 3. The Applicable Margin shall not be adjusted based upon such ratio, if at all, until the first (1st) Business Day following the delivery by Parent to the Agent of the Compliance Certificate at the end of a calendar quarter. In the event that Parent shall fail to deliver to the Agent a quarterly Compliance Certificate on or before the date required by §7.4(c), then without limiting any other rights of the Agent and the Lenders under this Agreement, the Applicable Margin shall be at Pricing Level 5 until such failure is cured within any applicable cure period, in which event the Applicable Margin shall adjust, if necessary, on the first (1st) Business Day following receipt of such Compliance Certificate.

In the event that the Agent and Parent determine that any financial statements previously delivered were incorrect or inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) Parent shall as soon as practicable deliver to the Agent the corrected financial statements for such Applicable Period, (ii) the Applicable Margin shall be determined as if the Pricing Level for such higher Applicable Margin were applicable for such Applicable Period, and (iii) the Borrower shall within five (5) Business Days of demand thereof by the Agent pay to the Agent the accrued additional amount owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Agent in accordance with this Agreement.

(b) From and after the time that Agent first receives written notice from Borrower that Borrower and/or Parent has first obtained an Investment Grade Rating and that Borrower elects to use such Investment Grade Rating as the basis for the Applicable Margin, the Applicable Margin for SOFR Rate Loans and Base Rate Loans of each Class shall mean, as of any date of determination, a percentage per annum determined by reference to the Credit Rating Level as set forth below (provided that any accrued interest payable at the Applicable Margin determined by reference to the ratio of Consolidated Total Indebtedness to Consolidated Total Asset Value shall be payable as provided in §2.6):

Pricing Level	Credit Rating Level	Revolving Credit SOFR Rate Loans	Revolving Credit Base Rate Loans	Term Loan SOFR Rate Loans	Term Loan Base Rate Loans
1	Credit Rating Level 1	0.725%	0.00%	0.80%	0.00%
2	Credit Rating Level 2	0.775%	0.00%	0.85%	0.00%
3	Credit Rating Level 3	0.85%	0.00%	0.95%	0.00%
4	Credit Rating Level 4	1.05%	0.05%	1.20%	0.20%
5	Credit Rating Level 5	1.40%	0.40%	1.60%	0.60%

At such time as this subparagraph (b) is applicable, the Applicable Margin for each Base Rate Loan shall be determined by reference to the Credit Rating Level in effect from time to time, and the Applicable Margin for any Interest Period for all SOFR Rate Loans comprising part of the same borrowing shall be determined by reference to the Credit Rating Level in effect on the first (1st) day of such Interest Period; provided, however that no change in the Applicable Margin resulting from the application of the Credit Rating Levels or a change in the Credit Rating Level shall be effective until three (3) Business Days after the date on which the Agent receives written notice of the application of the Credit Rating Levels or a change in such Credit Rating Level. From and after the first time that the Applicable Margin is based on Borrower’s or Parent’s Credit Rating Level, the Applicable Margin shall no longer be calculated by reference to the ratio of Consolidated Total Indebtedness to Consolidated Total Asset Value.

Arranger. KeyBanc Capital Markets, Inc., or any successor.

Assignment and Acceptance Agreement. See §18.1.

Authorized Officer. Any of the following Persons: David Gladstone, Michael LiCalsi, Gary Gerson, Jay Beckhorn, Arthur S. Cooper and such other Persons as Borrower shall designate in a written notice to Agent.

Available Tenor. As of any date of determination and with respect to the then-current Benchmark, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement, or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to §4.17(d).

Bail-In Action. The exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

Bail-In Legislation. (a) With respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

Balance Sheet Date. June 30, 2025.

Bankruptcy Code. Title 11, U.S.C.A., as amended from time to time or any successor statute thereto.

Base Rate. The greatest of (i) the fluctuating annual rate of interest established from time to time by the Agent at the Agent’s Head Office as its “prime rate”, (ii) one half of one percent (0.5%) above the Federal Funds Effective Rate, (iii) Term SOFR for a one month tenor in effect on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus one percent (1.0%) per annum, or (iv) one percent (1.0%) per annum. The Base Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. Any change in the Base Rate due to a change in the prime rate, the Federal Funds Effective Rate or Term SOFR shall be effective from and including the effective date of such change in the prime rate, the Federal Funds Effective Rate or Term SOFR, respectively, without notice or demand of any kind.

Base Rate Loans. Collectively, the Revolving Credit Base Rate Loans and the Term Loan Base Rate Loans, bearing interest calculated by reference to the Base Rate.

Benchmark. Initially, with respect to (a) any Daily Simple SOFR Loan, Daily Simple SOFR, and (b) any Term SOFR Loan, Term SOFR; provided that if a Benchmark Transition Event has occurred with respect to the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to §4.17.

Benchmark Replacement. With respect to any Benchmark Transition Event for the then-current Benchmark, the sum of: (i) the alternate benchmark rate that has been selected by the Agent as the replacement for such Benchmark giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for syndicated credit facilities denominated in Dollars at such time and (ii) the related Benchmark Replacement Adjustment, if any; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

Benchmark Replacement Adjustment. With respect to any replacement of any then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), if any, that has been selected by the Agent giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar denominated syndicated credit facilities.

Benchmark Replacement Date. The earlier to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

Benchmark Transition Event. With respect to the then-current Benchmark, the occurrence of one or more of the following events with respect to such Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

Benchmark Transition Start Date. With respect to any Benchmark, in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

Benchmark Unavailability Period. With respect to any then-current Benchmark, the period (if any) (i) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with §4.15 and (ii) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with §4.17.

Beneficial Ownership Certification. As to Borrower, a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation which is otherwise in form and substance satisfactory to the Agent or any Lender requesting the same.

Beneficial Ownership Regulation. 31 C.F.R. § 1010.230.

BHC Act Affiliate. With respect to any Person, means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such Person.

Borrower. As defined in the preamble hereto.

Breakage Costs. See §4.8.

Building. With respect to each Subject Property or parcel of Real Estate, all of the buildings, structures and improvements now or hereafter located thereon.

Business Day. (i) any day other than Saturday, Sunday or any other day on which commercial banks in Cleveland, Ohio or New York, New York are authorized or required by law to close and (ii) with respect to any matters relating to SOFR Rate Loans, SOFR Business Day.

Calculation Period. With respect to any calculation made, the four (4) fiscal quarters most recently ended.

Capitalization Rate. The Capitalization Rate shall be equal to, (a) for Industrial Assets, or portion thereof, which are leased to Investment Grade Tenants with respect to which the applicable Lease(s) have an average remaining lease term of at least three (3) years remaining at the time of determination, six and three-quarters percent (6.75%) (provided, for the avoidance of doubt, that if only a portion of any such Industrial Asset is leased to Investment Grade Tenant(s) with respect to which the applicable Lease(s) have an average remaining lease term of at least three (3) years remaining at the time of determination, then the capitalization rate of six and three-quarters percent (6.75%) shall only apply to the income from such Real Estate that is attributable to such qualifying Lease(s)), (b) for Industrial Assets, except such Industrial Assets (or portion thereof) which are included in clause (a) above, seven percent (7.00%); and (c) for all Real Estate other than Industrial Assets, seven and three-quarters percent (7.75%).

Capitalized Lease. A lease under which the discounted future rental payment obligations of the lessee or the obligor are required to be capitalized on the balance sheet of such Person in accordance with GAAP.

Cash Equivalents. As of any date, (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one (1) year from such date, (ii) time deposits and certificates of deposits having maturities of not more than one (1) year from such date and issued by any domestic commercial bank having, (A) senior long term unsecured debt rated at least A or the equivalent thereof by S&P or A2 or the equivalent thereof by Moody’s and (B) capital and surplus in excess of $100,000,000.00, (iii) commercial paper rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within one hundred twenty (120) days from such date, and (iv) shares of any money market mutual fund rated at least AAA or the equivalent thereof by S&P or at least Aaa or the equivalent thereof by Moody’s.

CERCLA. See §6.20.

Change of Control. A Change of Control shall exist upon the occurrence of any of the following:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any shareholder owning a five percent (5%) or greater interest in the Parent) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of forty nine percent (49%) of the common shares of Parent on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b) during any period of 12 consecutive months, a majority of the members of the board of directors of Parent cease to be composed of individuals (i) who were members of that board on the first day of such period, (ii) whose election or nomination to that board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or (iii) whose election or nomination to that board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board; or

(c) Parent fails to own, directly or indirectly, at least fifty one percent (51%) of the economic, voting and beneficial interests in Borrower and the Trust, shall fail to own such interests free of any lien, encumbrance or other adverse claim, or shall fail to control the management and policies of the Trust; or

(d) The Trust shall fail to be the sole general partner of Borrower, shall fail to own such general partnership interest in Borrower free of any lien, encumbrance or other adverse claim, or shall fail to control the management and policies of Borrower; or

(e) Borrower fails to own directly or indirectly, free of any lien, encumbrance or other adverse claim (except those granted in favor of Agent pursuant to the Loan Documents), at least one hundred percent (100%) of the economic, voting and beneficial interest of each Unencumbered Property Subsidiary.

Change in Law. The occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

Class. When used in reference to any Loan (or borrowing thereof), such term refers to whether such Loan (or the Loans comprising such borrowing) are Revolving Credit Loans, Term Loans A, Term Loans B or Term Loans C and, when used in reference to any Commitment, such term refers to whether such Commitment is a Revolving Credit Commitment, Term Loan A Commitment, Term Loan B Commitment or Term Loan C Commitment.

Closing Date. The date of this Agreement.

CME. CME Group Benchmark Administration Ltd.

Code. The Internal Revenue Code of 1986, as amended, and all regulations and formal guidance issued thereunder having the force of law.

Collateral Account. A special deposit account established by the Agent pursuant to §12.6 and under its sole dominion and control.

Commitment. With respect to each Lender, the aggregate of (a) the Revolving Credit Commitment of such Lender, (b) the Term Loan A Commitment of such Lender, and (c) the Term Loan B Commitment of such Lender, and (d) the Term Loan C Commitment of such Lender.

Commitment Increase. An increase in the Total Revolving Credit Commitment, the Total Term Loan A Commitment, the Total Term Loan B Commitment and/or the Total Term Loan C Commitment pursuant to §2.11.

Commitment Increase Date. See §2.11(a).

Commitment Percentage. With respect to each Lender, the percentage set forth on Schedule 1 hereto as such Lender’s percentage of the Total Commitment, as the same may be changed from time to time in accordance with the terms of this Agreement; provided that if any of the Commitments of the Lenders have been terminated as provided in this Agreement, then the Commitment of each Lender shall be determined based on the Commitment Percentage of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

Commodity Exchange Act. The Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

Communications. See §7.4.

Compliance Certificate. See §7.4(c).

Conforming Changes. With respect to either the use or administration of Daily Simple SOFR or Term SOFR, or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “SOFR Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters) that the Agent decides, in consultation with the Borrower, may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Agent decides, in consultation with the Borrower, is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

Connection Income Taxes. Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

Consolidated. With reference to any term defined herein, that term as applied to the accounts of a Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

Consolidated EBITDA. For any period, an amount equal to the EBITDA of Borrower and its Subsidiaries for such period determined on a Consolidated basis.

Consolidated Fixed Charges. For any period, the sum of (a) Consolidated Interest Expense for such period, plus (b) all regularly scheduled principal payments made with respect to Indebtedness of Parent and its Subsidiaries during such period, other than any balloon, bullet or similar principal payment which repays such Indebtedness in full, plus (c) all Preferred Distributions for such period. Such Person’s Equity Percentage in the Consolidated Fixed Charges of its Unconsolidated Affiliates shall be included in the determination of Consolidated Fixed Charges. Consolidated Fixed Charges shall not include dividends paid or payable on account of any common stock issued by Parent or the Borrower, including any Senior Common Stock.

Consolidated Interest Expense. For any period, without duplication, (a) total Interest Expense of Parent and its Subsidiaries determined on a Consolidated basis for such period, plus (b) such Person’s Equity Percentage of Interest Expense of its Unconsolidated Affiliates for such period.

Consolidated Net Operating Income. For any Real Estate and for a given period, an amount equal to the sum of (a) the rents and other revenues for such Real Estate for such period received in the ordinary course of business (excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent) minus (b) all expenses incurred and related to the ownership, operation or maintenance of such Real Estate for such period, but specifically excluding general overhead expenses of the Borrower and its Subsidiaries, any property management fees, debt service charges, income taxes, depreciation, amortization and other non-cash expenses, minus (c) the greater of (i) actual property management expenses of such Real Estate or (ii) an amount equal to two percent (2.0%) of the gross revenues from such Real Estate. Consolidated Net Operating Income shall be adjusted to remove any impact from straight-line rent leveling adjustments (in excess of ten percent (10%) of rental income as reported on the GAAP operating statement) required under GAAP.

Consolidated Tangible Net Worth. As of any date of determination, the amount by which Consolidated Total Asset Value exceeds Consolidated Total Indebtedness.

Consolidated Total Asset Value. On a Consolidated basis for the Parent and its Subsidiaries, Consolidated Total Asset Value shall mean the sum (without duplication) of:

(a) (x) the Consolidated Net Operating Income for the Calculation Period of all Real Estate owned by Parent, the Borrower or any of their respective Subsidiaries for four (4) full fiscal quarters or more (other than Consolidated Net Operating Income from any Real Estate whose inclusion in the calculation of Consolidated Total Asset Value was pursuant to clauses (d) and (e) of this definition) annualized, as applicable, with the product thereof being divided by (y) the applicable Capitalization Rate; plus

(b) the book value determined in accordance with GAAP of all Real Estate (other than the Subject Properties) owned by Parent, the Borrower or any of their respective Subsidiaries for less than four (4) full fiscal quarters; plus

(c) the book value determined in accordance with GAAP of all Mortgage Receivables, Second Lien Mortgage Receivables and Mezzanine Loans owned by Parent, the Borrower or any of their respective Subsidiaries; plus

(d) the book value determined in accordance with GAAP of all Development Properties owned by Parent, the Borrower or any of their respective Subsidiaries; plus

(e) the book value determined in accordance with GAAP of all Land Assets owned by Parent, the Borrower or any of their respective Subsidiaries; plus

(f) the aggregate amount of all Unrestricted Cash and Cash Equivalents of Parent, the Borrower and their respective Subsidiaries as of the date of determination; plus

(g) with respect to any Real Estate owned by an Unconsolidated Affiliate of the Borrower for (x) less than four (4) full fiscal quarters or (y) consisting of Development Properties or Land Assets, an amount equal to Borrower’s Equity Percentage in such Unconsolidated Affiliate multiplied by the book value determined in accordance with GAAP of all Real Estate; plus

(h) with respect to any Real Estate owned by an Unconsolidated Affiliate of the Borrower for four (4) full fiscal quarters or more (except for any Real Estate owned by an Unconsolidated Affiliate of the Borrower which is a Development Property or is a Land Asset whose inclusion in the calculation of Consolidated Total Asset Value was pursuant to clause (g) above), (x) the Consolidated Net Operating Income for the Calculation Period of such Real Estate annualized, as applicable, multiplied by (x) an amount equal to Borrower’s Equity Percentage in such Unconsolidated Affiliate, with the product thereof being divided by (z) the applicable Capitalization Rate; plus

(i) with respect to any Mortgage Receivable, Second Lien Mortgage Receivable or Mezzanine Loan owned by an Unconsolidated Affiliate of Borrower, Borrower’s Equity Percentage in such Unconsolidated Affiliate multiplied by the book value determined in accordance with GAAP of all such Mortgage Receivables, Second Lien Mortgage Receivables and Mezzanine Loans.

Consolidated Total Asset Value will be adjusted, as appropriate, for acquisitions, dispositions and other changes to the portfolio during the calendar quarter most recently ended prior to a date of determination.

Consolidated Total Indebtedness. All indebtedness of Parent and its Subsidiaries determined on a Consolidated basis and all Indebtedness of Parent and its Subsidiaries determined on a Consolidated basis, whether or not so classified. Consolidated Total Indebtedness shall not include Trust Preferred Equity or Mandatorily Redeemable Stock. Consolidated Total Indebtedness shall include (without duplication), such Person’s Equity Percentage of the foregoing of its Unconsolidated Affiliates.

Consolidated Total Secured Debt. On any date of determination, all Secured Debt (other than Equity Pledge Secured Debt) of Parent and its Subsidiaries determined on a Consolidated basis and shall include (without duplication) such Person’s Equity Percentage of the Secured Debt (other than Equity Pledge Secured Debt) of its Unconsolidated Affiliates.

Consolidated Total Unsecured Debt. On any date of determination, all Unsecured Debt of Parent and its Subsidiaries determined on a Consolidated basis and shall include (without duplication) such Person’s Equity Percentage of the Unsecured Debt of its Unconsolidated Affiliates.

Construction in Progress. On a consolidated basis for Borrower and its Subsidiaries, the sum of all cash expenditures for land and improvements (including indirect costs internally allocated and development costs) in accordance with GAAP on properties that are under construction or with respect to which construction is reasonably scheduled to commence within twelve (12) months of the relevant determination (any such property, a “Development Property”). For the purposes of calculating Construction in Progress of Borrower and its Subsidiaries with respect to properties under construction of Unconsolidated Affiliates, the Construction in Progress of Borrower and its Subsidiaries shall be the lesser of (a) the Investment of Borrower or its Subsidiary in the applicable Unconsolidated Affiliate or (b) the Borrower’s or such Subsidiary’s pro rata share (based upon the Equity Percentage of such Person in such Unconsolidated Affiliate) of such Unconsolidated Affiliate’s Construction in Progress.

Contribution Agreement. That certain Fifth Amended and Restated Contribution Agreement dated of even date herewith among the Borrower, the Guarantors and each Additional Guarantor which may hereafter become a party thereto, as the same may be modified, amended or ratified from time to time.

Conversion/Continuation Request. A written notice given by the Borrower to the Agent of its election to convert or continue a Loan in accordance with §4.1.

Corresponding Tenor. With respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

Covered Entity. Any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

Covered Party. See §37.

Credit Rating. As of any date of determination, the highest credit rating assigned to Borrower’s or Parent’s long-term senior unsecured non-credit enhanced debt by any of the Rating Agencies as determined pursuant to this definition. A credit rating of BBB- from S&P or Fitch shall be equivalent to a credit rating of Baa3 from Moody’s and vice versa. A credit rating of BBB from S&P or Fitch shall be equivalent to a credit rating of Baa2 from Moody’s and vice versa. A credit rating of BBB+ from S&P or Fitch shall be equivalent to a credit rating of Baa1 by Moody’s and vice versa. A credit rating of A- from S&P or Fitch shall be equivalent to a credit rating of A3 by Moody’s and vice versa. It is the intention of the parties that Borrower or Parent shall obtain a credit rating from either or both of S&P or Moody’s, but may also seek an additional credit rating from Fitch, and the Borrower shall be entitled to the benefit of the Credit Rating Level for any such credit rating subject to the terms and conditions of this definition. If Borrower shall have obtained a credit rating from two or more of the Rating Agencies, the highest of the ratings shall control, provided that the next highest rating is only one level below that of the highest rating. If the rating which is second from highest is more than one level below that of the highest rating, the operative rating would be deemed to be one rating level higher than the rating which is second from highest. In the event that Borrower and/or Parent shall have obtained a credit rating from two or more of the Rating Agencies and shall thereafter lose such rating (whether as a result of a withdrawal, suspension, election to not obtain a rating, or otherwise) from one of the Rating Agencies (unless if such lost rating was provided by Fitch), the operative rating would be deemed to be one rating level lower than the highest remaining rating; provided, however, that if at any time the only remaining credit rating has been issued by Fitch, Borrower and/or Parent shall be deemed for the purposes hereof not to have a Credit Rating and Credit Rating Level 5 shall apply. In the event that Borrower and/or Parent shall have obtained a credit rating from one or more of the Rating Agencies and shall thereafter lose such ratings (whether as a result of withdrawal, suspension, election to not obtain a rating, or otherwise) from each of the Rating Agencies, Borrower and/or Parent shall be deemed for the purposes hereof not to have a Credit Rating and Credit Rating Level 5 shall apply. If at any time any of the Rating Agencies shall no longer perform the functions of a securities rating agency, then the Borrower and the Agent shall promptly negotiate in good faith to agree upon a substitute rating agency or agencies (and to correlate the system of ratings of each substitute rating agency with that of the rating agency being replaced), and pending such amendment, the credit rating of the other of the Rating Agencies, if one has been provided, shall continue to apply (provided that if the only remaining credit rating has been issued by Fitch, Borrower and/or Parent shall be deemed for the purposes hereof not to have a Credit Rating and Credit Rating Level 5 shall apply).

Credit Rating Level. One of the following five (5) pricing levels, as applicable, and provided, further, that, from and after the time that Agent receives written notice that Borrower and/or Parent has first obtained an Investment Grade Rating and Borrower has elected to use the Credit Rating of Borrower or Parent as the basis for the Applicable Margin:

“Credit Rating Level 1” means the Credit Rating Level which would be applicable for so long as the Credit Rating is greater than or equal to A- by S&P or Fitch or A3 by Moody’s;

“Credit Rating Level 2” means the Credit Rating Level which would be applicable for so long as the Credit Rating is greater than or equal to BBB+ by S&P or Fitch or Baa1 by Moody’s and Credit Rating Level 1 is not applicable; and

“Credit Rating Level 3” means the Credit Rating Level which would be applicable for so long as the Credit Rating is greater than or equal to BBB by S&P or Fitch or Baa2 by Moody’s and Credit Rating Levels 1 and 2 are not applicable;

“Credit Rating Level 4” means the Credit Rating Level which would be applicable for so long as the Credit Rating is greater than or equal to BBB- by S&P or Fitch or Baa3 by Moody’s and Credit Rating Levels 1, 2 and 3 are not applicable; and

“Credit Rating Level 5” means the Credit Rating Level which would be applicable for so long as the Credit Rating is less than BBB- by S&P or Fitch or Baa3 by Moody’s or there is no Credit Rating.

Daily Simple SOFR. For any day (a “SOFR Rate Day”), a rate per annum (rounded in accordance with the Agent’s customary practice) equal to SOFR for the day (such day, the “SOFR Determination Day”) that is five (5) SOFR Business Days (or such other period as determined by the Agent based on then prevailing market conventions) prior to (i) if such SOFR Rate Day is a SOFR Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a SOFR Business Day, the SOFR Business Day immediately preceding such SOFR Rate Day, in each case, as and when SOFR for such SOFR Rate Day is published by the Daily Simple SOFR Administrator on the SOFR Administrator’s Website. If by 5:00 pm (New York City time) on the second (2nd) SOFR Business Day immediately following any SOFR Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first preceding SOFR Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided, that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower. Notwithstanding the foregoing, if Daily Simple SOFR as so determined would be less than the Floor, then Daily Simple SOFR will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

Daily Simple SOFR Loan. Each Loan bearing interest at a rate based upon Daily Simple SOFR.

Default. See §12.1.

Default Rate. See §4.12.

Default Right. Such term shall have the meaning assigned to it in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

Defaulting Lender. Any Lender that, as reasonably determined by the Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit, within two (2) Business Days of the date required to be funded by it hereunder and such failure is continuing, unless such failure arises out of such Lender’s good faith determination that a condition precedent to funding (specifically identified) has not been satisfied, (b) (i) has notified the Borrower or the Agent that it does not intend to comply with its funding obligations hereunder or (ii) has made a public statement to that effect with respect to its funding obligations under other agreements generally in which it commits to extend credit, unless with respect to this clause (b), such failure arises from such Lender’s good faith determination that a condition precedent to funding (specifically identified) has not been satisfied, (c) has failed, within two (2) Business Days after request by the Agent, to confirm in a manner reasonably satisfactory to the Agent and Borrower that it will comply with its funding obligations; provided that, notwithstanding the provisions of §2.13, such Lender shall cease to be a Defaulting Lender upon the Agent’s receipt of confirmation that such Defaulting Lender will comply with its funding obligations, (d) is subject to any Bail-In Action, or (e) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any bankruptcy, insolvency, reorganization, liquidation, conservatorship, assignment for the benefit of creditors, moratorium, receivership, rearrangement or similar debtor relief law of the United States or other applicable jurisdictions from time to time in effect, including any law for the appointment of the Federal Deposit Insurance Corporation or any other state or federal regulatory authority as receiver, conservator, trustee, administrator or any similar capacity, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity, charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment, or (iv) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts of the United States or from the enforcement of judgments or writs of attachment of its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow, or disaffirm any contracts or agreements made with such Person. Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to §2.13(g)) upon delivery of written notice of such determination to the Borrower and each Lender.

Derivatives Contract. Any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement. Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement. Notwithstanding anything to the contrary, the term “Derivatives Contract” shall not include rate-lock provisions with respect to long-term mortgage contracts or repurchase agreements not otherwise prohibited by this Agreement.

Derivatives Termination Value. In respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Derivatives Contracts, (a) for any date on or after the date such Derivatives Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Derivatives Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Derivatives Contracts (which may include the Agent or any Lender).

Designated Person. See §6.31.

Development Property. As defined in the definition of Construction in Progress.

Directions. See §14.13.

Distribution. Any (a) dividend or other distribution, direct or indirect, on account of any Equity Interest of Parent, the Borrower, or any of their respective Subsidiaries now or hereafter outstanding, except a dividend payable solely in Equity Interests of identical class to the holders of that class; (b) redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of Parent, the Borrower or any of their respective Subsidiaries now or hereafter outstanding; and (c) payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of Parent, the Borrower, or any of their respective Subsidiaries now or hereafter outstanding.

Dollars or $. Dollars in lawful currency of the United States of America.

Drawdown Date. The date on which any Loan is made or is to be made, and the date on which any Loan which is made prior to the applicable Maturity Date for such Class of Loan is converted in accordance with §4.1.

EBITDA. With respect to a Person for any period (without duplication): (a) net income (or loss) of such Person for such period determined on a consolidated basis in accordance with GAAP, exclusive of the following (but only to the extent included in the determination of such net income (loss)): (i) depreciation and amortization expense; (ii) interest expense; (iii) income tax expense; (iv) gains and losses on the sale of assets and other extraordinary or non-recurring gains and losses; (v) subordinated management fees; (vi) distributions to minority owners; and (viii) one-time non-recurring items; plus (b) such Person’s pro rata share of EBITDA determined in accordance with clause (a) above of its Unconsolidated Affiliates. EBITDA shall be adjusted to remove any impact from (A) straight line rent leveling adjustments (in excess of ten percent (10%) of rental income as reported on the GAAP operating statement) required under GAAP and (B) non-cash compensation expenses (to the extent such adjustments would otherwise have been included in the determination of EBITDA). For purposes of this definition, nonrecurring items shall be deemed to include, but not be limited to, (w) transaction costs incurred in connection herewith, (x) gains and losses on early extinguishment of Indebtedness, (y) non-cash severance and other non-cash restructuring charges and (z) transaction costs of acquisitions required to be expensed under FASB ASC 805 which are not permitted to be capitalized pursuant to GAAP.

Notwithstanding the foregoing, to the extent any nonrecurring items are included in the calculation of EBITDA, such non-recurring income and expense shall not be annualized for purposes of calculating Consolidated EBITDA.

EEA Financial Institution. (a) Any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

EEA Member Country. Any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

EEA Resolution Authority. Any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

Electronic System. See §7.4.

Eligible Real Estate. Real Estate:

(a) which is wholly-owned in fee (or leased under a ground lease acceptable to the Agent in its reasonable discretion) by an Unencumbered Property Subsidiary (it being understood that the ground lease for the WPI07 Tulsa Property shall be an acceptable ground lease);

(b) which is located within the contiguous 48 States of the continental United States or the District of Columbia;

(c) which is improved by an income-producing office, industrial, manufacturing, retail, distribution, medical/healthcare, data center or flex property, which contains improvements that are in operating condition and available for occupancy, and with respect to which valid certificates of occupancy or the equivalent for all buildings thereon have been issued and are in full force and effect;

(d) as to which all of the representations set forth in §6 of this Agreement concerning the Subject Property are true and correct;

(e) as to which the Agent and the Required Lenders, as applicable, have received and approved all Eligible Real Estate Qualification Documents, or will receive and approve them prior to inclusion of such Eligible Real Estate in the calculation of the Unencumbered Asset Value; and

(f) which is in compliance with and would not cause a Default under the provisions of §7.16.

Eligible Real Estate Qualification Documents. See §7.16.

Eligible Tenant. A tenant in Eligible Real Estate that satisfies each of the following requirements at all times: (i) such tenant is not a natural person and is a legal operating entity, duly organized and validly existing under the laws of its jurisdiction of organization; (ii) such tenant is not the subject of any Insolvency Event; (iii) no default, event of default or event which with the giving of notice or the expiration of time would constitute a default or event of default has occurred and is continuing with respect to any other lease relating to a property included in the calculation of the Unencumbered Asset Value to which such tenant is a party; and (iv) such tenant is in compliance with the material terms and conditions of such lease.

Employee Benefit Plan. Any employee benefit plan within the meaning of §3(3) of ERISA maintained or contributed to by either of the Borrower or any ERISA Affiliate, other than a Multiemployer Plan.

Environmental Laws. See §6.20(a).

Equity Interests. With respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

Equity Offering. The issuance and sale after the Closing Date by Parent, the Borrower or any Subsidiary of Borrower of any equity securities of such Person.

Equity Percentage. The aggregate ownership percentage of the Borrower, the Guarantors or their respective Subsidiaries in each Unconsolidated Affiliate.

Equity Pledge Secured Debt. (a) Indebtedness of Parent or a Subsidiary of Parent (other than any Subsidiary of Borrower which directly or indirectly owns or leases a Subject Property) which is secured by a Lien on any direct or indirect Equity Interests in a Subsidiary of Parent (other than Borrower or any Subsidiary of Borrower which directly or indirectly owns or leases a Subject Property), including, without limitation, any Distributions or rights to Distributions on account of such Equity Interests, and (b) in the event the Loans or Letter of Credit Liabilities are at any time secured by a Lien on any direct or indirect Subsidiary of Parent or its Subsidiaries, Equity Pledge Secured Debt shall include the Loans and Letter of Credit Liabilities.

ERISA. The Employee Retirement Income Security Act of 1974, as amended and in effect from time to time and all regulations and formal guidelines issued thereunder.

ERISA Affiliate. Any Person which is treated as a single employer with the Borrower, the Guarantors or their respective Subsidiaries under §414 of the Code or Section 4001 of ERISA.

ERISA Reportable Event. A reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived or any other event with respect to which the Borrower, a Guarantor or an ERISA Affiliate could reasonably be expected to have liability under Section 4062(e) or Section 4063 of ERISA.

Erroneous Payment. See §14.15(a).

Erroneous Payment Deficiency Assignment. See §14.15(d).

Erroneous Payment Impacted Class. See §14.15(d).

Erroneous Payment Return Deficiency. See §14.15(d).

Erroneous Payment Subrogation Rights. See §14.15(d).

EU Bail-In Legislation Schedule. The EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

Event of Default. See §12.1.

Excluded Subsidiary. Any Person which is as of the date of this Agreement, or becomes after the date of this Agreement, a Subsidiary of Parent which is prohibited from guaranteeing the Indebtedness of any other Person pursuant to (a) any document, instrument or agreement evidencing Secured Debt permitted by this Agreement or (b) a provision of such Subsidiary’s organizational documents, as a condition to the extension of such Secured Debt.

Excluded Taxes. Any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to an Applicable Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under §4.15 as a result of costs sought to be reimbursed pursuant to §4.4 or under §18.9) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to §4.4, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with §4.4(g), and (d) any U.S. United States federal withholding Taxes imposed under FATCA.

Exiting Lender. Each “Lender” under the Original Credit Agreement that is not a Lender under this Agreement.

Facility Fee. See §2.3(b).

FASB. The Financial Accounting Standards Board of the Financial Accounting Foundation.

FASB ASC 805. Topic 805 of FASB’s Accounting Standards Codification, as issued by FASB in December of 2010, and updated as of January of 2017, and becoming effective with respect to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008 (previously codified as Financial Accounting Standard 141 (revised), as issued by FASB in December of 2007, and becoming effective January 1, 2009).

FATCA. Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

Federal Funds Effective Rate. For any day, the rate per annum (rounded upward to the nearest one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of New York on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate”. In the event that the Federal Funds Effective Rate shall be less than zero, then for the purposes of this Agreement the Federal Funds Effective Rate shall be deemed to be zero.

Federal Reserve Board. The Board of Governors of the Federal Reserve System of the United States.

Fitch. Fitch Ratings Inc., and any successor thereto.

Floor. A rate of interest equal to zero percent (0.0%) per annum.

Foreign Lender. If the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

Fronting Exposure. At any time there is a Defaulting Lender, with respect to the Issuing Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of the outstanding Letter of Credit Liabilities other than Letter of Credit Liabilities as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Credit Lenders or cash collateral or other credit support acceptable to the Issuing Lender shall have been provided in accordance with the terms hereof.

Funds from Operations. With respect to any Person for any period, an amount equal to the Net Income (or Loss) of such Person for such period, computed in accordance with GAAP, excluding gains (or losses) from extraordinary items or non-recurring gains or losses (but including gains or losses on sales of Real Estate in the ordinary course of business, e.g. build to suits), plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be recalculated to reflect funds from operations on the same basis. “Funds from Operations” shall be adjusted to remove any impact of the expensing of acquisition costs pursuant to FASB ASC 805, including, without limitation, (i) the addition to Net Income of costs and expenses related to ongoing consummated acquisition transactions during such period; and (ii) the subtraction from Net Income of costs and expenses related to acquisition transactions terminated during such period.

GAAP. Principles that are (a) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time and (b) consistently applied with past financial statements of the Person adopting the same principles; provided that a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in generally accepted accounting principles) as to financial statements in which such principles have been properly applied.

Governmental Authority. Any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law, and including any supra-national bodies such as the European Union or the European Central Bank.

Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

Guarantors. Collectively, Parent and all Subsidiary Guarantors, and individually any one of them.

Guaranty. The Fifth Amended and Restated Unconditional Guaranty of Payment and Performance dated of even date herewith made by Parent and the Subsidiary Guarantors in favor of the Agent and the Lenders, as the same may be modified, amended or ratified.

Hazardous Substances. See §6.20(b).

Implied Unsecured Debt Service. On any date of determination, an amount equal to the annual principal and interest payment sufficient to amortize in full during a thirty (30) year period, a loan in an amount equal to the sum of the aggregate principal balance of all Unsecured Debt of the Parent and its Subsidiaries (including the Loans and the Letter of Credit Liabilities) determined on a Consolidated basis as of such date, calculated using an interest rate equal to the greater of (a) two and one quarter percent (2.25%) plus the then current annual yield on ten (10) year obligations issued by the United States Treasury most recently prior to the date of determination as determined by the Agent and (b) five and three-quarters percent (5.75%).

Increase Notice. See §2.11(a).

Indebtedness. With respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed (other than trade debt incurred in the ordinary course of business which is not more than ninety (90) days past due); (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered and are due more than three (3) months from the date of incurrence of the obligation in respect thereof or evidenced by a note or similar instrument; (c) obligation of such Person as a lessee or obligor under a Capitalized Lease; (d) all reimbursement obligations of such Person under any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off-Balance Sheet Obligations of such Person; (f) all obligations of such Person in respect of any purchase obligation, takeout commitment or forward equity commitment and net obligations of such Person in respect of any repurchase obligation; (g) net obligations under any Derivatives Contract not entered into as a hedge against existing Indebtedness, in an amount equal to the Derivatives Termination Value thereof; (h) all obligations of such Person to redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (i) all Indebtedness of other Persons which such Person has guaranteed or is otherwise recourse to such Person (except for guaranties of Non-recourse Exclusions, other customary exceptions for fraud, misapplication of funds, environmental indemnities, violation of “special purpose entity” covenants, and other similar exceptions to recourse liability, until a claim is made with respect thereto, and then shall be included only to the extent of the amount of such claim), including liability of a general partner in respect of liabilities of a partnership in which it is a general partner which would constitute “Indebtedness” hereunder, any obligation to supply funds to or in any manner to invest directly or indirectly in a Person, to maintain working capital or equity capital of a Person or otherwise to maintain net worth, solvency or other financial condition of a Person, to purchase indebtedness, or to assure the owner of indebtedness against loss, including, without limitation, through an agreement to purchase property, securities, goods, supplies or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise; (j) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation; (k) all obligations of such Person under any PACE Loan (provided, that, such Person’s obligations under a PACE Loan with respect to which no default or event of default on the part of the applicable obligor is in existence shall be excluded from Indebtedness for purposes of calculating financial ratios and covenants hereunder to the extent such obligations are paid by a tenant of the applicable Real Estate pursuant to a Lease); and (l) such Person’s pro rata share of the Indebtedness (based upon its Equity Percentage in such Unconsolidated Affiliates) of any Unconsolidated Affiliate of such Person.

Indemnified Taxes. (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any Guarantor under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

Industrial Assets. Income-producing Real Estate with respect to which seventy-five percent (75%) or greater of the Net Rentable Area of such Real Estate consists of industrial, warehouse, manufacturing and/or distribution uses (provided, for the avoidance of doubt, that retail, office, medical/healthcare and/or data center uses shall not be considered industrial, warehouse, manufacturing and/or distribution uses for purposes of this definition).

Information Materials. See §7.4.

Initial Subject Properties. See §6.32.

Insolvency Event. With respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction in respect of such Person or any substantial part of its property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive days; or (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

Insolvency Laws. The Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

Interest Expense. For any period, without duplication, (a) total interest expense incurred (both expensed and capitalized) of the Borrower, the Guarantors and their respective Subsidiaries on funded debt, including the portion of rents payable under a Capitalized Lease allocable to interest expense in accordance with GAAP (but excluding capitalized interest funded under a construction loan interest reserve account), determined on a consolidated basis in accordance with GAAP for such period, plus (b) the Borrower’s, the Guarantors’ and their respective Subsidiaries’ Equity Percentage of Interest Expense of their Unconsolidated Affiliates for such period. Interest Expense shall not include Preferred Distributions or interest on Trust Preferred Equity.

Interest Payment Date. As to each Base Rate Loan and each Daily Simple SOFR Loan, the first (1st) day of each calendar month during the term of such Loan. As to each Term SOFR Loan, the last day of each Interest Period relating thereto; provided that in the event that the Interest Period for a Term SOFR Loan shall be for a period in excess of one (1) month, then interest shall also be payable on the monthly anniversary of the commencement of such Interest Period.

Interest Period. With respect to each Term SOFR Loan, a period of one, three or six months as selected by the Borrower; provided, however, that (i) the initial Interest Period for any borrowing of a Term SOFR Loan shall commence on the Drawdown Date of such borrowing (the Drawdown Date of a borrowing resulting from a Conversion or Continuation shall be the date of such Conversion or Continuation) and each Interest Period occurring thereafter in respect of such borrowing shall commence on the first day after the last day of the next preceding Interest Period; (ii) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month; (iii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; (iv) no Interest Period for any Term SOFR Loan may be selected that would end after the applicable Maturity Date for such Class of Loans, as the case may be; and (v) if, upon the expiration of any Interest Period, the Borrower has failed to (or may not) elect a new Interest Period to be applicable to the respective borrowing of Term SOFR Loans as provided above, the Borrower shall be deemed to have elected to convert such borrowing to Base Rate Loans effective as of the expiration date of such current Interest Period.

Investment Grade Rating. A credit rating assigned to such Person’s long-term senior unsecured non-credit enhanced debt of BBB- or better by S&P or Baa3 or better by Moody’s. For the avoidance of doubt, any credit rating from Fitch shall not be deemed an Investment Grade Rating for purposes hereof, but such rating shall be used in the determination of the applicable Credit Rating and Credit Rating Level as set forth in the respective definitions thereof.

Investment Grade Tenant. (a) A tenant of any Real Estate with a long term senior unsecured debt rating of Baa3 or better as rated by Moody’s or BBB- or better as rated by S&P (it being understood that in the event there is a discrepancy between the Moody’s rating and the S&P rating, the highest of the ratings will be utilized), or (b) a tenant of any Real Estate that is a Subsidiary of an entity that meets such ratings requirement under clause (a) above provided that such entity has guaranteed all of such tenant’s obligations under the applicable Lease (provided, however, that for purposes of determining the Capitalization Rate which is applicable hereunder to income arising under such Lease, if such entity has guaranteed a certain amount of such tenant’s payment obligations under the Lease, then such Lease shall be deemed to have an Investment Grade Tenant with respect to that portion of tenant’s payment obligations (and the income arising therefrom) which have been guaranteed by such entity).

Investments. With respect to any Person, all shares of capital stock, evidences of Indebtedness and other securities issued by any other Person and owned by such Person, all loans, advances, or extensions of credit to, or contributions to the capital of, any other Person, all purchases of the securities or business or integral part of the business of any other Person and commitments and options to make such purchases, all interests in real property, and all other investments; provided, however, that the term “Investment” shall not include (i) equipment, inventory and other tangible personal property acquired in the ordinary course of business, or (ii) current trade and customer accounts receivable for services rendered in the ordinary course of business and payable in accordance with customary trade terms. In determining the aggregate amount of Investments outstanding at any particular time: (a) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (b) there shall be deducted in respect of each Investment any amount received as a return of capital; (c) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (a) may be deducted when paid; and (d) there shall not be deducted in respect of any Investment any decrease in the value thereof.

ISDA Definitions. The 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

Issuing Lender. KeyBank, in its capacity as the Lender issuing the Letters of Credit and any successor thereto.

Joinder Agreement. The Joinder Agreement with respect to the Guaranty and the Contribution Agreement to be executed and delivered pursuant to §5.2 by any Additional Guarantor, such Joinder Agreement to be substantially in the form of Exhibit B hereto.

Joint-Lead Arrangers. Collectively, Arranger and Fifth Third Bank, National Association, The Huntington National Bank and BofA Securities, Inc.

KeyBank. As defined in the preamble hereto.

KeyBank Term Loan. The term loan made by KeyBank to Borrower in the maximum principal amount of $20,000,000.00, evidenced by, among other things, that certain Term Loan Agreement dated as of May 30, 2025, by and among Borrower, Parent and KeyBank, as administrative agent and as a lender, as modified and amended from time to time.

Land Assets. Land with respect to which the commencement of grading, construction of improvements (other than improvements that are not material and are temporary in nature) or infrastructure has not yet commenced and for which no such work is reasonably scheduled to commence within the following twelve (12) months.

Leases. Leases, licenses and agreements, whether written or oral, relating to the use or occupation of space in any Building or of any Real Estate.

Lenders. KeyBank, the other lending institutions which are party hereto and any other Person which becomes an assignee of any rights of a Lender pursuant to §18 (but not including any participant as described in §18).

Letter of Credit. Any standby letter of credit issued at the request of the Borrower and for the account of the Borrower in accordance with §2.10.

Letter of Credit Liabilities. At any time and in respect of any Letter of Credit, the sum of (a) the maximum undrawn face amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all drawings made under such Letter of Credit which have not been repaid (including repayment by a Revolving Credit Loan). For purposes of this Agreement, a Revolving

Credit Lender (other than the Revolving Credit Lender acting as the Issuing Lender) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest in the related Letter of Credit under §2.10, and the Revolving Credit Lender acting as the Issuing Lender shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Revolving Credit Lenders other than the Revolving Credit Lender acting as the Issuing Lender of their participation interests under such Section.

Letter of Credit Request. See §2.10(a).

Lien. See §8.2.

LLC Division. In the event the Borrower, any Guarantor, or any Subsidiary thereof is a limited liability company, (i) the division of any such Person into two or more newly formed limited liability companies (whether or not any such Person is a surviving entity following any such division) pursuant to, in the event any such Person is organized under the laws of the State of Delaware, Section 18-217 of the Delaware Limited Liability Company Act or, in the event any such Person is organized under the laws of a State or Commonwealth of the United States (other than Delaware) or of the District of Columbia, any similar provision under any similar act governing limited liability companies organized under the laws of such State or Commonwealth or of the District of Columbia, or (ii) the adoption of a plan contemplating, or the filing of any certificate with any applicable Governmental Authority that results or may result in, any such division.

Loan Documents. This Agreement, the Notes, the Guaranty, the Letter of Credit Requests, the Joinder Agreements, the Agreement Regarding Fees and all other documents, instruments or agreements now or hereafter executed or delivered by or on behalf of the Borrower or any Guarantor in connection with the Loans.

Loan and Loans. An individual loan or the aggregate loans (including a Revolving Credit Loan (or Revolving Credit Loans) and a Term Loan (or Term Loans)), as the case may be, in the maximum principal amount of the Total Commitment (subject to increase as provided in §2.11) to be made by the Lenders hereunder as more particularly described in §2. All Loans shall be made in Dollars. Amounts drawn under a Letter of Credit shall also be considered Revolving Credit Loans as provided in §2.10(f).

Loan Request. See §2.7.

Management Agreements. Agreements, whether written or oral, providing for the property management of the Subject Properties or any of them. The term “Management Agreements” shall specifically exclude any agreements of Gladstone Management Corporation (“GMC”), Gladstone Administration, LLC (“GA”) and Gladstone Securities, LLC (“GS”), including without limitation, the Sixth Amended and Restated Investment Advisory Agreement, dated July 14, 2020, by and between Parent and GMC, the Administration Agreement, dated January 1, 2007, by and between Parent and GA, the Dealer Manager Agreement, dated February 2, 2020, executed by Parent and GS.

Mandatorily Redeemable Stock. With respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests).

Material Adverse Effect. A material adverse effect on (a) the business, properties, assets, financial condition or results of operations of Parent, the Borrower and their respective Subsidiaries, taken as a whole; (b) the ability of Borrower or any Guarantor to perform any of its obligations under the Loan Documents; (c) the validity or enforceability of any of the Loan Documents; or (d) the rights or remedies of Agent or the Lenders under the Loan Documents.

Material Acquisition. The acquisition of an asset (or portfolio of assets) by Borrower or any of its Subsidiaries in a single transaction or a series of related transactions with an aggregate gross purchase price equal to or greater than ten percent (10%) of the Consolidated Total Asset Value determined as of the last day of the fiscal quarter most recently ended prior to the date such acquisition is consummated.

Material Subsidiary. Any existing or future direct and indirect Subsidiary of the Parent that is a primary obligor under, a guarantor of, or otherwise liable with respect to, any Recourse Indebtedness of Parent or any of its Subsidiaries (but only for so long as such obligations or guaranties are in effect) and which is not an Excluded Subsidiary.

Maturity Date. Either the Revolving Credit Maturity Date, The Term Loan A Maturity Date, the Term Loan B Maturity Date or the Term Loan C Maturity Date, as the context may require.

Mezzanine Loan. A loan that is secured by a first priority pledge of the equity interests in a special purpose, bankruptcy remote person or other entity which owns, directly or through one or more special purpose, bankruptcy remote entities or other entity, one or more income-producing office, industrial, manufacturing, retail, distribution, medical/healthcare, data center or flex properties which is being paid on a current basis to the extent due and payable and performing in accordance with its terms, which properties are subject to Mortgage Receivable.

Minimum Loan Amounts. An amount (i) with respect to any Base Rate Loan or Daily Simple SOFR Loan, of at least $500,000, with minimum increments thereafter of $100,000, and (ii) with respect to any Term SOFR Loan, of at least $500,000, with minimum increments thereafter of $100,000, or, in each case, such lesser amounts as agreed to by the Agent.

Moody’s. Moody’s Investor Service, Inc., and any successor thereto.

Mortgage Receivable. A mortgage loan on one or more income-producing office, industrial, manufacturing, retail, distribution, medical/healthcare, data center or flex properties which is being paid on a current basis and performing in accordance with its terms, which Mortgage Receivable includes, without limitation, the indebtedness evidenced by a note and secured by a related first mortgage.

Multiemployer Plan. Any multiemployer plan within the meaning of §3(37) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate.

Net Income (or Loss). With respect to any Person (or any asset of any Person) for any period, the net income (or loss) of such Person (or attributable to such asset), determined in accordance with GAAP.

Net Offering Proceeds. The gross cash proceeds received by Parent, the Borrower or any of its Subsidiaries as a result of an Equity Offering after the date of this Agreement less the customary and reasonable costs, expenses and discounts paid by Parent, Borrower or such Subsidiary in connection therewith.

Net Rentable Area. With respect to (a) any Real Estate other than a data center property, the floor area of any buildings, structures or other improvements available for leasing to tenants and (b) any Real Estate that is a data center property, the megawatts of critical load power available for use by tenants, in each case determined in accordance with the Rent Roll for such Real Estate, the manner of such determination to be reasonably consistent for all Real Estate of the same type unless otherwise approved by the Agent.

Non-Consenting Lender. See §18.9.

Non-Defaulting Lender. At any time, any Lender that is not a Defaulting Lender at such time.

Non-Recourse Exclusions. With respect to any Non-Recourse Indebtedness of any Person, any usual and customary exclusions from the non-recourse limitations governing such Indebtedness, including, without limitation, exclusions for claims that (i) are based on fraud, intentional misrepresentation, misapplication of funds, gross negligence or willful misconduct, (ii) result from intentional mismanagement of or waste at the Real Property securing such Non-Recourse Indebtedness, (iii) arise from the presence of Hazardous Substances on the Real Property securing such Non-Recourse Indebtedness; (iv) are the result of any unpaid real estate taxes and assessments (whether contained in a loan agreement, promissory note, indemnity agreement or other document); or (v) result from the borrowing Subsidiary and/or its assets becoming the subject of a voluntary or involuntary bankruptcy, insolvency or similar proceeding.

Non-Recourse Indebtedness. With respect to a Person, (a) Indebtedness in respect of which recourse for payment (except for Non-Recourse Exclusions until a claim is made with respect thereto, and then such Indebtedness shall not constitute Non-Recourse Indebtedness only to the extent of the amount of such claim) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness or (b) if such Person is a Single Asset Entity, any Indebtedness of such Person. A loan secured by multiple properties owned by Single Asset Entities shall be considered Non-Recourse Indebtedness of such Single Asset Entities even if such Indebtedness is cross-defaulted and cross-collateralized with the loans to such other Single Asset Entities.

Notes. Collectively, the Revolving Credit Notes and the Term Loan Notes.

Notice. See §19.

Obligations. All indebtedness, obligations and liabilities of the Borrower or any Guarantor to any of the Lenders or the Agent, individually or collectively, under this Agreement or any of the other Loan Documents or in respect of any of the Loans, the Notes or the Letters of Credit, or other instruments at any time evidencing any of the foregoing, whether existing on the date of this Agreement or arising or incurred hereafter, or whether arising before or after any bankruptcy or insolvency proceeding, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise. Without limiting any of the foregoing, the Obligations shall include the Borrower’s or any Guarantor’s obligations to pay, discharge and satisfy any Erroneous Payment Subrogation Rights.

OFAC. Office of Foreign Asset Control of the Department of the Treasury of the United States of America, or any successor thereto carrying out similar functions.

Off-Balance Sheet Obligations. Liabilities and obligations of Parent or any of its Subsidiaries or any other Person in respect of “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act) which Parent would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of Parent’s report on Form 10-Q or Form 10-K (or their equivalents) which Parent is required to file with the SEC or would be required to file if it were subject to the jurisdiction of the SEC (or any Governmental Authority substituted therefor).

Original Credit Agreement. As defined in the Recitals.

Other Connection Taxes. With respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

Other Taxes. All present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to §4.15 or §18.9).

Outbound Investment Rules. The regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation; as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.

Outstanding. With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination. With respect to Letters of Credit, the aggregate undrawn face amount of issued Letters of Credit.

PACE Loan. (i) Any “Property-Assessed Clean Energy loan” or (ii) any other indebtedness, without regard to the name given to such indebtedness, which is (A) incurred for improvements to Real Estate for the purpose of increasing energy efficiency, increasing use of renewable energy sources, resource conservation, or a combination of the foregoing, and (B) repaid through multi-year assessments against such Real Estate.

PACE Loan Documents. With respect to any PACE Loan, all documents, instruments or agreements evidencing, securing or otherwise relating to such PACE Loan, including, without limitation, any documents, instruments or agreements relating to the assessments through which such PACE Loan is to be repaid.

Parent. As defined in the preamble hereto.

Participant Register. See §18.4.

Patriot Act. The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.

Payment Recipient. See §14.15(a).

PBGC. The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.

Permitted Liens. Liens, security interests and other encumbrances permitted by §8.2.

Person. Any individual, corporation, limited liability company, partnership, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

Plan Assets. Assets of any employee benefit plan subject to Part 4, Subtitle B, Title I of ERISA.

Preferred Distributions. For any period and without duplication, all Distributions paid, declared but not yet paid or otherwise due and payable during such period on Preferred Securities issued by Parent, the Borrower or any of its Subsidiaries. Preferred Distributions shall not include dividends or distributions (a) paid or payable solely in Equity Interests of identical class payable to holders of such class of Equity Interests; (b) paid or payable to the Borrower or any of its Subsidiaries; or (c) constituting or resulting in the redemption of Preferred Securities, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.

Preferred Securities. With respect to any Person, Equity Interests in such Person, which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation, or both. Preferred Securities shall include any Trust Preferred Equity but shall exclude any Senior Common Stock.

Pricing Level. Such term shall have the meaning established within the definition of Applicable Margin.

Public Lender. See §7.4.

QFC. QFC shall have the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

QFC Credit Support. See §37.

Rating Agencies. Fitch, Moody’s and S&P.

Real Estate. All real property at any time owned or leased (as lessee or sublessee) by the Borrower, any Guarantor or any of their respective Subsidiaries, including, without limitation, the Subject Properties.

Recipient. The Agent, any Lender and the Issuing Lender, as applicable.

Record. The grid attached to any Note, or the continuation of such grid, or any other similar record, including computer records, maintained by the Agent with respect to any Loan referred to in such Note.

Recourse Indebtedness. As of any date of determination, any Indebtedness (whether secured or unsecured) which is recourse to Borrower or Parent. Recourse Indebtedness shall not include Non-Recourse Indebtedness.

Register. See §18.2.

REIT Status. With respect to Parent, its status as a real estate investment trust as defined in §856(a) of the Code.

Release. See §6.20(c)(iv).

Relevant Governmental Body. The Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

Rent Roll. A report prepared by the Borrower showing for each Subject Property owned or leased by Borrower or an Unencumbered Property Subsidiary, its occupancy, lease expiration dates, lease rent and other information as presented to Agent prior to the date hereof and updated by Borrower from time to time.

Required Lenders. As of any date, the Lender or Lenders whose aggregate Commitment Percentage is equal to or greater than sixty-six and 7/10 percent (66.7%) of the Total Commitment; provided that in determining said percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded and the Commitment Percentages of the Lenders shall be redetermined for voting purposes only to exclude the Commitment Percentages of such Defaulting Lenders.

Required Revolving Credit Lenders. As of any date, any Revolving Credit Lender or Revolving Credit Lenders whose aggregate Revolving Credit Commitment Percentage is equal to or greater than sixty-six and 7/10 percent (66.7%) of the Total Revolving Credit Commitment; provided that in determining said percentage at any given time, all the existing Revolving Credit Lenders that are Defaulting Lenders will be disregarded and excluded and the Revolving Credit Commitment Percentages of the Revolving Credit Lenders shall be redetermined for voting purposes only to exclude the Revolving Credit Commitment Percentages of such Defaulting Lenders.

Required Term Loan A Lenders. As of any date, any Term Loan A Lender or Term Loan A Lenders whose aggregate Term Loan A Commitment Percentage is equal to or greater than sixty-six and 7/10 percent (66.7%) of the Total Term Loan A Commitment; provided that in determining said percentage at any given time, all the existing Term Loan A Lenders that are Defaulting Lenders will be disregarded and excluded and the Term Loan A Commitment Percentages of the Term Loan A Lenders shall be redetermined for voting purposes only to exclude the Term Loan A Commitment Percentages of such Defaulting Lenders.

Required Term Loan B Lenders. As of any date, any Term Loan B Lender or Term Loan B Lenders whose aggregate Term Loan B Commitment Percentage is equal to or greater than sixty-six and 7/10 percent (66.7%) of the Total Term Loan B Commitment; provided that in determining said percentage at any given time, all the existing Term Loan B Lenders that are Defaulting Lenders will be disregarded and excluded and the Term Loan B Commitment Percentages of the Term Loan B Lenders shall be redetermined for voting purposes only to exclude the Term Loan B Commitment Percentages of such Defaulting Lenders.

Required Term Loan C Lenders. As of any date, any Term Loan C Lender or Term Loan C Lenders whose aggregate Term Loan C Commitment Percentage is equal to or greater than sixty-six and 7/10 percent (66.7%) of the Total Term Loan C Commitment; provided that in determining said percentage at any given time, all the existing Term Loan C Lenders that are Defaulting Lenders will be disregarded and excluded and the Term Loan C Commitment Percentages of the Term Loan C Lenders shall be redetermined for voting purposes only to exclude the Term Loan B Commitment Percentages of such Defaulting Lenders.

Resolution Authority. An EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

Revolving Credit Base Rate Loans. Revolving Credit Loans bearing interest calculated by reference to the Base Rate.

Revolving Credit Commitment. With respect to each Revolving Credit Lender, the amount set forth on Schedule 1 hereto as the amount of such Revolving Credit Lender’s Revolving Credit Commitment to make or maintain Revolving Credit Loans to the Borrower and to participate in Letters of Credit for the account of the Borrower, as the same may be changed from time to time in accordance with the terms of this Agreement.

Revolving Credit Commitment Percentage. With respect to each Revolving Credit Lender, the percentage set forth on Schedule 1 hereto as such Revolving Credit Lender’s percentage of the Total Revolving Credit Commitment, as the same may be changed from time to time in accordance with the terms of this Agreement; provided that if the Revolving Credit Commitments of the Revolving Credit Lenders have been terminated as provided in this Agreement, then the Revolving Credit Commitment Percentage of each Revolving Credit Lender shall be determined based on the Revolving Credit Commitment Percentage of such Revolving Credit Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

Revolving Credit Extension Request. See §2.12(a).

Revolving Credit Lenders. Collectively, the Lenders which have a Revolving Credit Commitment, the initial Revolving Credit Lenders being identified on Schedule 1 hereto.

Revolving Credit Loan and Revolving Credit Loans. An individual Revolving Credit Loan or the aggregate Revolving Credit Loans, as the case may be, in the maximum principal amount of the Total Revolving Credit Commitment to be made by the Revolving Lenders hereunder as more particularly described in §2.1. Without limiting the foregoing, Revolving Credit Loans shall also include Revolving Credit Loans made pursuant to §2.10(f).

Revolving Credit Maturity Date. October 10, 2029, as such date may be extended as provided in §2.12(a), or such earlier date on which the Revolving Credit Loans shall become due and payable pursuant to the terms hereof.

Revolving Credit Note or Notes. See §2.1(b).

Revolving Credit SOFR Rate Loans. Revolving Credit Loans bearing interest calculated by references to Daily Simple SOFR or Term SOFR.

S&P. S&P Global Inc., and any successor thereto.

Sanctions Laws and Regulations. Any applicable sanctions, prohibitions or requirements imposed by any applicable executive order or by any applicable sanctions program administered or enforced by OFAC, the United States Department of State, the Office of the United States Treasury, the United Nations Security Council, the European Union or Her Majesty’s Treasury.

SEC. The federal Securities and Exchange Commission.

Second Lien Mortgage Receivables. A mortgage loan on one or more income-producing office, industrial, manufacturing, retail, distribution, medical/healthcare, data center or flex properties which is being paid on a current basis to the extent due and payable and performing in accordance with its terms, which Second Lien Mortgage Receivable includes, without limitation, the indebtedness evidenced by a note and secured by a related second mortgage.

Secured Debt. With respect to any Person as of any date of determination, the aggregate principal amount of all Indebtedness of such Person on a Consolidated basis outstanding at such date and that is secured in any manner by any Lien (including, without limitation, Equity Pledge Secured Debt), and in the case of the Borrower, shall include (without duplication), the Borrower’s Equity Percentage of the Secured Debt of its Unconsolidated Affiliates. Notwithstanding the foregoing, the Obligations shall not be deemed Secured Debt. For the avoidance of doubt, Secured Debt shall include, without limitation, Indebtedness in respect of PACE Loans (provided, that, such Person’s obligations under a PACE Loan with respect to which no default or event of default on the part of the applicable obligor is in existence shall be excluded from Secured Debt for purposes of calculating financial ratios and covenants hereunder to the extent such obligations are paid by a tenant of the applicable Real Estate pursuant to a Lease).

Senior Common Stock. The common equity of the Parent either issued through a Regulation D offering or registered with the SEC but not traded on an exchange. Senior Common Stock and its dividends shall be treated as common stock for purposes of all compliance calculations.

Single Asset Entity. A bankruptcy remote, single purpose entity which is a Subsidiary of Borrower and which is not an Unencumbered Property Subsidiary (or a Subsidiary which owns, directly or indirectly, any Equity Interests in such Unencumbered Property Subsidiary) which owns real property and related assets which are security for Indebtedness of such entity, and which Indebtedness does not constitute Indebtedness of any other Person except as provided in the definition of Non-Recourse Indebtedness (except for Non-Recourse Exclusions).

Securities Act. The Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.

SOFR. A rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

SOFR Administrator. The Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

SOFR Administrator’s Website. The website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

SOFR Business Day. Any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

SOFR Determination Day. The meaning specified in the definition of “Daily Simple SOFR”.

SOFR Rate Day. The meaning specified in the definition of “Daily Simple SOFR”.

SOFR Rate Loan. Each Loan bearing interest at a rate based upon (a) Term SOFR (other than pursuant to clause (iii) of the definition of “Base Rate”) or (b) Daily Simple SOFR.

State. A state or commonwealth of the United States of America and the District of Columbia.

Subject Property or Subject Properties. The Eligible Real Estate owned or leased pursuant to a ground lease reasonably approved by the Agent by an Unencumbered Property Subsidiary which is included in the calculation of the Unencumbered Asset Value.

Subsidiary. For any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.

Subsidiary Guarantors. Each party to the Guaranty as of the date of this Agreement (other than Parent), and each Additional Guarantor.

Supported QFC. See §37.

Surge Period. Provided the Borrower has satisfied the Surge Period Conditions, a period commencing on the first day of the fiscal quarter in which the Borrower consummated the applicable Material Acquisition and ending on the last day of the second (2nd) complete fiscal quarter occurring after such initial quarter in which such Material Acquisition was consummated.

Surge Period Conditions. The commencement of a Surge Period shall be subject to the satisfaction of the following conditions precedent:

(i) Borrower shall have consummated a Material Acquisition;

(ii) Borrower shall have provided Agent with written notice of such Surge Period on or before the last day of the fiscal quarter in which the Borrower consummated such Material Acquisition, which notice shall be accompanied by a pro forma Compliance Certificate and Unencumbered Asset Certificate demonstrating compliance with the covenants described therein (giving effect to any adjustments to such covenants applicable during a Surge Period) as of the end of such fiscal quarter;

(iii) No more than one (1) other Surge Period shall have existed prior to the commencement of the Surge Period (it being understood that a maximum of two (2) Surge Periods shall be permitted hereunder between the Closing Date and the latest Maturity Date hereunder); and

(iv) No Default or Event of Default shall have occurred and be continuing prior to the commencement of a Surge Period, nor shall a Default or Event of Default result from the commencement thereof.

Syndication Agent. Each of Fifth Third Bank, National Association, The Huntington National Bank and Bank of America, N.A., but only in the event that, and for so long as, such Person is a Lender.

Taxes. All present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Term Loan A and Term Loans A. An individual Term Loan or the aggregate Term Loans, as the case may be, in the maximum principal amount of the Total Term Loan A Commitment made by the Term Loan A Lenders hereunder.

Term Loan A Base Rate Loans. The Term Loans A bearing interest by reference to the Base Rate.

Term Loan A Commitment. With respect to each Term Loan A Lender, the amount equal to such Term Loan A Lender’s Term Loan A Commitment Percentage of the aggregate principal amount of the Term Loans A from time to time Outstanding, as the same may change from time to time in accordance with the terms of this Agreement (including, without limitation, as a result of the Term Loan(s) A made to Borrower on any Commitment Increase Date on which the Total Term Loan A Commitment is increased).

Term Loan A Commitment Percentage. With respect to each Term Loan A Lender, the percentage set forth on Schedule 1 hereto as such Term Loan A Lender’s percentage of the aggregate Term Loans A to Borrower, as the same may be changed from time to time in accordance with the terms of this Agreement.

Term Loan A Lenders. Collectively, the Lenders that have a Term Loan A Commitment, the initial Term Loan A Lenders being identified on Schedule 1 hereto.

Term Loan A Maturity Date. October 10, 2029, or such earlier date on which the Term Loans shall become due and payable pursuant to the terms hereof.

Term Loan A Note or Notes. See §2.2.

Term Loan A SOFR Rate Loans. The Term Loans A bearing interest by reference to Daily Simple SOFR or Term SOFR.

Term Loan B and Term Loans B. An individual Term Loan or the aggregate Term Loans, as the case may be, in the maximum principal amount of the Total Term Loan B Commitment made by the Term Loan B Lenders hereunder.

Term Loan B Base Rate Loans. The Term Loans B bearing interest by reference to the Base Rate.

Term Loan Base Rate Loan. Collectively, the Term Loan A Base Rate Loans, the Term Loan B Base Rate Loans and the Term Loan C Base Rate Loans.

Term Loan B Commitment. With respect to each Term Loan B Lender, the amount equal to such Term Loan B Lender’s Term Loan B Commitment Percentage of the aggregate principal amount of the Term Loans B from time to time Outstanding, as the same may change from time to time in accordance with the terms of this Agreement (including, without limitation, as a result of the Term Loan(s) B made to Borrower on any Commitment Increase Date on which the Total Term Loan B Commitment is increased).

Term Loan B Commitment Percentage. With respect to each Term Loan B Lender, the percentage set forth on Schedule 1 hereto as such Term Loan B Lender’s percentage of the aggregate Term Loans B to Borrower, as the same may be changed from time to time in accordance with the terms of this Agreement.

Term Loan B Lenders. Collectively, the Lenders that have a Term Loan B Commitment, the initial Term Loan B Lenders being identified on Schedule 1 hereto.

Term Loan B Maturity Date. February 15, 2030, or such earlier date on which the Term Loans shall become due and payable pursuant to the terms hereof.

Term Loan B Note or Notes. See §2.2.

Term Loan B SOFR Rate Loans. The Term Loans B bearing interest by reference to Daily Simple SOFR or Term SOFR.

Term Loan C and Term Loans C. An individual Term Loan or the aggregate Term Loans, as the case may be, in the maximum principal amount of the Total Term Loan C Commitment made by the Term Loan C Lenders hereunder.

Term Loan C Base Rate Loans. The Term Loans C bearing interest by reference to the Base Rate.

Term Loan C Commitment. With respect to each Term Loan C Lender, the amount equal to such Term Loan C Lender’s Term Loan C Commitment Percentage of the aggregate principal amount of the Term Loans C from time to time Outstanding, as the same may change from time to time in accordance with the terms of this Agreement (including, without limitation, as a result of the Term Loan(s) C made to Borrower on any Commitment Increase Date on which the Total Term Loan C Commitment is increased).

Term Loan C Commitment Percentage. With respect to each Term Loan C Lender, the percentage set forth on Schedule 1 hereto as such Term Loan C Lender’s percentage of the aggregate Term Loans C to Borrower, as the same may be changed from time to time in accordance with the terms of this Agreement.

Term Loan C Extension Request. See §2.12(b).

Term Loan C Lenders. Collectively, the Lenders that have a Term Loan C Commitment, the initial Term Loan C Lenders being identified on Schedule 1 hereto.

Term Loan C Maturity Date. February 18, 2028, as such date may be extended as provided in §2.12(b), or such earlier date on which the Term Loans shall become due and payable pursuant to the terms hereof.

Term Loan C Note or Notes. See §2.2.

Term Loan C SOFR Rate Loans. The Term Loans C bearing interest by reference to Daily Simple SOFR or Term SOFR.

Term Loan Commitment. As to each Term Loan Lender, the amount equal to such Term Loan Lender’s Term Loan A Commitment, Term Loan B Commitment and Term Loan C Commitment, as applicable.

Term Loan Commitment Percentage. With respect to each Term Loan Lender, the percentage set forth on Schedule 1 hereto as such Term Loan Lender’s percentage of the aggregate Term Loans to Borrower, as the same may be changed from time to time in accordance with the terms of this Agreement.

Term Loan Lenders. Collectively, the Term Loan A Lenders, Term Loan B Lenders and the Term Loan C Lenders.

Term Loan Notes. Collectively, the Term Loan A Notes, Term Loan B Notes and the Term Loan B Notes.

Term Loan or Term Loans. Collectively, the Term Loans A, Term Loans B and the Term Loans C.

Term Loan SOFR Rate Loans. Collectively, the Term Loan A SOFR Rate Loans, the Term Loan B SOFR Rate Loans and the Term Loan C SOFR Rate Loans.

Term SOFR. (a) For any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Lookback Day”) that is two SOFR Business Days prior to the first day of such Interest Period (and rounded in accordance with the Agent’s customary practice), as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Lookback Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding SOFR Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding SOFR Business Day is not more than three SOFR Business Days prior to such Lookback Day, and (b) for any calculation with respect to a Base Rate Loan, the Term SOFR Reference Rate for a tenor of one month on the day that is two SOFR Business Days prior to the date the Base Rate is determined, subject to the proviso provided above. Notwithstanding the foregoing, if Term SOFR as so determined would be less than the Floor, then Term SOFR will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

Term SOFR Administrator. CME (or a successor administrator of the Term SOFR Reference Rate, as selected by the Agent in its reasonable discretion).

Term SOFR Loans. The Loans bearing interest at a rate based upon Term SOFR (other than pursuant to clause (iii) of the definition of Base Rate).

Term SOFR Reference Rate. The forward-looking term rate based on SOFR.

Titled Agents. The Joint-Lead Arrangers and the Syndication Agents.

Total Commitment. The sum of the Commitments of the Lenders, as in effect from time to time. As of the Closing Date, the Total Commitment is Six Hundred Million and No/100 Dollars ($600,000,000.00), and is subject to increase as provided in §2.11.

Total Revolving Credit Commitment. The sum of the Revolving Credit Commitments of the Revolving Credit Lenders, as in effect from time to time. As of the Closing Date, the Total Revolving Credit Commitment is Two Hundred Million and No/100 Dollars ($200,000,000.00). The Total Revolving Credit Commitment may increase in accordance with §2.11.

Total Term Loan A Commitment. The sum of the Term Loan A Commitments of the Term Loan A Lenders, as in effect from time to time. As of the Closing Date, the Total Term Loan A Commitment is One Hundred Twenty-Five Million and No/100 Dollars ($125,000,000.00). The Total Term Loan A Commitment may increase in accordance with §2.11.

Total Term Loan B Commitment. The sum of the Term Loan B Commitments of the Term Loan B Lenders, as in effect from time to time. As of the Closing Date, the Total Term Loan B Commitment is One Hundred Forty-Three Million Three Hundred Thirty-Three Thousand Three Hundred Thirty Three and 34/100 Dollars ($143,333,333.34). The Total Term Loan B Commitment may increase in accordance with §2.11.

Total Term Loan C Commitment. The sum of the Term Loan C Commitments of the Term Loan C Lenders, as in effect from time to time. As of the Closing Date, the Total Term Loan C Commitment is One Hundred Thirty-One Million Six Hundred Sixty-Six Thousand Six Hundred Sixty Six and 66/100 Dollars ($131,666,666.66). The Total Term Loan C Commitment may increase in accordance with §2.11.

Trust. GCLP Business Trust II, a Massachusetts business trust.

Trust Preferred Equity. Any Indebtedness of the Borrower, the Parent and any of their Subsidiaries which (i) has an original maturity of not less than thirty (30) years, (ii) is not putable to any of the Borrower, the Parent and any of their Subsidiaries, (iii) is non-amortizing and provides for payment of interest only not more often than quarterly, (iv) imposes no financial covenants on Borrower, Parent or their respective Subsidiaries, and (v) is subordinated to the Loan Documents and the Obligations of the Borrower and the Guarantors thereunder on such terms as are reasonably acceptable to the Agent.

Type. Any type of Loan determined with respect to the interest option applicable thereto, which in each case shall be a Base Rate Loan, a Daily Simple SOFR Loan or a Term SOFR Loan.

UK Financial Institution. Any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

UK Resolution Authority. The Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

Unadjusted Benchmark Replacement. The applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

Unconsolidated Affiliate. In respect of any Person, any other Person in whom such Person holds an Investment, (a) which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such first Person on the consolidated financial statements of such first Person, or (b) which is not a Subsidiary of such first Person.

Unencumbered Asset Availability. As of any date of determination, the Unencumbered Asset Availability shall be the amount equal to the maximum amount of Revolving Credit Loans, Term Loans and Letter of Credit Liabilities which, when added to all other Unsecured Debt of Parent and its Subsidiaries, would not cause a violation of the covenants set forth in §9.2 and §9.4.

Unencumbered Asset Certificate. See §7.4(c).

Unencumbered Asset Value. As of any date of determination, the Unencumbered Asset Value shall be, without duplication, the sum of (a) (i) the Unencumbered Net Operating Income (excluding Subject Properties with negative Unencumbered Net Operating Incomes, Subject Properties acquired during the trailing twelve (12) months and Subject Properties disposed of during the fiscal quarter most recently ending) for the Calculation Period, annualized as applicable, divided by (ii) the applicable Capitalization Rate, plus (b) the acquisition cost of all Subject Properties acquired during the trailing twelve (12) month period determined in accordance with GAAP.

Unencumbered Debt Service Coverage Ratio. As of any date of determination, the ratio of Unencumbered Net Operating Income for the Calculation Period, annualized as applicable, divided by the Implied Unsecured Debt Service.

Unencumbered Net Operating Income. For any Eligible Real Estate included in the calculation of the Unencumbered Asset Value and for a given period, an amount equal to the sum of (a) the rents and other revenues for such Real Estate for such period received in the ordinary course of business (excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent) minus (b) all expenses paid or accrued and related to the ownership, operation or maintenance of such Real Estate for such period, but specifically excluding, any property management fees, debt service charges, income taxes, depreciation, amortization and other non-cash expenses, minus (c) the greater of (i) actual property management expenses of such Real Estate or (ii) an amount equal to two percent (2.0%) of the gross revenues from such Real Estate. Unencumbered Net Operating Income shall be adjusted to remove any impact from straight-line rent leveling adjustments required under GAAP.

Unencumbered Property Subsidiary. A Wholly Owned Subsidiary of Borrower that owns or, pursuant to a ground lease, leases a Subject Property.

Unrestricted Cash and Cash Equivalents. As of any date of determination, the sum of (a) the aggregate amount of Unrestricted cash and (b) the aggregate amount of Unrestricted Cash Equivalents (valued at fair market value). As used in this definition, “Unrestricted” means the specified asset is not subject to any escrow, reserves or Liens or claims of any kind in favor of any Person (other than customary rights of depository institutions in the ordinary course of business with respect to bank accounts).

Unsecured Debt. With respect to any Person as of any date of determination, Indebtedness of such Person which is not Secured Debt, and in the case of the Borrower, shall include (without duplication), the Borrower’s Equity Percentage of the Unsecured Debt of its Unconsolidated Affiliates.

Unused Fee. See §2.3(a).

Unused Fee Percentage. With respect to any day during a calendar quarter while the leverage-based pricing grid set forth in clause (a) of the definition of “Applicable Margin” is in effect, (i) 0.15% per annum, if the sum of the Revolving Credit Loans and Letter of Credit Liabilities outstanding on such day is equal to or greater than 50% of the Total Revolving Credit Commitment, or (ii) 0.25% per annum if the sum of the Revolving Credit Loans and Letter of Credit Liabilities outstanding on such day is less than 50% of the Total Revolving Credit Commitment.

U.S. Person. (i) For purposes of §6.34 and §8.13, any United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any person in the United States, and (ii) for all other purposes, any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

U.S. Special Resolution Regimes. See §37.

U.S. Tax Compliance Certificate. See §4.4(g)(ii)(B)(III).

Wholly Owned Subsidiary. As to a Person, any Subsidiary of such first Person that is directly or indirectly owned one hundred percent (100%) by such first Person.

Withholding Agent. The Parent, the Borrower, any other Guarantor and the Agent, as applicable.

WPI07 Tulsa Property. The Real Estate owned by WPI07 Tulsa OK, LLC and located at 1110 W Tenkiller Road, Catoosa, Oklahoma.

Write-Down and Conversion Powers. (a) With respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

§1.2 Rules of Interpretation.

(a) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.

(b) The singular includes the plural and the plural includes the singular.

(c) A reference to any law includes any amendment or modification of such law.

(d) A reference to any Person includes its permitted successors and permitted assigns, and in the event the Borrower, any Guarantor or any of their respective Subsidiaries is a limited liability company and shall undertake an LLC Division (any such LLC Division being a violation of this Agreement), shall be deemed to include each limited liability company resulting from any such LLC Division.

(e) Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.

(f) The words “include”, “includes” and “including” are not limiting.

(g) The words “approval” and “approved”, as the context requires, means an approval in writing given to the party seeking approval after full and fair disclosure to the party giving approval of all material facts necessary in order to determine whether approval should be granted.

(h) All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the State of New York, have the meanings assigned to them therein.

(i) Reference to a particular “§”, refers to that section of this Agreement unless otherwise indicated.

(j) The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

(k) In the event of Accounting Change which would affect the computation of any financial covenant, ratio or other requirement set forth in any Loan Document, then upon the request of Borrower or Agent, the Borrower, the Guarantors, the Agent and the Lenders shall negotiate promptly, diligently and in good faith in order to amend the provisions of the Loan Documents such that such financial covenant, ratio or other requirement shall continue to provide substantially the same financial tests or restrictions of the Borrower and the Guarantors as in effect prior to such Accounting Change, as determined by the Required Lenders in their good faith judgment. Until such time as such amendment shall have been executed and delivered by the Borrower, Guarantors, the Agent and the Required Lenders, such financial covenants, ratio and other requirements, and all financial statements and other documents required to be delivered under the Loan Documents, shall be calculated and reported as if such Accounting Change had not occurred. For purposes of this clause (k), “Accounting Change” shall mean any change in generally accepted accounting principles after the date hereof, including any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC, or any other change in accounting procedures pursuant to §7.3.

(l) Notwithstanding any other provision contained herein, any lease that is treated as an operating lease for purposes of GAAP as of the date hereof shall continue to be treated as an operating lease (and any future lease, if it were in effect on the date hereof, that would be treated as an operating lease for purposes of GAAP as of the date hereof shall be treated as an operating lease), in each case, for purposes of this Agreement, notwithstanding any actual or proposed change in GAAP after the date hereof.

(m) The interest rate on Loans denominated in Dollars may be determined by reference to a benchmark rate that is, or may in the future become, the subject of regulatory reform or cessation. The Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, Daily Simple SOFR, the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Base Rate, Daily Simple SOFR, the Term SOFR Reference Rate or Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, Daily Simple SOFR, the Term SOFR Reference Rate or Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Agent may select information sources or services in its reasonable good faith discretion to ascertain the Base Rate, Daily Simple SOFR, the Term SOFR Reference Rate or Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service. The Agent will, in keeping with industry practice, continue using its current rounding practices in connection with the Base Rate, Daily Simple SOFR, the Term SOFR Reference Rate or Term SOFR. In connection with the use or administration of Daily Simple SOFR and Term SOFR, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Daily Simple SOFR and Term SOFR.

§2. THE CREDIT FACILITY.

§2.1 Revolving Credit Loans.

(a) Subject to the terms and conditions set forth in this Agreement, each of the Revolving Credit Lenders severally agrees to lend to the Borrower, and the Borrower may borrow (and repay and reborrow) from time to time between the Closing Date and the Revolving Credit Maturity Date upon notice by the Borrower to the Agent given in accordance with §2.7, such sums as are requested by the Borrower for the purposes set forth in §2.9 up to a maximum aggregate principal amount outstanding (after giving effect to all amounts requested) at any one time equal to the lesser of (i) such Lender’s Revolving Credit Commitment and (ii) such Lender’s Revolving Credit Commitment Percentage of the Unencumbered Asset Availability; provided, that, in all events no Default or Event of Default shall have occurred and be continuing; and provided, further, that the outstanding principal amount of the Revolving Credit Loans (after giving effect to all amounts requested) and Letter of Credit Liabilities shall not at any time exceed the Total Revolving Credit Commitment. The Revolving Credit Loans shall be made pro rata in accordance with each Revolving Credit Lender’s Revolving Credit Commitment Percentage. Each request for a Revolving Credit Loan hereunder shall constitute a representation and warranty by the Borrower that all of the conditions required of Borrower set forth in §10 and §11 have been satisfied on the date of such request. The Agent may assume that the conditions in §10 and §11 have been satisfied unless it receives prior written notice from a Revolving Credit Lender that such conditions have not been satisfied. No Revolving Credit Lender shall have any obligation to make Revolving Credit Loans to Borrower or participate in Letter of Credit Liabilities in the maximum aggregate Outstanding amount of more than the lesser of the amount equal to its Revolving Credit Commitment Percentage of the Revolving Credit Commitments and the principal face amount of its Revolving Credit Note.

(b) The Revolving Credit Loans shall be evidenced by separate promissory notes of Borrower in substantially the form of Exhibit A-1 hereto (collectively, the “Revolving Credit Notes”), and completed with appropriate insertions. One Revolving Credit Note shall be payable to the order of each Revolving Credit Lender in the principal amount equal to such Revolving Credit Lender’s Revolving Credit Commitment or, if less, the outstanding amount of all Revolving Credit Loans made by such Revolving Credit Lender, plus interest accrued thereon, as set forth below. The Borrower irrevocably authorizes Agent to make or cause to be made, at or about the time of the Drawdown Date of any Revolving Credit Loan or the time of receipt of any payment of principal thereof, an appropriate notation on Agent’s Record reflecting the making of such Revolving Credit Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Revolving Credit Loans set forth on Agent’s Record shall be prima facie evidence of the principal amount thereof owing and unpaid to each Revolving Credit Lender (absent manifest error), but the failure to record, or any error in so recording, any such amount on Agent’s Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Revolving Credit Note to make payments of principal of or interest on any such Revolving Credit Note when due. Agent shall use commercially reasonable efforts to provide to the Borrower a monthly invoice for interest that has accrued on the Revolving Credit Notes, but the failure of Agent to provide the Borrower any such invoice shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Revolving Credit Note to make payments of interest on any such Revolving Credit Note when due. By delivery of this Agreement and any Revolving Credit Note, there shall not be deemed to have occurred, and there has not otherwise occurred, any payment, satisfaction or novation of the Indebtedness evidenced by the Original Credit Agreement or the “Revolving Credit Notes” described in the Original Credit Agreement, which Indebtedness is instead allocated among the Revolving Credit Lenders as of the date hereof in accordance with their respective Revolving Credit Commitment Percentages (it being acknowledged that the Indebtedness evidenced by the “Revolving Credit Notes” of the Exiting Lenders, if any, is being allocated among the Revolving Credit Lenders), and is evidenced by this Agreement and any Revolving Credit Notes, and the Revolving Credit Lenders shall as of the date hereof make such adjustments to the outstanding Revolving Credit Loans of such Revolving Credit Lenders so that such outstanding Revolving Credit Loans are consistent with their respective Revolving Credit Commitment Percentages.

§2.2 Commitment to Lend Term Loan.

(a) Subject to the terms and conditions set forth in this Agreement, as of the Closing Date, each of the Term Loan A Lenders have made and/or shall make to the Borrower Term Loans A in the amount of such Term Loan A Lender’s Term Loan A Commitment. Except for any additional Term Loans A made as a result of any increase in the Total Term Loan A Commitment pursuant to §2.11, Borrower shall not have the right to draw down any additional Term Loans A. In addition, any additional Term Loans A made as a result of any increase in the Total Term Loan A Commitment pursuant to §2.11 shall be made on the applicable Commitment Increase Date and each Term Loan A Lender which elects to increase its or acquire a Term Loan A Commitment pursuant to §2.11 severally and not jointly agrees to make a Term Loan A to the Borrower on such Commitment Increase Date in an amount equal to the lesser of (a) with respect to any existing Term Loan A Lender, the amount by which such Lender’s Term Loan A Commitment increases on the applicable Commitment Increase Date, and with respect to any new Term Loan A Lender, the amount of such new Lender’s Term Loan A Commitment, and (b) such Lender’s Term Loan A Commitment Percentage of the Unencumbered Asset Availability. Each request for a Term Loan A hereunder shall constitute a representation and warranty by the Borrower that all of the conditions required of the Borrower set forth in §10 and §11 have been satisfied on the date of such request. The Agent may assume that the conditions in §10 and §11 have been satisfied unless it receives prior written notice from a Term Loan A Lender that such conditions have not been satisfied. No Term Loan A Lender shall have any obligation to make

Term Loans A to the Borrower in the maximum aggregate principal outstanding balance of more than the lesser of (x) the amount equal to its Term Loan A Commitment Percentage of the Term Loan A Commitments and (y) the principal face amount of its Term Loan A Note. The Term Loans A shall be evidenced by separate promissory notes of the Borrower in substantially the form of Exhibit A-2 hereto and completed with appropriate insertions (each, a “Term Loan A Note” and collectively, the “Term Loan A Notes”). One Term Loan A Note shall be payable to the order of each Term Loan A Lender in the principal amount equal to such Term Loan A Lender’s Term Loan A Commitment. The Term Loans A shall be made pro rata in accordance with each Term Loan A Lender’s Term Loan A Commitment Percentage. The Borrower irrevocably authorizes Agent to make or cause to be made, at or about the time of the Drawdown Date of any Term Loan A or the time of receipt of any payment of principal thereof, an appropriate notation on Agent’s Record reflecting the making of such Term Loan A or (as the case may be) the receipt of such payment. The outstanding amount of the Term Loans A set forth on Agent’s Record shall be prima facie evidence of the principal amount thereof owing and unpaid to each Term Loan A Lender, but the failure to record, or any error in so recording, any such amount on Agent’s Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Term Loan A Note to make payments of principal of or interest on any Term Loan A Note when due. By delivery of this Agreement and any Term Loan A Note, there shall not be deemed to have occurred, and there has not otherwise occurred, any payment, satisfaction or novation of the Indebtedness evidenced by the Original Credit Agreement or the “Term Loan A Notes” described in the Original Credit Agreement, which Indebtedness is instead allocated among the Term Loan A Lenders as of the date hereof in accordance with their respective Term Loan A Commitment Percentages (it being acknowledged that the Indebtedness evidenced by the “Term Loan A Notes” of the Exiting Lenders, if any, is being allocated among the Term Loan A Lenders), and is evidenced by this Agreement and any Term Loan A Notes, and the Term Loan A Lenders shall as of the date hereof make such adjustments to the outstanding Term Loans A of such Term Loan A Lenders so that such outstanding Term Loans A are consistent with their respective Term Loan A Commitment Percentages.

(b) Subject to the terms and conditions set forth in this Agreement, as of the Closing Date, each of the Term Loan B Lenders have made and/or shall make to the Borrower Term Loans B in the amount of such Term Loan B Lender’s Term Loan B Commitment. Except for any additional Term Loans B made as a result of any increase in the Total Term Loan B Commitment pursuant to §2.11, Borrower shall not have the right to draw down any Term Loans B after the Closing Date. In addition, any additional Term Loans B made as a result of any increase in the Total Term Loan B Commitment pursuant to §2.11 shall be made on the applicable Commitment Increase Date and each Term Loan B Lender which elects to increase its or acquire a Term Loan B Commitment pursuant to §2.11 severally and not jointly agrees to make a Term Loan B to the Borrower on such Commitment Increase Date in an amount equal to the lesser of (a) with respect to any existing Term Loan B Lender, the amount by which such Lender’s Term Loan B Commitment increases on the applicable Commitment Increase Date, and with respect to any new Term Loan B Lender, the amount of such new Lender’s Term Loan B Commitment, and (b) such Lender’s Term Loan B Commitment Percentage of the Unencumbered Asset Availability. Each request for a Term Loan B hereunder shall constitute a representation and warranty by the Borrower that all of the conditions required of the Borrower set forth in §10 and §11 have been satisfied on the date of such request. The Agent may assume that the conditions in §10 and §11 have been satisfied unless it receives prior written notice from a Term Loan B Lender that such conditions have not been satisfied. No Term Loan B Lender shall have any obligation to make Term Loans B to the Borrower in the maximum aggregate principal outstanding balance of more than the lesser of (x) the amount equal to its Term Loan B Commitment Percentage of the Term Loan B Commitments and (y) the principal face amount of its Term Loan B Note. The Term Loans B shall be evidenced by separate promissory notes of the Borrower in substantially the form of Exhibit A-3 hereto and completed with appropriate insertions (each, a “Term Loan B Note” and collectively, the “Term Loan B Notes”). One Term Loan B Note shall be payable to the order of each Term Loan B Lender in the principal amount equal to such Term Loan B Lender’s Term Loan B Commitment. The Term Loans B shall be made pro rata in accordance with each Term Loan B Lender’s Term Loan B Commitment Percentage. The Borrower irrevocably authorizes Agent to make or cause to be made, at or about the time of the Drawdown Date of any Term Loan B or the time of receipt of any payment of principal thereof, an appropriate notation on Agent’s Record reflecting the making of such Term Loan B or (as the case may be) the receipt of such payment. The outstanding amount of the Term Loans B set forth on Agent’s Record shall be prima facie evidence of the principal amount thereof owing and unpaid to each Term Lender B, but the failure to record, or any error in so recording, any such amount on Agent’s Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Term Loan B Note to make payments of principal of or interest on any Term Loan B Note when due. By delivery of this Agreement and any Term Loan B Note, there shall not be deemed to have occurred, and there has not otherwise occurred, any payment, satisfaction or novation of the Indebtedness evidenced by the Original Credit Agreement or the “Term Loan B Notes” described in the Original Credit Agreement, which Indebtedness is instead allocated among the Term Loan B Lenders as of the date hereof in accordance with their respective Term Loan B Commitment Percentages (it being acknowledged that the Indebtedness evidenced by the “Term Loan B Notes” of the Exiting Lenders, if any, is being allocated among the Term Loan B Lenders), and is evidenced by this Agreement and any Term Loan B Notes, and the Term Loan B Lenders shall as of the date hereof make such adjustments to the outstanding Term Loans B of such Term Loan B Lenders so that such outstanding Term Loans B are consistent with their respective Term Loan B Commitment Percentages.

(c) Subject to the terms and conditions set forth in this Agreement, as of the Closing Date, each of the Term Loan C Lenders have made and/or shall make to the Borrower Term Loans C in the amount of such Term Loan C Lender’s Term Loan C Commitment. Except for any additional Term Loans C made as a result of any increase in the Total Term Loan C Commitment pursuant to §2.11, Borrower shall not have the right to draw down any Term Loans C after the Closing Date. In addition, any additional Term Loans C made as a result of any increase in the Total Term Loan C Commitment pursuant to §2.11 shall be made on the applicable Commitment Increase Date and each Term Loan C Lender which elects to increase its or acquire a Term Loan C Commitment pursuant to §2.11 severally and not jointly agrees to make a Term Loan C to the Borrower on such Commitment Increase Date in an amount equal to the lesser of (a) with respect to any existing Term Loan C Lender, the amount by which such Lender’s Term Loan C Commitment increases on the applicable Commitment Increase Date, and with respect to any new Term Loan C Lender, the amount of such new Lender’s Term Loan C Commitment, and (b) such Lender’s Term Loan C Commitment Percentage of the Unencumbered Asset Availability. Each request for a Term Loan C hereunder shall constitute a representation and warranty by the Borrower that all of the conditions required of the Borrower set forth in §10 and §11 have been satisfied on the date of such request. The Agent may assume that the conditions in §10 and §11 have been satisfied unless it receives prior written notice from a Term Loan C Lender that such conditions have not been satisfied. No Term Loan C Lender shall have any obligation to make Term Loans C to the Borrower in the maximum aggregate principal outstanding balance of more than the lesser of (x) the amount equal to its Term Loan C Commitment Percentage of the Term Loan C Commitments and (y) the principal face amount of its Term Loan C Note. The Term Loans C shall be evidenced by separate promissory notes of the Borrower in substantially the form of Exhibit A-4 hereto and completed with appropriate insertions (each, a “Term Loan C Note” and collectively, the “Term Loan C Notes”). One Term Loan C Note shall be payable to the order of each Term Loan C Lender in the principal amount equal to such Term Loan C Lender’s Term Loan C Commitment. The Term Loans C shall be made pro rata in accordance with each Term Loan C Lender’s Term Loan C Commitment Percentage. The Borrower irrevocably authorizes Agent to make or cause to be made, at or about the time of the Drawdown Date of any Term Loan C or the time of receipt of any payment of principal thereof, an appropriate notation on Agent’s Record reflecting the making of such Term Loan C or (as the case may be) the receipt of such payment. The outstanding amount of the Term Loans C set forth on Agent’s Record shall be prima facie evidence of the principal amount thereof owing and unpaid to each Term Lender C, but the failure to record, or any error in so recording, any such amount on Agent’s Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Term Loan C Note to make payments of principal of or interest on any Term Loan C Note when due. By delivery of this Agreement and any Term Loan C Note, there shall not be deemed to have occurred, and there has not otherwise occurred, any payment, satisfaction or novation of the Indebtedness evidenced by the Original Credit Agreement or the “Term Loan C Notes” described in the Original Credit Agreement, which Indebtedness is instead allocated among the Term Loan C Lenders as of the date hereof in accordance with their respective Term Loan C Commitment Percentages (it being acknowledged that the Indebtedness evidenced by the “Term Loan C Notes” of the Exiting Lenders, if any, is being allocated among the Term Loan C Lenders), and is evidenced by this Agreement and any Term Loan C Notes, and the Term Loan C Lenders shall as of the date hereof make such adjustments to the outstanding Term Loans C of such Term Loan C Lenders so that such outstanding Term Loans C are consistent with their respective Term Loan C Commitment Percentages.

§2.3 Unused Fee; Facility Fee.

(a) Subject to §2.3(b), the Borrower agrees to pay to the Agent for the account of the Revolving Credit Lenders (other than a Defaulting Lender for such period of time as such Revolving Credit Lender is a Defaulting Lender) in accordance with their respective Revolving Credit Commitment Percentages a facility unused fee (the “Unused Fee”) calculated by multiplying the Unused Fee Percentage applicable to such day, calculated as a per diem rate, by the excess of the Total Revolving Credit Commitment over the outstanding principal amount of the Revolving Credit Loans and Letter of Credit Liabilities. The Unused Fee shall be payable quarterly in arrears on the first (1st) day of each calendar quarter for the immediately preceding calendar quarter or portion thereof, and on any earlier date on which the Revolving Credit Commitments shall be reduced or shall terminate as provided in §2.4, with a final payment on the Revolving Credit Maturity Date.

(b) From and after the date that Agent receives written notice that Borrower and/or Parent has first obtained an Investment Grade Rating and that Borrower has irrevocably elected to have the Applicable Margin determined pursuant to subparagraph (b) of the definition of Applicable Margin, the Unused Fee shall no longer accrue (but any accrued Unused Fee shall be payable as provided in §2.3(a)), and from and thereafter, Borrower agrees to pay to the Agent for the account of the Lenders in accordance with their respective Revolving Credit Commitment Percentages a facility fee (the “Facility Fee”) calculated at the rate per annum set forth below based upon the applicable Credit Rating Level on the Total Revolving Credit Commitment:

Credit Rating Level	Facility Fee Rate
Credit Rating Level 1	0.125%
Credit Rating Level 2	0.15%
Credit Rating Level 3	0.20%
Credit Rating Level 4	0.25%
Credit Rating Level 5	0.30%

The Facility Fee shall be calculated for each day and shall be payable quarterly in arrears on the first (1st) day of each fiscal quarter for the immediately preceding fiscal quarter or portion thereof, and on any earlier date on which the Revolving Credit Commitments shall be reduced or shall terminate as provided in §2.4, with a final payment on the Revolving Credit Maturity Date. The Facility Fee shall be determined by reference to the Credit Rating Level in effect from time to time; provided, however, that no change in the Facility Fee rate resulting from a change in the Credit Rating Level shall be effective until three (3) Business Days after the date on which the Agent receives written notice of a change.

§2.4 Reduction and Termination of the Revolving Credit Commitments. The Borrower shall have the right at any time and from time to time upon three (3) Business Days’ prior written notice to the Agent to reduce by $5,000,000.00 or an integral multiple of $1,000,000.00 in excess thereof (provided that in no event shall the Total Revolving Credit Commitment be reduced in such manner to an amount less than $40,000,000.00, other than in the case of a termination of the facility by the Borrower) or to terminate entirely the unborrowed portion of the Revolving Credit Commitments (provided that such termination would not result in the Revolving Credit Commitment being reduced to an amount less than $40,000,000.00), whereupon the Revolving Credit Commitments of the Revolving Credit Lenders shall be reduced pro rata in accordance with their respective Revolving Credit Commitment Percentages of the amount specified in such notice or, as the case may be, terminated, any such termination or reduction to be without penalty except as otherwise set forth in §4.8; provided, however, that no such termination or reduction shall be permitted if, after giving effect thereto, the sum of Outstanding Revolving Credit Loans and the Letter of Credit Liabilities would exceed the Revolving Credit Commitments of the Revolving Credit Lenders as so terminated or reduced. Promptly after receiving any notice from the Borrower delivered pursuant to this §2.4, the Agent will notify the Revolving Credit Lenders of the substance thereof. Any reduction of the Revolving Credit Commitments to an amount less than $50,000,000.00 shall also result in a proportionate reduction (rounded to the next lowest integral multiple of $100,000.00) in the maximum amount of Letters of Credit. Upon the effective date of any such reduction or termination, the Borrower shall pay to the Agent for the respective accounts of the Revolving Credit Lenders the full amount of any facility fee under §2.3 then accrued on the amount of the reduction. No reduction or termination of the Revolving Credit Commitments may be reinstated.

§2.5 Intentionally Omitted.

§2.6 Interest on Loans.

(a) Each Revolving Credit Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the date on which such Revolving Credit Base Rate Loan is repaid or converted to a Revolving Credit Loan of another Type at the rate per annum equal to the sum of the Base Rate plus the Applicable Margin for Revolving Credit Base Rate Loans.

(b) Each Revolving Credit Loan that is (X) a Daily Simple SOFR Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the date on which such Daily Simple SOFR Loan is repaid or is converted to a Revolving Credit Loan of another Type at the rate per annum equal to the sum of Daily Simple SOFR plus the Applicable Margin for Revolving Credit SOFR Rate Loans, and (Y) a Term SOFR Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of each Interest Period with respect thereto at the rate per annum equal to the sum of Term SOFR determined for such Interest Period plus the Applicable Margin for Revolving Credit SOFR Rate Loans.

(c) Each Term Loan A Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the date on which such Term Loan A Base Rate Loan is repaid or is converted to a to a Loan of another Type at a rate per annum equal to the sum of the Base Rate plus the Applicable Margin for Term Loan A Base Rate Loans.

(d) Each Term Loan A that is (X) a Daily Simple SOFR Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the date on which such Daily Simple SOFR Term Loan A is repaid or is converted to a Loan of another Type at the rate per annum equal to the sum of Daily Simple SOFR plus the Applicable Margin for Term Loan A SOFR Rate Loans, and (Y) a Term SOFR Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of each Interest Period with respect thereto at the rate per annum equal to the sum of Term SOFR determined for such Interest Period plus the Applicable Margin for Term Loan A SOFR Rate Loans.

(e) Each Term Loan B Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the date on which such Term Loan B Base Rate Loan is repaid or is converted to a to a Loan of another Type at a rate per annum equal to the sum of the Base Rate plus the Applicable Margin for Term Loan B Base Rate Loans.

(f) Each Term Loan B that is (X) a Daily Simple SOFR Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the date on which such Daily Simple SOFR Term Loan B is repaid or is converted to a Loan of another Type at the rate per annum equal to the sum of Daily Simple SOFR plus the Applicable Margin for Term Loan B SOFR Rate Loans, and (Y) a Term SOFR Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of each Interest Period with respect thereto at the rate per annum equal to the sum of Term SOFR determined for such Interest Period plus the Applicable Margin for Term Loan B SOFR Rate Loans.

(g) Each Term Loan C Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the date on which such Term Loan C Base Rate Loan is repaid or is converted to a to a Loan of another Type at a rate per annum equal to the sum of the Base Rate plus the Applicable Margin for Term Loan C Base Rate Loans.

(h) Each Term Loan C that is (X) a Daily Simple SOFR Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the date on which such Daily Simple SOFR Term Loan C is repaid or is converted to a Loan of another Type at the rate per annum equal to the sum of Daily Simple SOFR plus the Applicable Margin for Term Loan C SOFR Rate Loans, and (Y) a Term SOFR Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of each Interest Period with respect thereto at the rate per annum equal to the sum of Term SOFR determined for such Interest Period plus the Applicable Margin for Term Loan C SOFR Rate Loans.

(i) The Borrower promises to pay interest in Dollars on each Loan in arrears on each Interest Payment Date with respect thereto.

(j) Base Rate Loans and SOFR Rate Loans may be converted to Loans of the other Type as provided in §4.1.

§2.7 Requests for Revolving Credit Loans. Except with respect to any Revolving Credit Loans outstanding as of the Closing Date, the Borrower shall give to the Agent written notice executed by an Authorized Officer in the form of Exhibit C hereto (or telephonic notice confirmed in writing in the form of Exhibit C hereto) of each Revolving Credit Loan requested hereunder (a “Loan Request”) by 12:00 p.m. (Eastern Standard Time) one (1) Business Day prior to the proposed Drawdown Date with respect to Base Rate Loans and two (2) Business Days prior to the proposed Drawdown Date with respect to SOFR Rate Loans. Each such notice shall specify with respect to the requested Revolving Credit Loan the proposed principal amount of such Revolving Credit Loan, the Type of Revolving Credit Loan, the initial Interest Period (if applicable) for such Revolving Credit Loan and the Drawdown Date. Each such notice shall also contain (i) a general statement as to the purpose for which such advance shall be used (which purpose shall be in accordance with the terms of §2.9) and (ii) a certification by the chief financial officer or controller of Parent that the Borrower, the Guarantors and each Unencumbered Property Subsidiary are and will be in compliance with all covenants under the Loan Documents after giving effect to the making of such Revolving Credit Loan. Promptly upon receipt of any such notice, the Agent shall notify each of the Revolving Credit Lenders thereof. Each such Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Revolving Credit Loan requested from the Revolving Credit Lenders on the proposed Drawdown Date. Each Loan Request shall be in the Minimum Loan Amounts; provided, however, that there shall be no more than twelve (12) SOFR Rate Loans outstanding at any one time.

§2.8 Funds for Loans.

(a) Not later than 1:00 p.m. (Eastern Standard Time) on the proposed Drawdown Date of any Revolving Credit Loans or Term Loans, each of the Revolving Credit Lenders or Term Loan Lenders, as applicable, will make available to the Agent, at the Agent’s Head Office, in immediately available funds, the amount of such Lender’s Commitment Percentage of the amount of the requested Loans which may be disbursed pursuant to §2.1 or §2.2. Upon receipt from each Revolving Credit Lender or Term Loan Lender, as applicable, of such amount, and upon receipt of the documents required by §10 and §11 and the satisfaction of the other conditions set forth therein, to the extent applicable, the Agent will make available to the Borrower the aggregate amount of such Revolving Credit Loans or Term Loans made available to the Agent by the Revolving Credit Lenders or Term Loan Lenders, as applicable, by crediting such amount to the account of the Borrower maintained at the Agent’s Head Office. The failure or refusal of any Revolving Credit Lender or Term Loan Lender to make available to the Agent at the aforesaid time and place on any Drawdown Date the amount of its Commitment Percentage of the requested Loans shall not relieve any other Revolving Credit Lender or Term Loan Lender from its several obligation hereunder to make available to the Agent the amount of such other Lender’s Commitment Percentage of any requested Loans, including any additional Loans that may be requested subject to the terms and conditions hereof to provide funds to replace those not advanced by the Lender so failing or refusing. In the event of any such failure or refusal, the Lenders not so failing or refusing shall be entitled to a priority secured position as against the Lender or Lenders so failing or refusing to make available to the Borrower the amount of its or their Commitment Percentage for such Loans as provided in §12.5.

(b) Unless the Agent shall have been notified by any Lender prior to the applicable Drawdown Date of any Revolving Credit Loans or any Term Loans or on the Closing Date or any Increase Date with respect to any Term Loans, that such Lender will not make available to Agent such Lender’s Commitment Percentage of a proposed Loan, Agent may in its discretion assume that such Lender has made such Loan available to Agent in accordance with the provisions of this Agreement and the Agent may, if it chooses, in reliance upon such assumption make such Loan available to the Borrower, and such Lender shall be liable to the Agent for the amount of such advance. If such Lender does not pay such corresponding amount upon the Agent’s demand therefor, the Agent will promptly notify the Borrower, and the Borrower shall promptly pay such corresponding amount to the Agent. The Agent shall also be entitled to recover from the Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrower to the date such corresponding amount is recovered by the Agent at a per annum rate equal to (i) from the Borrower at the applicable rate for such Loan or (ii) from a Lender at the Federal Funds Effective Rate plus one percent (1%).

§2.9 Use of Proceeds. The Borrower will use the proceeds of the Loans and the Letters of Credit solely to (a) pay closing costs in connection with this Agreement (including, without limitation, the repayment in full of the KeyBank Term Loan); (b) to finance Borrower’s direct and indirect investments in Real Estate and Mortgage Receivables; and (c) for general working capital purposes. Notwithstanding the foregoing, subject to compliance with the terms and conditions of this Agreement (including, without limitation, §8.7 and §9 hereof), the Borrower shall be permitted to use proceeds of the Loans to repurchase, retire or redeem Equity Interests of the Borrower, the Trust or the Parent (including, without limitation, any such Equity Interests that constitute Preferred Securities) in an aggregate amount not to exceed (X) $10,000,000.00 in any calendar year and (Y) $20,000,000.00 between the Closing Date and the latest Maturity Date hereunder.

§2.10 Letters of Credit.

(a) Subject to the terms and conditions set forth in this Agreement, at any time and from time to time from the Closing Date through the day that is ninety (90) days prior to the Revolving Credit Maturity Date, the Issuing Lender shall issue such Letters of Credit as the Borrower may request upon the delivery of a written request in the form of Exhibit D hereto (a “Letter of Credit Request”) to the Issuing Lender, provided that (i) no Default or Event of Default shall have occurred and be continuing, (ii) upon issuance of such Letter of Credit, the Letter of Credit Liabilities shall not exceed $30,000,000.00 (subject to reduction as provided in §2.4), (iii) in no event shall the sum of (A) the Revolving Credit Loans Outstanding and (B) the amount of Letter of Credit Liabilities (after giving effect to all Letters of Credit requested) exceed the Total Revolving Credit Commitment, (iv) the conditions set forth in §§10 and 11 shall have been satisfied, (v) in no event shall any amount drawn under a Letter of Credit be available for reinstatement or a subsequent drawing under such Letter of Credit, and (vi) in no event shall the sum of (X) the Outstanding amount of the Revolving Credit Loans and the Term Loans and (Y) the amount of Letter of Credit Liabilities (after giving effect to all Letters of Credit requested) exceed the lesser of the Total Commitment or the Unencumbered Asset Availability. Notwithstanding anything to the contrary contained in this §2.10, the Issuing Lender shall not be obligated to issue, amend, extend, renew or increase any Letter of Credit at a time when any other Revolving Credit Lender is a Defaulting Lender, unless the Issuing Lender is satisfied that the participation therein will otherwise be fully allocated to the Revolving Credit Lenders that are Non-Defaulting Lenders consistent with §2.13(c) and the Defaulting Lender shall have no participation therein, except to the extent the Issuing Lender has entered into arrangements with the Borrower or such Defaulting Lender which are satisfactory to the Issuing Lender in its good faith determination to eliminate the Issuing Lender’s Fronting Exposure with respect to any such Defaulting Lender, including the delivery of cash collateral. The Issuing Lender may assume that the conditions in §10 and §11 have been satisfied unless it receives written notice from a Revolving Credit Lender that such conditions have not been satisfied. Each Letter of Credit Request shall be executed by an Authorized Officer of Borrower. The Issuing Lender shall be entitled to conclusively rely on such Person’s authority to request a Letter of Credit on behalf of Borrower. The Issuing Lender shall have no duty to verify the authenticity of any signature appearing on a Letter of Credit Request. The Borrower assumes all risks with respect to the use of the Letters of Credit. The term of any Letter of Credit shall not extend beyond the earlier of (i) the date one year after its date of issuance or (ii) the Revolving Credit Maturity Date; provided, however, that (X) a Letter of Credit may contain a provision providing for the automatic extension of the expiration date in the absence of a notice of non-renewal from the Agent or the Issuing Lender (provided that such provision shall not permit the extension of the expiration date of such Letter of Credit beyond the Revolving Credit Maturity Date except as provided in the immediately following clause (Y), and (Y) a Letter of Credit may, as a result of its express terms or as the result of the effect of an automatic extension provision, have an expiration date of not more than one year beyond the Revolving Credit Maturity Date so long as the Borrower delivers to the Agent, no later than thirty (30) days prior to the Revolving Credit Maturity Date, cash collateral for such Letter of Credit for deposit into the Collateral Account in an amount equal to the maximum amount available to be drawn under such Letter of Credit. The amount available to be drawn under any Letter of Credit shall reduce on a dollar-for-dollar basis the amount available to be drawn under the Total Revolving Credit Commitment as a Revolving Credit Loan.

(b) Each Letter of Credit Request shall be submitted to the Issuing Lender at least five (5) Business Days (or such shorter period as the Issuing Lender may approve) prior to the date upon which the requested Letter of Credit is to be issued. Each such Letter of Credit Request shall contain (i) a statement as to the purpose for which such Letter of Credit shall be used (which purpose shall be in accordance with the terms of this Agreement), and (ii) a certification by the chief financial officer or controller of Parent that the Borrower, Guarantors and Unencumbered Property Subsidiaries are and will be in compliance with all covenants under the Loan Documents after giving effect to the issuance of such Letter of Credit. The Borrower shall further deliver to the Issuing Lender such additional applications (which application as of the date hereof is in the form of Exhibit H hereto) and documents as the Issuing Lender may reasonably require, in conformity with the then standard practices of its letter of credit department, in connection with the issuance of such Letter of Credit; provided that in the event of any conflict, the terms of this Agreement shall control.

(c) The Issuing Lender shall, subject to the conditions set forth in this Agreement, issue the Letter of Credit on or before five (5) Business Days following receipt of the documents last due pursuant to §2.10(b). Each Letter of Credit shall be in form and substance reasonably satisfactory to the Issuing Lender in its reasonable discretion.

(d) Upon the issuance of a Letter of Credit, each Revolving Credit Lender shall be deemed to have purchased a participation therein from Issuing Lender in an amount equal to its respective Revolving Credit Commitment Percentage of the amount of such Letter of Credit. No Revolving Credit Lender’s obligation to participate in a Letter of Credit shall be affected by any other Revolving Credit Lender’s failure to perform as required herein with respect to such Letter of Credit or any other Letter of Credit.

(e) Upon the issuance of each Letter of Credit, the Borrower shall pay to the Issuing Lender (i) for its own account, a Letter of Credit fee calculated at the rate of one-eighth of one percent (0.125%) per annum of the amount available to be drawn under such Letter of Credit (which fee shall not be less than $1,500 in any event), and (ii) for the accounts of the Revolving Credit Lenders (including the Issuing Lender) in accordance with their respective percentage shares of participation in such Letter of Credit, a Letter of Credit fee calculated at the rate per annum equal to the Applicable Margin then applicable to Revolving Credit SOFR Rate Loans on the amount available to be drawn under such Letter of Credit. Such fees shall be payable in quarterly installments in arrears with respect to each Letter of Credit on the first day of each calendar quarter following the date of issuance and continuing on each quarter or portion thereof thereafter, as applicable, or on any earlier date on which the Revolving Credit Commitments shall terminate and on the expiration or return of any Letter of Credit. In addition, the Borrower shall pay to Issuing Lender for its own account within five (5) days of demand of Issuing Lender the standard issuance and documentation charges for Letters of Credit issued from time to time by Issuing Lender.

(f) In the event that any amount is drawn under a Letter of Credit by the beneficiary thereof, the Borrower shall reimburse the Issuing Lender by having such amount drawn treated as an outstanding Revolving Credit Base Rate Loan under this Agreement (Borrower being deemed to have requested a Revolving Credit Base Rate Loan on such date in an amount equal to the amount of such drawing and such amount drawn shall be treated as an outstanding Revolving Credit Base Rate Loan under this Agreement) and the Agent shall promptly notify each Revolving Credit Lender by email, telephone (confirmed in writing) or other similar means of transmission, and each Revolving Credit Lender shall promptly and unconditionally pay to the Agent, for the Issuing Lender’s own account, an amount equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of such Letter of Credit (to the extent of the amount drawn). If and to the extent any Revolving Credit Lender shall not make such amount available on the Business Day on which such draw is funded, such Revolving Credit Lender agrees to pay such amount to the Agent forthwith on demand, together with interest thereon, for each day from the date on which such draw was funded until the date on which such amount is paid to the Agent, at the Federal Funds Effective Rate until three (3) days after the date on which the Agent gives notice of such draw and at the Federal Funds Effective Rate plus one percent (1.0%) for each day thereafter. Further, such Revolving Credit Lender shall be deemed to have assigned any and all payments made of principal and interest on its Revolving Credit Loans, amounts due with respect to its participations in Letters of Credit and any other amounts due to it hereunder to the Agent to fund the amount of any drawn Letter of Credit which such Revolving Credit Lender was required to fund pursuant to this §2.10(f) until such amount has been funded (as a result of such assignment or otherwise). In the event of any such failure or refusal, the Revolving Credit Lenders not so failing or refusing shall be entitled to a priority secured position for such amounts as provided in §12.5. The failure of any Revolving Credit Lender to make funds available to the Agent in such amount shall not relieve any other Revolving Credit Lender of its obligation hereunder to make funds available to the Agent pursuant to this §2.10(f).

(g) If after the issuance of a Letter of Credit pursuant to §2.10(c) by the Issuing Lender, but prior to the funding of any portion thereof by a Revolving Credit Lender, for any reason a drawing under a Letter of Credit cannot be refinanced as a Revolving Credit Loan, each Revolving Credit Lender will, on the date such Revolving Credit Loan pursuant to §2.10(f) was to have been made, purchase an undivided participation interest in the Letter of Credit in an amount equal to its Revolving Credit Commitment Percentage of the amount of such Letter of Credit. Each Revolving Credit Lender will immediately transfer to the Issuing Lender in immediately available funds the amount of its participation and upon receipt thereof the Issuing Lender will deliver to such Revolving Credit Lender a Letter of Credit participation certificate dated the date of receipt of such funds and in such amount.

(h) Whenever at any time after the Issuing Lender has received from any Revolving Credit Lender any such Revolving Credit Lender’s payment of funds under a Letter of Credit and thereafter the Issuing Lender receives any payment on account thereof, then the Issuing Lender will distribute to such Revolving Credit Lender its participation interest in such amount (appropriately adjusted in the case of interest payments to reflect the period of time during which such Revolving Credit Lender’s participation interest was outstanding and funded); provided, however, that in the event that such payment received by the Issuing Lender is required to be returned, such Revolving Credit Lender will return to the Issuing Lender any portion thereof previously distributed by the Issuing Lender to it.

(i) The issuance of any supplement, modification, amendment, renewal or extension to or of any Letter of Credit shall be treated in all respects the same as the issuance of a new Letter of Credit.

(j) Borrower (rather than Issuing Lender) assumes all risks of the acts, omissions, or misuse of any Letter of Credit by the beneficiary thereof; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee or any other Person at law or under any other agreement. Neither Agent, Issuing Lender nor any Revolving Credit Lender will be responsible for (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party in connection with the issuance of any Letter of Credit, even if such document should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of any beneficiary of any Letter of Credit to comply fully with the conditions required in order to demand payment under a Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telecopy, email or otherwise; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document or draft required by or from a beneficiary in order to make a disbursement under a Letter of Credit or the proceeds thereof; (vii) for the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of Agent or any Revolving Credit Lender. None of the foregoing will affect, impair or prevent the vesting of any of the rights or powers granted to Agent, Issuing Lender or the Revolving Credit Lenders hereunder. In furtherance and extension and not in limitation or derogation of any of the foregoing, any act taken or omitted to be taken by Agent, Issuing Lender or the other Revolving Credit Lenders in good faith will be binding on Borrower and will not put Agent, Issuing Lender or the other Revolving Credit Lenders under any resulting liability to Borrower; provided nothing contained herein shall relieve Issuing Lender for liability to Borrower arising as a result of the gross negligence or willful misconduct of Issuing Lender as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods.

§2.11 Increase in Total Commitment.

(a) Provided that no Default or Event of Default has occurred and is continuing, subject to the terms and conditions set forth in this §2.11, the Borrower shall have the option at any time and from time to time before the date that is forty-five (45) days prior to the Revolving Credit Maturity Date (as the same may be extended pursuant to §2.12(a) below), Term Loan A Maturity Date, Term Loan B Maturity Date or Term Loan C Maturity Date (as the same may be extended pursuant to §2.12(b) below), as applicable, to request an increase in the Total Revolving Credit Commitment, the Total Term Loan A Commitment, the Total Term Loan B Commitment and/or the Total Term Loan C Commitment by an additional amount of up to $250,000,000.00 in the aggregate (which, assuming no previous reduction in the Total Revolving Credit Commitment, the Total Term Loan A Commitment, the Total Term Loan B Commitment and/or the Total Term Loan C Commitment, would result in a maximum Total Commitment of $850,000,000.00), by giving written notice to the Agent (each, an “Increase Notice”; and the amount of such requested increase is the “Commitment Increase”), provided that any such individual increase must be in a minimum amount of $5,000,000.00. Upon receipt of any Increase Notice, the Agent shall consult with Arranger and shall notify the Borrower of the amount of facility fees to be paid to any Lenders who provide an additional Revolving Credit Commitment, Term Loan A Commitment, Term Loan B Commitment and/or Term Loan C Commitment, as applicable, in connection with such increase in the Revolving Credit Commitment, Term Loan A Commitment, Term Loan B Commitment and/or Term Loan C Commitment, as applicable (which shall be in addition to the fees to be paid to Arranger pursuant to the Agreement Regarding Fees). If the Borrower agrees to pay the facility fees so determined (and/or such other fees as may be agreed to by the Borrower, Agent and/or Arranger in connection with such Commitment Increase), then the Agent shall send a notice to all Revolving Credit Lenders, Term Loan A Lenders, Term Loan B Lenders and/or Term Loan C Lenders, as applicable (the “Additional Commitment Request Notice”) informing them of the Borrower’s request to increase the Total Revolving Credit Commitment, the Total Term Loan A Commitment, the Total Term Loan B Commitment or the Total Term Loan C Commitment, as applicable, and of the facility fees to be paid with respect thereto. Each Revolving Credit Lender, Term Loan A Lender, Term Loan B Lender or Term Loan C Lender, as applicable, who desires to provide an additional Revolving Credit Commitment, Term Loan A Commitment, Term Loan B Commitment or Term Loan C Commitment, as applicable, upon such terms shall provide Agent with a written commitment letter specifying the amount of the additional Revolving Credit Commitment, Term Loan A Commitment, Term Loan B Commitment or Term Loan C Commitment, as applicable, by which it is willing to provide prior to such deadline as may be specified in the Additional Commitment Request Notice. If the requested increase is oversubscribed then the Agent and the Arranger shall allocate the Commitment Increase among the Revolving Credit Lenders, Term Loan A Lenders, Term Loan B Lenders or Term Loan C Lenders, as applicable, who provide such commitment letters on such basis as the Agent and the Arranger shall determine in their sole discretion. If the additional Revolving Credit Commitments, Term Loan A Commitments, Term Loan B Commitments or Term Loan C Commitments, as applicable, so provided are not sufficient to provide the full amount of the such Commitment Increase requested by the Borrower, then the Agent, Arranger or Borrower may, but shall not be obligated to, invite one or more banks or lending institutions (which banks or lending institutions shall be reasonably acceptable to Agent, Arranger and Borrower) to become a Revolving Credit Lender, Term Loan A Lender, Term Loan B Lender or Term Loan C Lender, as applicable, and provide an additional Revolving Credit Commitment, Term Loan A Commitment, Term Loan B Commitment or Term Loan C Commitment, as applicable. The Agent shall provide all Revolving Credit Lenders, Term Loan A Lenders, Term Loan B Lenders or Term Loan C Lenders, as applicable, with a notice setting forth the amount, if any, of the additional Revolving Credit Commitment, Term Loan A Commitment, Term Loan B Commitment or Term Loan C Commitment, as applicable, to be provided by each Revolving Credit Lender, Term Loan A Lender, Term Loan B Lender or Term Loan C Lender, as applicable, and the revised Revolving Credit Commitment Percentages, Term Loan A Commitment Percentages, Term Loan B Commitment Percentages or Term Loan C Commitment Percentages, as applicable, which shall be applicable after the effective date of the Commitment Increase specified therein (the “Commitment Increase Date”). In no event shall any Lender be obligated to provide an additional Revolving Credit Commitment, Term Loan A Commitment, Term Loan B Commitment or Term Loan C Commitment.

(b) On any Commitment Increase Date the outstanding principal balance of the Revolving Credit Loans, Term Loans A, Term Loans B or Term Loans C, as applicable, shall be reallocated among the Revolving Credit Lenders, Term Loan A Lenders, Term Loan B Lenders or Term Loan C Lenders, as applicable, such that after the applicable Commitment Increase Date the outstanding principal amount of Revolving Credit Loans, Term Loans A, Term Loans B or Term Loans C, as applicable, owed to each Revolving Credit Lender, Term Loan A Lender, Term Loan B Lender or Term Loan C Lender, as applicable, shall be equal to such Lender’s Revolving Credit Commitment Percentage, Term Loan A Commitment Percentage, Term Loan B Commitment Percentage or Term Loan C Commitment Percentage, as applicable (as in effect after the applicable Commitment Increase Date) of the outstanding principal amount of all Revolving Credit Loans, Term Loans A, Term Loans B or Term Loans C, as applicable. The participation interests of the Revolving Credit Lenders in Letters of Credit shall be similarly adjusted. On any Commitment Increase Date, those Revolving Credit Lenders, Term Loan A Lenders, Term Loan B Lenders or Term Loan C Lenders whose Revolving Credit Commitment Percentage, Term Loan A Commitment Percentage, Term Loan B Commitment Percentage or Term Loan C Commitment Percentage is increasing shall advance the funds to the Agent and the funds so advanced shall be distributed among the Revolving Credit Lenders, Term Loan A Lenders, Term Loan B Lenders or Term Loan C Lenders, as applicable, whose Revolving Credit Commitment Percentage, Term Loan A Commitment Percentage, Term Loan B Commitment Percentage or Term Loan C Commitment Percentage, as applicable, is decreasing as necessary to accomplish the required reallocation of the outstanding Revolving Credit Loans, Term Loans A, Term Loans B or Term Loans C, as applicable. The funds so advanced shall be Base Rate Loans until converted to SOFR Rate Loans which are allocated among all Lenders based on their Commitment Percentages. To the extent such reallocation results in certain Lenders receiving funds which are applied to Term SOFR Loans prior to the last day of the applicable Interest Period, then the Borrower shall pay to the Agent for the account of the affected Lenders the Breakage Costs for each such Lender (provided that the parties agree to attempt to coordinate the closing of any increase of the Total Revolving Credit Commitment, Total Term Loan A Commitment, Total Term Loan B Commitment or Total Term Loan C Commitment, as applicable, to minimize Breakage Costs that may come due); provided, however, each Lender agrees to apply any amounts received by them pursuant to this §2.11(b) first to the principal of any Base Rate Loans held by such Lender, second to the principal of any Daily Simple SOFR Loans held by such Lender, and then to the principal of Term SOFR Loans held by such Lender.

(c) Upon the effective date of each increase in the Total Revolving Credit Commitment, Total Term Loan A Commitment, Total Term Loan B Commitment or Total Term Loan C Commitment, as applicable, pursuant to this §2.11 the Agent may unilaterally revise Schedule 1 hereto and the Borrower shall execute and deliver to the Agent new Revolving Credit Notes, Term Loan A Notes, Term Loan B Notes or Term Loan C Notes for each Lender whose Commitment has changed so that the principal amount of such Revolving Credit Lender’s Revolving Credit Note shall equal its Revolving Credit Commitment, such Term Loan A Lender’s Term Loan Note shall equal its Term Loan A Commitment, such Term Loan B Lender’s Term Loan Note shall equal its Term Loan B Commitment and such Term Loan C Lender’s Term Loan Note shall equal its Term Loan C Commitment. The Agent shall deliver such replacement Revolving Credit Notes, Term Loan A Notes, Term Loan B Notes and Term Loan C Notes to the respective Lenders in exchange for the Revolving Credit Notes, Term Loan A Notes, Term Loan B Notes and Term Loan C Notes replaced thereby which shall be surrendered by such Lenders.

Such new Revolving Credit Notes, Term Loan A Notes, Term Loan B Notes and Term Loan C Notes shall provide that they are replacements for the surrendered Revolving Credit Notes, Term Loan A Notes, Term Loan B Notes and Term Loan C Notes, as applicable, and that they do not constitute a novation, shall be dated as of the Commitment Increase Date and shall otherwise be in substantially the form of the replaced Revolving Credit Notes, Term Loan A Notes, Term Loan B Notes or Term Loan C Notes, as applicable. Within five (5) days of issuance of any new Revolving Credit Notes, Term Loan A Notes, Term Loan B Notes or Term Loan C Notes, pursuant to this §2.11(c), the Borrower shall deliver an opinion of counsel, addressed to the Lenders and the Agent, relating to the due authorization, execution and delivery of such new Revolving Credit Notes, Term Loan A Notes, Term Loan B Notes and Term Loan B Notes and the enforceability thereof, in form and substance substantially similar to the opinion delivered in connection with the first disbursement under this Agreement. The surrendered Revolving Credit Notes, Term Loan A Notes, Term Loan B Notes and Term Loan C Notes shall be canceled and returned to the Borrower.

(d) Notwithstanding anything to the contrary contained herein, the obligation of the Agent and the Revolving Credit Lenders to increase the Total Revolving Credit Commitment, the Agent and the Term Loan A Lenders to increase the Total Term Loan A Commitment, the Agent and the Term Loan B Lenders to increase the Total Term Loan B Commitment or the Agent and the Term Loan C Lenders to increase the Total Term Loan C Commitment, pursuant to this §2.11 shall be conditioned upon satisfaction of the following conditions precedent which must be satisfied prior to the effectiveness of any increase of the Total Revolving Credit Commitment, Total Term Loan A Commitment, Total Term Loan B Commitment or the Total Term Loan C Commitment, as applicable:

(i) Payment of Activation Fee. The Borrower shall pay (A) to the Agent and the Arranger certain arrangement and other fees with respect to the applicable Commitment Increase pursuant to a separate agreement to be entered into among the Borrower, the Agent and the Arranger prior to the applicable Commitment Increase Date, and (B) to the Arranger such facility fees as the Revolving Credit Lenders, Term Loan A Lenders, Term Loan B Lenders or Term Loan C Lenders who are providing an additional Revolving Credit Commitment, Term Loan A Commitment, Term Loan B Commitment or Term Loan C Commitment, as applicable, may require to increase the aggregate Revolving Credit Commitment, Term Loan A Commitment, Term Loan B Commitment or Term Loan C Commitment, which fees shall, when paid, be fully earned and non-refundable under any circumstances. The Arranger shall pay to the Lenders acquiring the applicable Commitment Increase certain fees pursuant to their separate agreement; and

(ii) No Default. On the date any Increase Notice is given and on the date such increase becomes effective, both immediately before and after the Total Revolving Credit Commitment, Term Loan A Commitment, Term Loan B Commitment or Term Loan C Commitment, as applicable, is increased, there shall exist no Default or Event of Default; and

(iii) Representations True. The representations and warranties made by the Borrower and the Guarantors in the Loan Documents or otherwise made by or on behalf of the Borrower, the Guarantors and the Unencumbered Property Subsidiaries in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the date of such Increase Notice and on the date the Total Revolving Credit Commitment, Term Loan A Commitment, Term Loan B Commitment or Term Loan C Commitment is increased (except to the extent of any changes resulting from transactions permitted by this Agreement, and except to the extent such representations relate expressly to an earlier date, which representations shall be required to be true and correct only as of such specified date), both immediately before and after the Total Revolving Credit Commitment, Term Loan A Commitment, Term Loan B Commitment or Term Loan C Commitment is increased; and

(iv) Additional Documents and Expenses. The Borrower and the Guarantors shall execute and deliver to Agent and the Lenders such additional documents, instruments, certifications and opinions as the Agent may reasonably require, including, without limitation, a Compliance Certificate, demonstrating compliance with all covenants, representations and warranties set forth in the Loan Documents after giving effect to the increase; and

(v) Beneficial Ownership Certification. If requested by the Agent or any Lender, Borrower shall have delivered, prior to the Commitment Increase Date, to the Agent (and any such Lender) a completed and executed Beneficial Ownership Certification.

§2.12 Extension of Maturity Date.

(a) Extension of Revolving Credit Maturity Date. The Borrower shall have the one-time right and option, in its sole discretion, to extend the Revolving Credit Maturity Date to October 10, 2030, upon satisfaction of the following conditions precedent, which must be satisfied prior to the effectiveness of any extension of the Revolving Credit Maturity Date:

(i) Revolving Credit Extension Request. The Borrower shall deliver written notice of such request (the “Revolving Credit Extension Request”) to the Agent not earlier than the date which is one hundred twenty (120) days and not later than the date which is sixty (60) days prior to the Revolving Credit Maturity Date (as determined without regard to such extension). Any such Revolving Credit Extension Request shall be irrevocable and binding on the Borrower.

(ii) Payment of Extension Fee. The Borrower shall pay to the Agent for the pro rata accounts of the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitments an extension fee in an amount equal to fifteen (15) basis points on the Total Revolving Credit Commitment in effect on the Revolving Credit Maturity Date (as determined without regard to such extension), which fee shall, when paid, be fully earned and non-refundable under any circumstances.

(iii) No Default. On the date the Revolving Credit Extension Request is given and on the Revolving Credit Maturity Date (as determined without regard to such extension) there shall exist no Default or Event of Default.

(iv) Representations and Warranties. The representations and warranties made by the Borrower and the Guarantors in the Loan Documents or otherwise made by or on behalf of the Borrower, Guarantors and Unencumbered Property Subsidiaries in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the date the Revolving Credit

Extension Request is given and on the Revolving Credit Maturity Date (as determined without regard to such extension) other than for representations to the extent they relate expressly to an earlier date, which representations shall be required to be true and correct only as of such specified date, and except to the extent of any changes resulting from transactions permitted by this Agreement.

(v) Beneficial Ownership Certification. If requested by the Agent or any Lender, Borrower shall have delivered, at least five (5) Business Days prior to the Revolving Credit Maturity Date (as determined without regard to such extension), to the Agent (and any such Lender) a completed and executed Beneficial Ownership Certification.

(b) Extension of Term Loan C Maturity Date. The Borrower shall have the one-time right and option, in its sole discretion, to extend the Term Loan C Maturity Date to February 18, 2029, upon satisfaction of the following conditions precedent, which must be satisfied prior to the effectiveness of any extension of the Term Loan C Maturity Date:

(i) Term Loan C Extension Request. The Borrower shall deliver written notice of such request (the “Term Loan C Extension Request”) to the Agent not earlier than the date which is one hundred twenty (120) days and not later than the date which is sixty (60) days prior to the Term Loan C Maturity Date (as determined without regard to such extension). Any such Term Loan C Extension Request shall be irrevocable and binding on the Borrower.

(ii) Payment of Extension Fee. The Borrower shall pay to the Agent for the pro rata accounts of the Term Loan C Lenders in accordance with their respective Term Loan C Commitments an extension fee in an amount equal to fifteen (15) basis points on the Outstanding amount of Term Loan C on the Term Loan C Maturity Date (as determined without regard to such extension), which fee shall, when paid, be fully earned and non-refundable under any circumstances.

(iii) No Default. On the date the Term Loan C Extension Request is given and on the Term Loan C Maturity Date (as determined without regard to such extension) there shall exist no Default or Event of Default.

(iv) Representations and Warranties. The representations and warranties made by the Borrower and the Guarantors in the Loan Documents or otherwise made by or on behalf of the Borrower, Guarantors and Unencumbered Property Subsidiaries in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the date the Term Loan C Extension Request is given and on the Term Loan C Maturity Date (as determined without regard to such extension) other than for representations to the extent they relate expressly to an earlier date, which representations shall be required to be true and correct only as of such specified date, and except to the extent of any changes resulting from transactions permitted by this Agreement.

(v) Beneficial Ownership Certification. If requested by the Agent or any Lender, Borrower shall have delivered, at least five (5) Business Days prior to the Term Loan C Maturity Date (as determined without regard to such extension), to the Agent (and any such Lender) a completed and executed Beneficial Ownership Certification.

§2.13 Defaulting Lenders.

(a) If for any reason any Lender shall be a Defaulting Lender, then, in addition to the rights and remedies that may be available to the Agent or the Borrower under this Agreement or Applicable Law, such Defaulting Lender’s right to participate in the administration of the Loans, this Agreement and the other Loan Documents, including without limitation, any right to vote in respect of, to consent to or to direct any action or inaction of the Agent or to be taken into account in the calculation of the Required Lenders, Required Revolving Credit Lenders, Required Term Loan A Lenders, Required Term Loan B Lenders, Required Term Loan C Lenders or all of the Lenders, shall be suspended during the pendency of such failure or refusal. If a Lender is a Defaulting Lender because it has failed to make timely payment to the Agent of any amount required to be paid to the Agent hereunder (without giving effect to any notice or cure periods), in addition to other rights and remedies which the Agent or the Borrower may have under the immediately preceding provisions or otherwise, the Agent shall be entitled (i) to collect interest from such Defaulting Lender on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the Federal Funds Effective Rate plus one percent (1%), (ii) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document and (iii) to bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest. Any amounts received by the Agent in respect of a Defaulting Lender’s Loans shall be applied as set forth in §2.13(d).

(b) Any Non-Defaulting Lender may, but shall not be obligated, in its sole discretion, to acquire all or a portion of a Defaulting Lender’s Commitments. Any Lender desiring to exercise such right shall give written notice thereof to the Agent and the Borrower no sooner than two (2) Business Days and not later than five (5) Business Days after such Defaulting Lender became a Defaulting Lender. If more than one Lender exercises such right, each such Lender shall have the right to acquire an amount of such Defaulting Lender’s Commitments in proportion to the Commitments of the other Lenders exercising such right. If after such fifth (5th) Business Day, the Lenders have not elected to purchase all of the Commitments of such Defaulting Lender, then the Borrower (so long as no Default or Event of Default exists) or the Required Lenders may, by giving written notice thereof to the Agent, such Defaulting Lender and the other Lenders, demand that such Defaulting Lender assign its Commitments to an eligible assignee subject to and in accordance with the provisions of §18.1 for the purchase price provided for below and upon any such demand such Defaulting Lender shall comply with such demand and shall consummate such assignment (subject to and in accordance with the provisions of §18.1). No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an eligible assignee. Upon any such purchase or assignment, and any such demand with respect to which the conditions specified in §18.1 have been satisfied, the Defaulting Lender’s interest in the Loans and its rights hereunder (but not its liability in respect thereof or under the Loan Documents or this Agreement to the extent the same relate to the period prior to the effective date of the purchase) shall terminate on the date of purchase, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser or assignee thereof, including an appropriate Assignment and Acceptance Agreement. The purchase price for the Commitments of a Defaulting Lender shall be equal to the amount of the principal balance of the Loans outstanding and owed by the Borrower to the Defaulting Lender plus any accrued but unpaid interest thereon and accrued but unpaid fees. Prior to payment of such purchase price to a Defaulting Lender, the Agent shall apply against such purchase price any amounts retained by the Agent pursuant to §2.13(d).

(c) During any period in which there is a Defaulting Lender, all or any part of such Defaulting Lender’s obligation to acquire, refinance or fund participations in Letters of Credit pursuant to §2.10(g) shall be reallocated among the Revolving Credit Lenders that are Non-Defaulting Lenders in accordance with their respective Revolving Credit Commitment Percentages (computed without giving effect to the Revolving Credit Commitment of such Defaulting Lender); provided that (i) each such reallocation shall be given effect only if, at the date the applicable Revolving Credit Lender becomes a Defaulting Lender, no Default or Event of Default exists, (ii) the conditions set forth in §10 and §11 are satisfied at the time of such reallocation (and, unless the Borrower shall have notified the Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at the time), (iii) the representations and warranties in the Loan Documents shall be true and correct in all material respects on and as of the date of such reallocation with the same effect as though made on and as of such date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date, and that any representation or warranty that is qualified by any materiality standard shall be required to be true and correct in all respects), and (iv) the aggregate obligation of each Revolving Credit Lender that is a Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit shall not exceed the positive difference, if any, of (A) the Revolving Credit Commitment of that Non-Defaulting Lender minus (B) the sum of (1) the aggregate outstanding principal amount of the Revolving Credit Loans of that Revolving Credit Lender plus (2) such Revolving Credit Lender’s pro rata portion in accordance with its Revolving Credit Commitment Percentage of outstanding Letter of Credit Liabilities. Subject to §34, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(d) Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise, and including any amounts made available to the Agent for the account of such Defaulting Lender pursuant to §13), shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent (other than with respect to Letter of Credit Liabilities) hereunder; second, to the payment of any amounts owing by such Defaulting Lender to the Issuing Lender (with respect to Letter of Credit Liabilities); third, if so determined by the Agent or requested by the Issuing Lender, to be held as cash collateral for future funding obligations of such Defaulting Lender of any participation in any Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to (x) satisfy obligations of such Defaulting Lender to fund Loans or participations under this Agreement and (y) be held as cash collateral for future funding obligations of such Defaulting Lender of any participation in any Letter of Credit; sixth, to the payment of any amounts owing to the Agent or the Lenders (including the Issuing Lender) as a result of any judgment of a court of competent jurisdiction obtained by the Agent or any Lender (including the Issuing Lender) against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (i) such payment is a payment of the principal amount of any Loans or funded participations in Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share and (ii) such Loans or funded participations in Letters of Credit were made at a time when the conditions set forth in §10 and §11, to the extent required by this Agreement, were satisfied or waived, such payment shall be applied solely to pay the Loans of, and funded participations in Letters of Credit owed to, all Non-Defaulting Lenders on a pro rata basis until such time as all Loans and funded and unfunded participations in Letters of Credit are held by the Lenders pro rata in accordance with their Revolving Credit Commitment Percentages and Term Loan Commitment Percentages, as applicable, without regard to §2.13(c), prior to being applied to the payment of any Loans of, or funded participations in Letters of Credit owed to, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this §2.13(d) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto, and to the extent allocated to the repayment of principal of the Loan, shall not be considered outstanding principal under this Agreement.

(e) Within five (5) Business Days of demand by the Issuing Lender from time to time, the Borrower shall deliver to the Agent for the benefit of the Issuing Lender cash collateral in an amount sufficient to cover all Fronting Exposure with respect to the Issuing Lender (after giving effect to §2.10(a) and §2.13(c)) on terms satisfactory to the Issuing Lender in its good faith determination (and such cash collateral shall be in Dollars). Any such cash collateral shall be deposited in the Collateral Account as collateral (solely for the benefit of the Issuing Lender) for the payment and performance of each Defaulting Lender’s pro rata portion in accordance with their respective Revolving Credit Commitment Percentages of outstanding Letter of Credit Liabilities. Moneys in the Collateral Account deposited pursuant to this section shall be applied by the Agent to reimburse the Issuing Lender immediately for each Defaulting Lender’s pro rata portion in accordance with their respective Revolving Credit Commitment Percentages of any funding obligation with respect to a Letter of Credit which has not otherwise been reimbursed by the Borrower or such Defaulting Lender.

(f) (i) Notwithstanding anything herein to the contrary, each Revolving Credit Lender that is a Defaulting Lender shall not be entitled to receive any Unused Fee or Facility Fee pursuant to §2.3 for any period during which that Revolving Credit Lender is a Defaulting Lender.

(ii) Each Revolving Credit Lender that is a Defaulting Lender shall not be entitled to receive Letter of Credit fees pursuant to §2.10(e) for any period during which that Revolving Credit Lender is a Defaulting Lender.

(iii) With respect to any Unused Fee, Facility Fee or Letter of Credit fees not required to be paid to any Defaulting Lender pursuant to clause (i) or (ii) above, the Borrower shall (x) pay to each Non-Defaulting Lender that is a Revolving Credit Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Liabilities that has been reallocated to such Non-Defaulting Lender pursuant to §2.13(c), (y) pay to the Issuing Lender the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Lender’s Fronting Exposure to such Defaulting Lender and (z) not be required to pay any remaining amount of any such fee.

(g) If the Borrower and the Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Commitments (without giving effect to §2.13(c)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

§3. REPAYMENT OF THE LOANS.

§3.1 Stated Maturity. The Borrower promises to pay on the Revolving Credit Maturity Date and there shall become absolutely due and payable on the Revolving Credit Maturity Date all of the Revolving Credit Loans and other Letter of Credit Liabilities outstanding on such date, together with any and all accrued and unpaid interest thereon. The Borrower promises to pay on the Term Loan A Maturity Date and there shall become absolutely due and payable on the Term Loan A Maturity Date all of the Term Loans A Outstanding on such date, together with any and all accrued and unpaid interest thereon. The Borrower promises to pay on the Term Loan B Maturity Date and there shall become absolutely due and payable on the Term Loan B Maturity Date all of the Term Loans B Outstanding on such date, together with any and all accrued and unpaid interest thereon. The Borrower promises to pay on the Term Loan C Maturity Date and there shall become absolutely due and payable on the Term Loan C Maturity Date all of the Term Loans C Outstanding on such date, together with any and all accrued and unpaid interest thereon.

§3.2 Mandatory Prepayments. If at any time (i) the sum of the aggregate outstanding principal amount of the Revolving Credit Loans and the Letter of Credit Liabilities exceeds the lesser of (a) the Total Revolving Credit Commitment or (b) the Unencumbered Asset Availability, minus the principal amount of the outstanding Term Loans, or (ii) the sum of the aggregate outstanding principal amount of the Revolving Credit Loans, the Term Loans and the Letter of Credit Liabilities exceeds the lesser of (a) the Total Commitment or (b) the Unencumbered Asset Availability, then the Borrower shall, within ten (10) Business Days of such occurrence (or such longer period of time as Agent may agree in its sole and absolute discretion), pay the amount of such excess to the Agent for the respective accounts of the Lenders, as applicable, for application to the Revolving Credit Loans and Term Loans as provided in §3.4, together with any additional amounts payable pursuant to §4.8.

§3.3 Optional Prepayments.

(a) The Borrower shall have the right, at its election, to prepay the outstanding amount of the Revolving Credit Loans, as a whole or in part, at any time without penalty or premium, and in the case of prepayment in full, at Borrower’s election, to terminate the Revolving Credit Commitments; provided, that if any prepayment of the outstanding amount of any Revolving Credit Loans that are Term SOFR Loans pursuant to this §3.3 is made on a date that is not the last day of the Interest Period relating thereto, such prepayment shall be accompanied by the payment of any amounts due pursuant to §4.8.

(b) The Borrower shall have the right, at its election, to prepay the outstanding amount of the Term Loans, as a whole or in part, at any time without penalty or premium; provided, that if any prepayment of the outstanding amount of any Term Loans that are Term SOFR Loans pursuant to this §3.3 is made on a date that is not the last day of the Interest Period relating thereto, such prepayment shall be accompanied by the payment of any amounts due pursuant to §4.8.

(c) The Borrower shall give the Agent, no later than 10:00 a.m. (Eastern Standard Time) at least two (2) days prior written notice of any prepayment pursuant to this §3.3, in each case specifying the proposed date of prepayment of the Loans and the principal amount to be prepaid (provided that any such notice may be revoked or modified upon one (1) day’s prior notice to the Agent).

§3.4 Partial Prepayments. Each partial prepayment of the Loans under §3.3 shall be in a minimum amount of $500,000.00 or an integral multiple of $100,000.00 in excess thereof, shall be accompanied by the payment of accrued interest on the principal prepaid to the date of payment. Each partial payment under §3.2 and §3.3 shall be applied in the absence of instruction by the Borrower, to the principal of Revolving Credit Loans and then pro rata to the principal of Term Loans A, Term Loans B and Term Loans C (and with respect to each category of Loans, first to the principal of Base Rate Loans, second to the principal of Daily Simple SOFR Loans and third to the principal of Term SOFR Loans).

§3.5 Effect of Prepayments. Amounts of the Revolving Credit Loans prepaid under §3.2 and §3.3 prior to the Revolving Credit Maturity Date may be reborrowed as provided in §2. Any portion of the Term Loans that is prepaid may not be reborrowed.

§4. CERTAIN GENERAL PROVISIONS.

§4.1 Conversion Options.

(a) The Borrower may elect from time to time to convert any of its outstanding Revolving Credit Loans to a Revolving Credit Loan of another Type or any of its outstanding Term Loans to another Term Loan of another Type and such Revolving Credit Loans or Term Loans shall thereafter bear interest as a Base Rate Loan or a SOFR Rate Loan, as applicable; provided that (i) with respect to any such conversion of a SOFR Rate Loan to a Base Rate Loan or, if applicable, any such conversion of a SOFR Rate Loan that is a Term SOFR Loan to a Daily Simple SOFR Loan, the Borrower shall give the Agent a Conversion/Continuation Request with respect to such election at least two (2) Business Days prior to the requested date of such conversion, and such conversion shall only be made on (X) the last day of the Interest Period with respect to any such SOFR Rate Loan that is a Term SOFR Loan, or (Y) the applicable Interest Payment Date with respect to any such SOFR Rate Loan that is a Daily Simple SOFR Loan, and, in each case after giving effect to the making of such Loan, there shall be no more than twelve (12) SOFR Rate Loans outstanding at any one time; (ii) with respect to any such conversion of a Base Rate Loan to a SOFR Rate Loan of any Type or, if applicable, any such conversion of a SOFR Rate Loan that is a Daily Simple SOFR Loan to a Term SOFR Loan (provided, that, such conversion shall only be made on the applicable Interest Payment Date with respect to such Daily Simple SOFR Loan), the Borrower shall give the Agent a Conversion/Continuation Request with respect to such election at least two (2) Business Days prior to the requested date of such conversion, the principal amount of the Loan so converted shall be in a Minimum Loan Amount and, after giving effect to the making of such Loan, there shall be no more than twelve (12) SOFR Rate Loans outstanding at any one time; and (iii) no Loan may be converted into a SOFR Rate Loan when any Default or Event of Default has occurred and is continuing. All or any part of the outstanding Revolving Credit Loans or Term Loans of any Type may be converted as provided herein, provided that no partial conversion shall result in a Revolving Credit Base Rate Loan or a Term Loan Base Rate Loan in a principal amount of less than the applicable Minimum Loan Amount or a Revolving Credit SOFR Rate Loan or a Term Loan SOFR Rate Loan in a principal amount of less than the applicable Minimum Loan Amount. On the date on which such conversion is being made, each Lender shall take such action as is necessary to transfer its Commitment Percentage of such Loans to its Applicable Lending Office, as the case may be. Each Conversion/Continuation Request relating to the conversion of a Base Rate Loan to a SOFR Rate Loan shall be irrevocable by the Borrower.

(b) Any SOFR Rate Loan may be continued as such Type upon the expiration of an Interest Period with respect thereto (for a Term SOFR Loan) or following the Interest Payment Date with respect thereto (for a Daily Simple SOFR Loan) by compliance by the Borrower with the terms of §4.1; provided that no SOFR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the Interest Period relating thereto ending during the continuance of any Default or Event of Default (for a Term SOFR Loan) or on the next Interest Payment Date occurring during the continuance of any Default or Event of Default (for a Daily Simple SOFR Loan).

(c) In the event that the Borrower does not notify the Agent of its election hereunder with respect to (i) any Term SOFR Loan, such Loan shall be automatically continued as a Term SOFR Loan with the same Interest Period (unless such Interest Period shall be greater than the time remaining until the Revolving Credit Maturity Date, Term Loan A Maturity Date, Term Loan B Maturity Date or Term Loan C Maturity Date, as applicable, in which case the Interest Period shall be the Interest Period closest to the time remaining, without exceeding the time to the Revolving Credit Maturity Date, Term Loan A Maturity Date, Term Loan B Maturity Date or Term Loan C Maturity Date, as applicable) at the end of the applicable Interest Period, or (ii) any Daily Simple SOFR Loan, such Loan shall be automatically continued as a Daily Simple SOFR Loan; provided that if a Default or Event of Default has occurred and is continuing, such Term SOFR Loan or Daily Simple SOFR Loan, as the case may be, shall be converted to a Base Rate Loan at the end of the applicable Interest Period (for a Term SOFR Loan) or on the next Interest Payment Date (for a Daily Simple SOFR Loan).

§4.2 Fees. The Borrower agrees to pay to KeyBank, Agent and Arranger for their own account certain fees for services rendered or to be rendered in connection with the Loans as provided pursuant to the separate fee letter dated September 17, 2025, between Borrower, KeyBank and the Arranger (the “Agreement Regarding Fees”). All such fees shall be fully earned when paid and nonrefundable under any circumstances.

§4.3 Intentionally Omitted.

§4.4 Funds for Payments.

(a) All payments of principal, interest, facility fees, Letter of Credit fees, closing fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Agent, for the respective accounts of the Lenders and the Agent, as the case may be, at the Agent’s Head Office, not later than 4:00 p.m. (Eastern Standard Time) on the day when due, in each case in lawful money of the United States in immediately available funds. If not received by 4:00 p.m. (Eastern Standard Time) on the day when due, the Agent is hereby authorized to charge the accounts of the Borrower with KeyBank, on the dates when the amount thereof shall become due and payable, with the amounts of the principal of and interest on the Loans and all fees, charges, expenses and other amounts owing to the Agent and/or the Lenders under the Loan Documents. Subject to the foregoing, all payments made to Agent on behalf of the Lenders, and actually received by Agent, shall be deemed received by the Lenders on the date actually received by Agent.

(b) All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim, and free and clear of and without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or other applicable Guarantor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this §4.4) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) The Borrower and the Guarantors shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(d) The Borrower and the Guarantors shall jointly and severally indemnify each Recipient, within fifteen (15) days after demand therefor (or within sixty (60) days of demand if the amount demanded by a Recipient is in excess of $100,000), for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this §4.4) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, and a reasonably detailed explanation of such amounts which are due, shall be conclusive absent manifest error;

(e) Each Lender shall severally indemnify the Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower or a Guarantor has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrower and the Guarantors to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of §18.4 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this §4.4(e).

(f) Upon the request of Agent or any Lender, as soon as practicable after any payment of Taxes by the Borrower or any Guarantor to a Governmental Authority pursuant to this §4.4, the Borrower or such Guarantor shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment, or other evidence of such payment reasonably satisfactory to the Agent.

(g)

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in the immediately following clauses (ii)(A), (ii)(B) and (ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

A. any Lender that is a U.S. Person shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), an electronic copy (or an original if requested by the Borrower or the Agent) of an executed IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

B. any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable;

I. in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an electronic copy (or an original if requested by the Borrower or the Agent) of an executed IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

II. an electronic copy (or an original if requested by the Borrower or the Agent) of an executed IRS Form W-8ECI;

III. in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E; or

IV. to the extent a Foreign Lender is not the beneficial owner, an electronic copy (or an original if requested by the Borrower or the Agent) of an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner.

C. any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), an electronic copy (or an original if requested by the Borrower or the Agent) of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and

D. if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

(h) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this §4.4 (including by the payment of additional amounts pursuant to this §4.4), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this §4.4 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund has not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it reasonably deems confidential) to the indemnifying party or any other Person.

(i) Each party’s obligations under this §4.4 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(j) The obligations of the Borrower to the Revolving Credit Lenders under this Agreement with respect to Letters of Credit (and of the Revolving Credit Lenders to make payments to the Issuing Lender with respect to Letters of Credit) shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including, without limitation, the following circumstances: (i) any lack of validity or enforceability of this Agreement, any Letter of Credit or any of the other Loan Documents; (ii) any improper use which may be made of any Letter of Credit or any improper acts or omissions of any beneficiary or transferee of any Letter of Credit in connection therewith; (iii) the existence of any claim, set-off, defense or any right which the Borrower or any of its Subsidiaries or Affiliates may have at any time against any beneficiary or any transferee of any Letter of Credit (or persons or entities for whom any such beneficiary or any such transferee may be acting) or the Revolving Credit Lenders (other than the defense of payment to the Revolving Credit Lenders in accordance with the terms of this Agreement) or any other Person, whether in connection with any Letter of Credit, this Agreement, any other Loan Document, or any unrelated transaction; (iv) any draft, demand, certificate, statement or any other documents presented under any Letter of Credit proving to be insufficient, forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; (v) any breach of any agreement between the Borrower, any Guarantor or any of their respective Subsidiaries or Affiliates and any beneficiary or transferee of any Letter of Credit; (vi) any irregularity in the transaction with respect to which any Letter of Credit is issued, including any fraud by the beneficiary or any transferee of such Letter of Credit; (vii) payment by the Issuing Lender under any Letter of Credit against presentation of a sight draft, demand, certificate or other document which does not comply with the terms of such Letter of Credit, provided that such payment shall not have constituted bad faith, gross negligence or willful misconduct on the part of the Issuing Lender as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods; (viii) any non-application or misapplication by the beneficiary of a Letter of Credit of the proceeds of such Letter of Credit; (ix) the legality, validity, form, regularity or enforceability of the Letter of Credit; (x) the failure of any payment by Issuing Lender to conform to the terms of a Letter of Credit (if, in Issuing Lender’s good faith judgment, such payment is determined to be appropriate); (xi) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; (xii) the occurrence of any Default or Event of Default; and (xiii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, provided that such other circumstances or happenings shall not have been the result of bad faith, gross negligence or willful misconduct on the part of the Issuing Lender as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods.

§4.5 Computations. All computations of interest on the Loans and of other fees to the extent applicable shall be based on a 360-day year (or a 365 or 366 day year, as applicable, in the case of Base Rate Loans) and paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term “Interest Period” with respect to Term SOFR Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The Outstanding Loans and Letter of Credit Liabilities as reflected on the records of the Agent from time to time shall be considered prima facie evidence of such amount absent manifest error.

§4.6 Temporary Inability to Determine Rates. If (A) the Agent in its reasonable good faith discretion determines (which determination shall be conclusive and binding absent manifest error) that Daily Simple SOFR or Term SOFR cannot be determined pursuant to the definition thereof or (B) the Required Lenders determine that for any reason in connection with any request for a SOFR Rate Loan or a conversion thereto or a continuation thereof that Daily Simple SOFR or Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, and the Required Lenders have provided notice of such determination to the Agent, in each case of (A) and (B), on or prior to the first day of any Interest Period, the Agent will promptly so notify the Borrower and each Lender. Upon notice thereof by the Agent to the Borrower, (i) any obligation of the Lenders to make or continue the applicable SOFR Rate Loans or to convert Base Rate Loans to SOFR Rate Loans shall be suspended (to the extent of the affected Interest Periods) until the Agent revokes such notice and (ii) if such determination affects the calculation of the Base Rate, the Agent shall during the period of such suspension compute the Base Rate without reference to clause (iii) of the definition of “Base Rate” until the Agent revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of any applicable SOFR Rate Loans (to the extent of the affected SOFR Rate Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans in the amount specified therein and (ii) any outstanding affected SOFR Rate Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to §4.7. If the Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by the Agent without reference to clause (iii) of the definition of “Base Rate” until the Agent revokes such determination.

§4.7 Illegality. Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or the interpretation or application thereof shall make it unlawful, or any central bank or other Governmental Authority having jurisdiction over a Lender or its Applicable Lending Office shall assert that it is unlawful, for any Lender to make or maintain

SOFR Rate Loans, such Lender shall forthwith give notice of such circumstances to the Agent and the Borrower and thereupon (a) the commitment of the Lenders to make SOFR Rate Loans shall forthwith be suspended and any Loan Request with respect to such borrowing shall be ineffective, and (b)(i) any such Term SOFR Loan then outstanding shall be converted automatically into (X) a Daily Simple SOFR Loan so long as the Daily Simple SOFR is not also the subject of this §4.7 or (Y) a Base Rate Loan if the Daily Simple SOFR also is the subject of this §4.7, in each case, on the last day of each Interest Period applicable to such Term SOFR Loan (or the next succeeding Business Day if such day is not a Business Day) or within such earlier period as may be required by law, and (ii) if the Daily Simple SOFR also is the subject of this §4.7, any such Daily Simple SOFR Loan then outstanding shall be converted automatically into a Base Rate Loan upon the occurrence of such event or within such earlier period as may be required by law. Notwithstanding the foregoing, before giving such notice, the applicable Lender shall designate a different lending office if such designation will void the need for giving such notice and will not, in the judgment of such Lender, be otherwise materially disadvantageous to such Lender or increase any costs payable by Borrower hereunder.

§4.8 Breakage Compensation. The Borrower shall compensate each Lender upon its written request (which request shall set forth the detailed basis for requesting and the method of calculating such compensation), for all reasonable losses, costs, expenses and liabilities (including, without limitation, any loss, cost, expenses or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its SOFR Rate Loans but not including any lost profits) which such Lender may sustain in connection with any of the following: (i) if for any reason (other than a default by such Lender or the Agent) a borrowing of SOFR Rate Loans does not occur on a date specified therefor in a Loan Request or a Notice of Continuation or Conversion (whether or not withdrawn by the Borrower or deemed to be withdrawn or ineffective pursuant to the terms of this Agreement); (ii) if any repayment, prepayment, Conversion or Continuation of any SOFR Rate Loan occurs on a date that is not the last day of an Interest Period or Interest Payment Date applicable thereto; (iii) if any prepayment of any of its SOFR Rate Loans is not made on any date specified in a notice of prepayment given by the Borrower; (iv) as a result of an assignment by a Lender of any SOFR Rate Loan other than on the last day of the Interest Period applicable thereto pursuant to a request by the Borrower in accordance herewith or (v) as a consequence of (y) any other default by the Borrower to repay or prepay any SOFR Rate Loans when required by the terms of this Agreement (collectively, “Breakage Costs”). The written request of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such request within fifteen (15) days of receipt of written notice thereof, or such earlier date as may be required by this Agreement.

§4.9 Additional Costs, Etc. Notwithstanding anything herein to the contrary, if any Change in Law shall:

(a) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or

(b) impose, modify or deem applicable any special deposit, reserve, compulsory loan, insurance charge or similar requirement against assets of, deposits with or credit extended or participated in by, any Lender or the Issuing Lender, or

(c) impose on any Lender or the Issuing Lender or the relevant market for obtaining quotations for any Benchmark any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; and the result of any of the foregoing is:

(i) to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, the Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or

(ii) to reduce the amount of principal, interest or other amount payable to any Lender, the Issuing Lender or other Recipient hereunder on account of such Lender’s Commitment or any of the Loans or the Letters of Credit, or

(iii) to require any Lender or such other Recipient to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender or such other Recipient from the Borrower hereunder, then, and in each such case, the Borrower will, within fifteen (15) days of demand (or within sixty (60) days of demand if the amount demanded by a Recipient is in excess of $100,000.00) made by a Recipient at any time and from time to time and as often as the occasion therefor may arise, pay to such Recipient such additional amounts as such Recipient shall reasonably determine in good faith to be sufficient to compensate such Recipient for such additional cost, reduction, payment or foregone interest or other sum. Each Recipient in determining such amounts may use any reasonable averaging and attribution methods generally applied by such Recipient.

§4.10 Capital Adequacy. If any Lender or Issuing Lender determines that any Change in Law affecting such Lender or Issuing Lender or any lending office of such Lender or such Lender’s or Issuing Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or Issuing Lender’s capital or on the capital of such Lender’s or Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by any Issuing Lender, to a level below that which such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Lender’s policies and the policies of such Lender’s or Issuing Lender’s holding company with respect to capital adequacy and assuming the full utilization of such entity’s capital) by an amount deemed by such Lender to be material, then from time to time the Borrower will pay to such Lender or Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company for any such reduction suffered as and when such reduction is determined, upon presentation by such Lender of a statement of the amount setting forth the Lender’s reasonable calculation thereof. In determining such amount, such Lender may use any reasonable averaging and attribution methods generally applied by such Lender.

§4.11 Intentionally Omitted.

§4.12 Default Interest. Following the occurrence and during the continuance of any Event of Default, and regardless of whether or not the Agent or the Lenders shall have accelerated the maturity of the Loans, all Loans shall bear interest payable on demand at a rate per annum equal to four percent (4%) above the Base Rate (the “Default Rate”), until such amount shall be paid in full (after as well as before judgment), and the fee payable with respect to Letters of Credit shall be increased to a rate equal to four percent (4%) above the Letter of Credit fee that would otherwise be applicable to such time, or if any of such amounts shall exceed the maximum rate permitted by law, then at the maximum rate permitted by law.

§4.13 Certificate. A certificate setting forth any amounts payable pursuant to §4.8, §4.9, §4.10 or §4.12 and a reasonably detailed explanation of such amounts which are due, submitted by any Recipient to the Borrower, shall be conclusive in the absence of manifest error. Unless otherwise specifically provided herein, the Borrower shall pay such Recipient, as the case may be, the amount shown as due on any such certificate within fifteen (15) days after receipt thereof (or sixty (60) days after receipt thereof if the amount shown as due in such certificate is in excess of $100,000.00).

§4.14 Limitation on Interest. Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, all agreements between or among the Borrower, the Guarantors, the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under Applicable Law. If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under Applicable Law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by Applicable Law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations, such excess shall be refunded to the Borrower. All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by Applicable Law. This Section shall control all agreements between or among the Borrower, the Guarantors, the Lenders and the Agent.

§4.15 Certain Provisions Relating to Increased Costs. If a Lender gives notice of the existence of the circumstances set forth in §4.7 or any Lender requests compensation for any losses or costs to be reimbursed pursuant to any one or more of the provisions of §4.4, §4.9 or §4.10, then, upon request of Borrower, such Lender, as applicable, shall use reasonable efforts to eliminate, mitigate or reduce amounts that would otherwise be payable by Borrower under the foregoing provisions, provided that such action would not be otherwise prejudicial to such Lender, including, without limitation, by designating another of such Lender’s offices, branches or affiliates; the Borrower agreeing to pay all reasonably incurred costs and expenses incurred by such Lender in connection with any such action. Notwithstanding anything to the contrary contained herein, if no Default or Event of Default shall have occurred and be continuing, and if any Lender has given notice of the existence of the circumstances set forth in §4.7 or has requested payment or compensation for any losses or costs to be reimbursed pursuant to any one or more of the provisions of §4.4, §4.9 or §4.10 (each, an “Affected Lender”), then, within thirty (30) days after such notice or request for payment or compensation, Borrower shall have the right as to such Affected Lender, to be exercised by delivery of written notice delivered to the Agent and the Affected Lender within such thirty (30) day period, to elect to cause the Affected Lender to transfer its Commitment. The Agent shall promptly notify the remaining Lenders that each of such Lenders shall have the right, but not the obligation, to acquire a portion of the Commitment, pro rata based upon their relevant Commitment Percentages, of the Affected Lender (or if any of such Lenders does not elect to purchase its pro rata share, then to such remaining Lenders in such proportion as approved by the Agent). In the event that the Lenders do not elect to acquire all of the Affected Lender’s Commitment, then the Agent shall endeavor to obtain a new Lender to acquire such remaining Commitment. Upon any such purchase of the Commitment of the Affected Lender, the Affected Lender’s interest in the Obligations and its rights hereunder and under the Loan Documents shall terminate at the date of purchase, and the Affected Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest. The purchase price for the Affected Lender’s Commitment shall equal any and all amounts outstanding and owed by Borrower to the Affected Lender, including principal and all accrued and unpaid interest or fees.

§4.16 Delay in Requests. Failure or delay on the part of any Lender or Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

§4.17 Permanent Inability to Determine Rate; Benchmark Replacement.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of the then-current Benchmark with a Benchmark Replacement pursuant to this §4.17 will occur prior to the applicable Benchmark Transition Start Date. Unless and until a Benchmark Replacement is effective in accordance with this clause (a), all Loans shall be converted into Base Rate Loans in accordance with the provisions of §4.6 above.

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c) Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Borrower and the Lenders of the implementation of any Benchmark Replacement and the effectiveness of any Conforming Changes. The Agent will notify the Borrower and the removal or reinstatement of any tenor of a Benchmark. Any determination, decision or election that may be made by the Agent or Lenders pursuant to this §4.17, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this §4.17.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if any then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or incompliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for the applicable SOFR Rate Loan of, conversion to or continuation of SOFR Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon Term SOFR (or then-current Benchmark) will not be used in any determination of Base Rate.

§5. UNSECURED OBLIGATIONS.

§5.1 Unsecured Obligations. The Lenders have agreed to make the Loans to the Borrower and the Issuing Lender has agreed to issue Letters of Credit for the account of the Borrower on an unsecured basis. Notwithstanding the foregoing, the Obligations shall be guaranteed pursuant to the terms of the Guaranty.

§5.2 Additional Subsidiary Guarantors. In the event that the Borrower shall request that certain Real Estate of a Wholly Owned Subsidiary of the Borrower be included as a Subject Property, the Borrower shall as a condition thereto, in addition to the requirements of §7.16, cause each such Wholly Owned Subsidiary, and each other Wholly Owned Subsidiary of the Borrower which owns, directly or indirectly, Equity Interests in such Wholly Owned Subsidiary (other than an entity which serves only as the general partner of such Wholly Owned Subsidiary and owns no more than one percent (1%) of the Equity Interests thereof), to execute and deliver to Agent a Joinder Agreement, and such Subsidiary shall become a Subsidiary Guarantor hereunder. In addition, in the event any Subsidiary of Parent shall constitute a Material Subsidiary, Borrower and Parent shall cause such Subsidiary, as a condition to such Subsidiary’s becoming an obligor or guarantor with respect to such other Recourse Indebtedness described therein, cause each such Subsidiary to execute and deliver to Agent a Joinder Agreement, and such Subsidiary shall become a Subsidiary Guarantor hereunder. Each such Subsidiary shall not be restricted by its respective organizational documents and Applicable Law, from serving as a Guarantor hereunder. The Borrower shall further cause all representations, covenants and agreements in the Loan Documents with respect to the Guarantors to be true and correct with respect to each such Subsidiary or other entity. In connection with the delivery of such Joinder Agreement, the Borrower shall deliver to the Agent such organizational agreements, resolutions, consents, opinions and other documents and instruments as the Agent may reasonably require.

§5.3 Release of a Subsidiary Guarantor.

(a) The Borrower may request in writing that the Agent release, and upon receipt of such request the Agent shall release (subject to the terms hereof), a Subsidiary Guarantor from the Guaranty so long as: (a) no Default or Event of Default shall then be in existence or would occur as a result of such release or the removal of Real Estate referred to in clause (c) below; (b) the Agent shall have received such written request at least five (5) Business Days prior to the requested date of release; and (c) any Real Estate owned or leased by such Subsidiary Guarantor shall be removed from the Subject Properties in accordance with §7.16 effective as of the date of such release. Delivery by the Borrower to the Agent of any such request for a release shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request. Notwithstanding the foregoing, the foregoing provisions shall not apply to Parent, which may only be released upon the written approval of Agent and all of the Lenders.

(b) Notwithstanding the terms of §5.2 and §5.3(a), from and after any date that Agent first receives written notice from Borrower that Borrower and/or Parent has first obtained an Investment Grade Rating, then subject to the terms of this §5.3(b), each Subsidiary Guarantor which is not a Material Subsidiary shall no longer be required to be a Guarantor, and Agent shall promptly release each such Subsidiary Guarantor (other than any Subsidiary Guarantor which are a Material Subsidiary) from the Guaranty; provided, however that notwithstanding the foregoing, Agent shall not be obligated to release any Subsidiary Guarantor from the Guaranty in the event that a Default or Event of Default shall have occurred and be continuing. In the event that at any time after Borrower and/or Parent obtains an Investment Grade Rating, Borrower and Parent shall no longer have an Investment Grade Rating, Borrower and Parent shall within thirty (30) days after such occurrence cause all such Persons which are required to be a Subsidiary Guarantor pursuant to §5.2 (without regard to this §5.3(b)) but are not then Subsidiary Guarantors hereunder to execute a Joinder Agreement and shall further cause to be satisfied within such thirty (30) day period all of the provisions of §5.2 that would be applicable to the addition of a new Subsidiary Guarantor. In no event shall the provisions of this §5.3(b) entitle Parent to be released from the Guaranty. For the avoidance of doubt, regardless of whether Borrower and/or Parent has an Investment Grade Rating, Borrower and Parent shall be required to cause any Subsidiary of Parent and/or Borrower which at any time constitutes a Material Subsidiary to become a Subsidiary Guarantor by executing a Joinder Agreement and shall comply with the provisions of §5.2 as a condition to such Material Subsidiary becoming an obligor or guarantor of such other Recourse Indebtedness.

§6. REPRESENTATIONS AND WARRANTIES.

The Borrower represents and warrants to the Agent and the Lenders as follows.

§6.1 Corporate Authority, Etc.

(a) Incorporation; Good Standing. Parent is a Maryland corporation duly organized pursuant to articles of incorporation filed with the Maryland Secretary of State, and is validly existing and in good standing under the laws of Maryland. Parent conducts its business in a manner which enables it to qualify as a real estate investment trust under, and to be entitled to the benefits of, §856 of the Code, and has elected to be treated as and is entitled to the benefits of a real estate investment trust thereunder. The Borrower is a Delaware limited partnership duly organized pursuant to its certificate of limited partnership filed with the Delaware Secretary of State, and is validly existing and in good standing under the laws of Delaware. The Borrower (i) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated, and (ii) is in good standing and is duly authorized to do business in the jurisdiction of its organization and in each other jurisdiction where a failure to be so qualified in such other jurisdiction has had or could reasonably be expected to have a Material Adverse Effect.

(b) Subsidiaries. Each of the Guarantors and each of the Subsidiaries of the Borrower and Guarantors (including, without limitation, each of the Unencumbered Property Subsidiaries) (i) is a corporation, limited partnership, general partnership, limited liability company or trust duly organized under the laws of its State of organization and is validly existing and in good standing under the laws thereof, (ii) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated and (iii) is in good standing and is duly authorized to do business in each jurisdiction where a Subject Property owned by it is located (to the extent required by Applicable Law) and in each other jurisdiction where a failure to be so qualified could reasonably be expected to have a Material Adverse Effect (and with respect to Subsidiaries of Borrower that are not Guarantors or Unencumbered Property Subsidiaries, except where a failure to comply with §6.1(b)(i), (ii) and (iii) individually or in the aggregate has not had and could not reasonably be expected to have a Material Adverse Effect).

(c) Authorization. The execution, delivery and performance of this Agreement and the other Loan Documents to which any of the Borrower or any Guarantor is a party and the transactions contemplated hereby and thereby (i) are within the authority of such Person, (ii) have been duly authorized by all necessary proceedings on the part of such Person, (iii) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which such Person is subject or any judgment, order, writ, injunction, license or permit applicable to such Person, (iv) do not and will not conflict with or constitute a default (whether with the passage of time or the giving of notice, or both) under any provision of the partnership agreement, articles of incorporation or other charter documents or bylaws of, or any material agreement or other instrument binding upon, such Person or any of its properties, (v) do not and will not result in or require the imposition of any lien or other encumbrance on any of the properties, assets or rights of such Person other than the liens and encumbrances in favor of Agent contemplated by this Agreement and the other Loan Documents, and (vi) do not require the approval or consent of any Person other than those already obtained and delivered to Agent.

(d) Enforceability. The execution and delivery of this Agreement and the other Loan Documents to which any of the Borrower or any Guarantor is a party are valid and legally binding obligations of such Person enforceable in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and general principles of equity.

§6.2 Governmental Approvals. The execution, delivery and performance of this Agreement and the other Loan Documents to which the Borrower or any Guarantor is a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing or registration with, or the giving of any notice to, any court, department, board, governmental agency or other Governmental Authority other than those already obtained.

§6.3 Title to Properties. Except as indicated on Schedule 6.3 hereto, the Borrower, the Guarantors and their respective Subsidiaries own or lease all of the assets reflected in the consolidated balance sheet of Parent as at the Balance Sheet Date or acquired or leased since that date (except property and assets sold or otherwise disposed of in the ordinary course of business since that date) or other adjustments that are not material in amount, subject to no rights of others, including any mortgages, leases pursuant to which Borrower or any of its Subsidiaries (or, to the best knowledge of Borrower, the Guarantors and their respective Subsidiaries any of their Affiliates) is the lessee, conditional sales agreements, title retention agreements, liens or other encumbrances except Permitted Liens and as to Subsidiaries of Borrower that are not Guarantors, except for such defects as individually or in the aggregate have not had and could not reasonably be expected to have a Material Adverse Effect.

§6.4 Financial Statements. The Borrower has furnished to Agent: (a) the consolidated balance sheet of Parent and its Subsidiaries as of the Balance Sheet Date and the related consolidated statement of income and cash flow for the calendar year then ended, (b) as of the Closing Date, an unaudited statement of Consolidated Net Operating Income for the period ending June 30, 2025 in form and substance reasonably satisfactory in form to the Agent, and (c) certain other financial information relating to the Borrower and the Guarantors. Such balance sheet and statements have been prepared in accordance with generally accepted accounting principles and fairly present the consolidated financial condition of Parent and its Subsidiaries as of such dates and the consolidated results of the operations of Parent and its Subsidiaries for such periods.

§6.5 No Material Changes. Since the Balance Sheet Date or the date of the most recent financial statements delivered pursuant to §7.4, as applicable, there has occurred no materially adverse change in the financial condition or business of the Borrower, Guarantors and their respective Subsidiaries taken as a whole as shown on or reflected in the consolidated balance sheet of the Parent as of the Balance Sheet Date, or its consolidated statement of income or cash flows for the calendar year then ended, other than changes in the ordinary course of business that have not and could not reasonably be expected to have a Material Adverse Effect. As of the date hereof, except as set forth on Schedule 6.5 hereto, there has occurred no materially adverse change in the financial condition, operations or business of any of the Subject Properties from the condition shown on the statements of income delivered to the Agent pursuant to §6.4 other than changes in the ordinary course of business that have not had any materially adverse effect either individually or in the aggregate on the business or financial condition of such Subject Property.

§6.6 Franchises, Patents, Copyrights, Etc. The Borrower, the Guarantors and their respective Subsidiaries possess all franchises, patents, copyrights, trademarks, trade names, service marks, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of their business substantially as now conducted without known conflict with any rights of others except with respect to Subsidiaries of Borrower that are not Guarantors or Unencumbered Property Subsidiaries where such failure individually or in the aggregate has not had and could not reasonably be expected to have a Material Adverse Effect.

§6.7 Litigation. Except as stated on Schedule 6.7 hereto, there are no actions, suits, proceedings or investigations of any kind pending or to the knowledge of the Borrower threatened against the Borrower, any Guarantor or any of their respective Subsidiaries before any court, tribunal, arbitrator, mediator or administrative agency or board which question the validity of this Agreement or any of the other Loan Documents, any action taken or to be taken pursuant hereto or thereto, or which if adversely determined could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 6.7 hereto, there are no judgments, final orders or awards outstanding against or affecting the Borrower, any Guarantor, any of their respective Subsidiaries or any Subject Property which could reasonably be expected to cause a default under §12.1(j).

§6.8 No Material Adverse Contracts, Etc. None of the Borrower, any Guarantor or any of their respective Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has or is expected in the future to have a Material Adverse Effect. None of the Borrower, any Guarantor or any of their respective Subsidiaries is a party to any contract or agreement that has or could reasonably be expected to have a Material Adverse Effect.

§6.9 Compliance with Other Instruments, Laws, Etc. None of the Borrower, the Guarantors or any of their respective Subsidiaries is in violation of any provision of its charter or other organizational documents, bylaws, or any agreement or instrument to which it is subject or by which it or any of its properties is bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that has had or could reasonably be expected to have a Material Adverse Effect.

§6.10 Tax Status. Each of the Borrower, the Guarantors and their respective Subsidiaries (a) has made or filed all federal and state income and all other material tax returns, reports and declarations required by any jurisdiction to which it is subject or has obtained an extension for filing, (b) has paid prior to delinquency all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings and (c) has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers or partners of such Person know of no basis for any such claim. There are no audits pending or to the knowledge of Borrower threatened with respect to any tax returns filed by Borrower, the Guarantors or their respective Subsidiaries. The taxpayer identification number for Parent is 02-0681276, and for the Borrower is 91-2198700. No representation is made in this §6.10 regarding property taxes.

§6.11 No Event of Default. No Default or Event of Default has occurred and is continuing.

§6.12 Investment Company Act. None of the Borrower, the Guarantors or any of their respective Subsidiaries is an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.

§6.13 Absence of Liens. There are no Liens on any property of the Borrower, any Guarantor, any Unencumbered Property Subsidiary or any of their respective Subsidiaries or rights thereunder except as permitted by §8.2.

§6.14 [Intentionally Omitted].

§6.15 Certain Transactions. Except as disclosed on Schedule 6.15 hereto, none of the partners, officers, trustees, managers, members, directors, or employees of the Borrower, any Guarantor or any of their respective Subsidiaries is, nor shall any such Person become, a party to any transaction with the Borrower, any Guarantor or any of their respective Subsidiaries or Affiliates (other than for services as partners, managers, members, employees, officers and directors), including any agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any partner, officer, trustee, director or such employee or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity in which any partner, officer, trustee, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, which are on terms less favorable to the Borrower, a Guarantor or any of their respective Subsidiaries than those that would be obtained in a comparable arms-length transaction.

§6.16 Employee Benefit Plans. The Borrower, each Guarantor, each Unencumbered Property Subsidiary and each ERISA Affiliate has fulfilled its obligation, if any, under the minimum funding standards of ERISA and the Code with respect to each Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan. Neither the Borrower, any Guarantor, any Unencumbered Property Subsidiary nor any ERISA Affiliate has (a) sought a waiver of the minimum funding standard under §412 of the Code in respect of any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, (b) failed to make any contribution or payment to any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, or made any amendment to any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, which has resulted or could reasonably be expected to result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code, or (c) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under §4007 of ERISA. None of the Subject Properties constitutes a “plan asset” of any Employee Plan, Multiemployer Plan or Guaranteed Pension Plan.

§6.17 Disclosure. All of the representations and warranties made by or on behalf of the Borrower, the Guarantors and their respective Subsidiaries in this Agreement and the other Loan Documents or any document or instrument delivered to the Agent or the Lenders by, or on behalf or at the direction of, the Borrower, any Guarantor or any of their respective Subsidiaries pursuant to or in connection with any of such Loan Documents are true and correct in all material respects, when taken as a whole, and neither the Borrower nor any Guarantor has failed to disclose such information as is necessary to make such representations and warranties not misleading, when taken as a whole. There is no material fact or circumstance that has not been disclosed to the Agent and the Lenders, and the written information, reports and other papers and data with respect to the Borrower, any Subsidiary, any Guarantor or any Subject Property (other than projections and estimates) furnished to the Agent or the Lenders in connection with this Agreement or the obtaining of the Commitments of the Lenders hereunder was, at the time so furnished, complete and correct in all material respects, or has been subsequently supplemented by other written information, reports or other papers or data, to the extent necessary to give in all material respects a true and accurate knowledge of the subject matter in all material respects when taken as a whole; provided that such representation shall not apply to budgets, projections and other forward-looking speculative information prepared in good faith by the Borrower (except to the extent the related assumptions were when made manifestly unreasonable).

§6.18 Place of Business. The principal place of business of the Borrower and each Guarantor is 1521 Westbranch Drive, Suite 100, McLean, Virginia 22102.

§6.19 Regulations T, U and X. No portion of any Loan is to be used for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224. Neither the Borrower, any Guarantor, nor any Unencumbered Property

Subsidiary is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224.

§6.20 Environmental Compliance.

(a) None of the Borrower, the Guarantors, their respective Subsidiaries, nor to the knowledge of the Borrower, the Guarantors and the Unencumbered Property Subsidiaries, any operator of any Real Estate, nor any operations thereon, is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986, the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state or local statute, regulation, ordinance, order or decree relating to the environment (hereinafter “Environmental Laws”), which violation (i) involves Real Estate (other than the Subject Properties) and has had or could reasonably be expected to have a Material Adverse Effect or (ii) involves a Subject Property.

(b) Except as set forth on Schedule 6.20(b) hereto, none of the Borrower, the Guarantors nor any of their respective Subsidiaries has received notice from any third party including, without limitation, any federal, state or local Governmental Authority (i) that it has been identified as a potentially responsible party under any Environmental Law or with respect to any hazardous waste, as defined by 42 U.S.C. §9601(5), any hazardous substances as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) or any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws (“Hazardous Substances”) which it has generated, transported or disposed of or that has been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that the Borrower, any Guarantor or any of their respective Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (ii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances or violation of Environmental Laws, which in any case (A) involves Real Estate other than the Subject Properties and has had or could reasonably be expected to have a Material Adverse Effect or (B) involves a Subject Property.

(c) (i) No portion of the Real Estate has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws; (ii) no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Real Estate except those which are being operated and maintained in compliance with Environmental Laws; (iii) in the course of any activities conducted by the Borrower, any Guarantor, their respective Subsidiaries or, to the best knowledge and belief of the Borrower, the operators of their properties, no Hazardous Substances have been generated or are being used on the Real Estate except in the ordinary course of business and in accordance with applicable Environmental Laws; (iv) there has been no past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping (other than the storing of materials in reasonable quantities to the extent necessary for the operation of such property in the ordinary course of business, and in any event in compliance with all Environmental Laws) (a “Release”) or threatened Release of Hazardous Substances on, upon, into or from the Subject Properties, which Release would reasonably be expected to have a material adverse effect on the value of such Subject Property or adjacent properties, or from any other Real Estate; (v) except as set forth on Schedule 6.20(c) hereto, there have been no Releases on, upon, from or into any real property in the vicinity of any of the Real Estate which, through soil or groundwater contamination, may have come to be located on, and which could be reasonably anticipated to have a material adverse effect on the value of, the Real Estate; and (vi) any Hazardous Substances that have been generated on any of the Real Estate have been transported off-site in accordance with all applicable Environmental Laws, except with respect to all of the foregoing in this §6.20(c) as to (A) any Real Estate (other than the Subject Properties) where the foregoing has not had or could not reasonably be expected to have a Material Adverse Effect and (B) any Subject Property.

(d) There has been no claim by any party that any use, operation, or condition of the Real Estate has caused any nuisance or any other liability or adverse condition on any other property which as to any Real Estate other than a Subject Property has had or could reasonably be expected to have a Material Adverse Effect, nor is there any knowledge of any basis for such a claim.

§6.21 Subsidiaries; Organizational Structure. Schedule 6.21 hereto sets forth, as of the date hereof, all of the Subsidiaries of the Parent and its Subsidiaries, the form and jurisdiction of organization of each of the Subsidiaries, and the Parent’s direct and indirect ownership interests therein. Schedule 6.21 hereto sets forth, as of the date hereof, all of the Unconsolidated Affiliates of the Borrower and its Subsidiaries, the form and jurisdiction of organization of each of the Unconsolidated Affiliates, and the Borrower’s or its Subsidiary’s ownership interest therein. Parent has no direct Investment in any Unconsolidated Affiliate. The Trust is the sole general partner of Borrower and, as of the date hereof, Parent owns, directly or indirectly, not less than one hundred percent (100%) of the economic, voting and beneficial interest in Borrower and the Trust.

§6.22 [Intentionally Omitted].

§6.23 Property. All of the Subject Properties are in good condition and working order commensurate with their use and age and free from material defects, subject to ordinary wear and tear. All of the other Real Estate of the Borrower, Guarantors and their respective Subsidiaries is in good condition and working order commensurate with their age and use, subject to ordinary wear and tear, except where such defects have not had and could not reasonably be expected to have a Material Adverse Effect. The Subject Properties, and the use and operation thereof, are in material compliance with all applicable federal and state law and governmental regulations and any local ordinances, orders or regulations, including without limitation, laws, regulations and ordinances relating to zoning, building codes, subdivision, fire protection, health, safety, handicapped access, historic preservation and protection, wetlands, tidelands, and Environmental Laws. The Subject Properties have adequate access and utility service for the uses for which they are intended. There are no unpaid or outstanding real estate or other taxes or assessments

(including, without limitation, any PACE Loan assessments) on or against any of the Subject Properties which are payable by the Borrower, any Guarantor or any Unencumbered Property Subsidiary (except only real estate or other taxes or assessments (including, without limitation, any PACE Loan assessments), that are not yet delinquent or are being protested as permitted by this Agreement). There are no unpaid or outstanding real estate or other taxes or assessments (including, without limitation, any PACE Loan assessments) on or against any other property of the Borrower, the Guarantors or any of their respective Subsidiaries which are payable by any of such Persons in any material amount (except only real estate or other taxes or assessments (including, without limitation, any PACE Loan assessments), that are not yet delinquent or are being protested as permitted by this Agreement) except where such failure to pay has not had and could not reasonably be expected to have a Material Adverse Effect. As of the date of this Agreement, neither the Borrower, any Guarantor, nor any Unencumbered Property Subsidiary is a party to or has received any notice of any pending eminent domain proceedings against any of the Subject Properties, and to the knowledge of Borrower, Guarantors and the Unencumbered Property Subsidiaries, there are no threatened or contemplated eminent domain proceedings against any of the Subject Properties. As of the date of this Agreement, neither the Borrower, any Guarantor nor any Subsidiary of either of them is a party to or has received any notice of any pending eminent domain proceedings against any Real Estate (other than any Subject Property) of the Borrower, the Guarantors or their respective Subsidiaries or any part thereof, and, to the knowledge of the Borrower, no such proceedings are presently threatened or contemplated by any taking authority which may individually or in the aggregate have any Material Adverse Effect. None of the Subject Properties is now materially damaged as a result of any fire, explosion, accident, flood or other casualty. None of the other property of the Borrower, the Guarantors or their respective Subsidiaries is now damaged as a result of any fire, explosion, accident, flood or other casualty in any manner which individually or in the aggregate has had or could reasonably be expected to have any Material Adverse Effect. Each of the Subject Properties for which a Subsidiary Guarantor or Unencumbered Property Subsidiary maintains insurance complies with the material requirements relating to insurance set forth in the Lease applicable to such Subject Property, and to the knowledge of the Borrower, the Subsidiary Guarantors and the Unencumbered Property Subsidiaries, in the case where a tenant under a Lease is required to maintain insurance with regard to a Subject Property, such tenant maintains insurance that complies with the material requirements relating to insurance set forth in the Lease applicable to such Subject Property. Except as listed on Schedule 6.23 hereto, there are no Management Agreements for any of the Subject Properties. To the best knowledge of the Borrower, the Subsidiary Guarantors and the Unencumbered Property Subsidiaries, there are no material claims or any bases for material claims in respect of any Subject Property or its operation by any party to any Management Agreement.

§6.24 Brokers. Neither the Borrower nor any Guarantor has engaged or otherwise dealt with any broker, finder or similar entity in connection with this Agreement or the Loans contemplated hereunder.

§6.25 Other Debt. As of the date of this Agreement, neither the Borrower nor any Guarantor is in default, nor is any of their respective Subsidiaries (other than the Borrower, a Subsidiary Guarantor or an Unencumbered Property Subsidiary) in default beyond any applicable cure and/or grace period, of the payment of any Indebtedness or the performance of any related agreement, mortgage, deed of trust, security agreement, financing agreement, indenture or lease to which any of them is a party. Neither the Borrower nor any Guarantor is a party to or bound by any agreement, instrument or indenture that may require the subordination in right or time or payment of any of the Obligations to any other indebtedness or obligation of the Borrower or any Guarantor. Schedule 6.25 hereto sets forth all mortgages, deeds of trust, financing agreements or other material agreements binding upon the Borrower and each Guarantor or their respective properties and entered into by the Borrower and/or such Guarantor as of the date of this Agreement with respect to any Indebtedness of the Borrower or any Guarantor in an amount greater than $2,000,000.00, and the Borrower shall, upon request of the Agent, provide the Agent with true, correct and complete copies thereof.

§6.26 Solvency. As of the Closing Date and after giving effect to the transactions contemplated by this Agreement and the other Loan Documents, including all Loans made or to be made hereunder, neither the Borrower nor any Guarantor is insolvent on a balance sheet basis such that the sum of such Person’s assets exceeds the sum of such Person’s liabilities, the Borrower and each Guarantor is able to pay its debts as they become due, and the Borrower and each Guarantor has sufficient capital to carry on its business.

§6.27 No Bankruptcy Filing. Neither the Borrower, any Guarantor nor any Unencumbered Property Subsidiary is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of its assets or property, and the Borrower has no knowledge of any Person contemplating the filing of any such petition against it, any Guarantor or any Unencumbered Property Subsidiary.

§6.28 No Fraudulent Intent. Neither the execution and delivery of this Agreement or any of the other Loan Documents nor the performance of any actions required hereunder or thereunder is being undertaken by the Borrower, any Guarantor or any Unencumbered Property Subsidiary with or as a result of any actual intent by any of such Persons to hinder, delay or defraud any entity to which any of such Persons is now or will hereafter become indebted.

§6.29 Transaction in Best Interests of Borrower; Consideration. The transaction evidenced by this Agreement and the other Loan Documents is in the best interests of the Borrower and each Guarantor. The direct and indirect benefits to inure to the Borrower and the Guarantors pursuant to this Agreement and the other Loan Documents constitute substantially more than “reasonably equivalent value” (as such term is used in §548 of the Bankruptcy Code) and “valuable consideration,” “fair value,” and “fair consideration” (as such terms are used in any applicable state fraudulent conveyance law), in exchange for the benefits to be provided by the Borrower and the Guarantors pursuant to this Agreement and the other Loan Documents, and but for the willingness of each Guarantor to guaranty the Loan, the Borrower would be unable to obtain the financing contemplated hereunder which financing will enable the Borrower, each Guarantor and their respective Subsidiaries to have available financing to conduct and expand their business.

§6.30 Contribution Agreement. The Borrower and the Guarantors have executed and delivered the Contribution Agreement, and the Contribution Agreement constitutes the valid and legally binding obligations of such parties enforceable against them in accordance with the terms and provisions thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

§6.31 OFAC. None of the Borrower, any Guarantor nor any Unencumbered Property Subsidiary, nor any of such Persons’ respective Subsidiaries, or any of such Persons’ respective directors (other than any independent or outside directors), officers, or, to the knowledge of Borrower or Parent, any independent or outside directors, employees, agents, advisors or Affiliates of Borrower or any Guarantor (a) is (or will be) a Person: (i) that is, or is owned or controlled by Persons that are: (x) the subject or target of any Sanctions Laws and Regulations or (y) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions Laws and Regulations, including, without limitation, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran, North Korea and Syria or (ii) with whom any Lender is restricted from doing business under OFAC (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and (b) is not and shall not engage in any dealings or transactions or otherwise be associated with any such Person described in the foregoing clause (a) (any such Person, a “Designated Person”). In addition, the Borrower hereby agrees to provide to the Lenders any additional information that a Lender deems reasonably necessary from time to time in order to ensure compliance with all applicable Laws (including, without limitation, any Sanctions Laws and Regulations) concerning money laundering and similar activities. Neither Borrower, any Guarantor, nor any Unencumbered Property Subsidiary, nor any Subsidiary, director (other than any independent or outside directors) or officer of Borrower, any Guarantor or any Unencumbered Property Subsidiary or, to the knowledge of Borrower or Parent, any outside or independent director, Affiliate, agent or employee of Borrower or any Guarantor, has engaged in any activity or conduct which would violate any applicable anti-bribery, anti-corruption or anti-money laundering laws or regulations in any applicable jurisdiction, including without limitation, any Sanctions Laws and Regulations.

§6.32 Subject Properties. Schedule 1.2 hereto is a correct and complete list of all Subject Properties as of the Closing Date (the “Initial Subject Properties”) and sets forth all PACE Loans which are applicable to such Initial Subject Properties and the outstanding principal balance thereof, in each case, as of the Closing Date. Each of the Subject Properties included by the Borrower in calculation of the compliance of the covenants set forth in §9 satisfies all of the requirements contained in this Agreement for the same to be included therein.

§6.33 Beneficial Ownership. The Borrower is in compliance in all material respects with any applicable requirements of the Beneficial Ownership Regulation. The information included in the most recent Beneficial Ownership Certification, if any, delivered by the Borrower is true and correct in all respects.

§6.34 Outbound Investment Rules. Neither the Borrower nor any of its Subsidiaries is a “covered foreign person” as that term is used in the Outbound Investment Rules. Neither the Borrower nor any of its Subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower were a U.S. Person or (iii) any other activity that would cause the Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

§7. AFFIRMATIVE COVENANTS.

The Borrower covenants and agrees that, so long as any Loan, Note or Letter of Credit is outstanding or any Lender has any obligation to make any Loans or issue Letters of Credit hereunder:

§7.1 Punctual Payment. The Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loans and all interest and fees provided for in this Agreement, all in accordance with the terms of this Agreement and the Notes, as well as all other sums owing pursuant to the Loan Documents.

§7.2 Maintenance of Office. The Borrower and each Guarantor will maintain its respective chief executive office at 1521 Westbranch Drive, Suite 100, McLean, Virginia 22102, or at such other place in the United States of America as the Borrower or any Guarantor shall designate upon fifteen (15) days prior written notice to the Agent and the Lenders, where notices, presentations and demands to or upon the Borrower or such Guarantor in respect of the Loan Documents may be given or made.

§7.3 Records and Accounts. The Borrower and each Guarantor will (a) keep, and cause each of their respective Subsidiaries to keep true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP and (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation and amortization of its properties and the properties of their respective Subsidiaries, contingencies and other reserves. Neither the Borrower, any Guarantor nor any of their respective Subsidiaries shall, without the prior written consent of the Required Lenders, (x) make any material change to the accounting policies/principles used by such Person in preparing the financial statements and other information described in §6.4 or §7.4, or (y) change its fiscal year. Agent and the Lenders acknowledge that Parent’s and Borrower’s fiscal year is a calendar year.

§7.4 Financial Statements, Certificates and Information. Borrower will deliver or cause to be delivered to the Agent with sufficient copies for each of the Lenders:

(a) as soon as available and in any event within ninety (90) days after the end of each calendar year, an audited consolidated balance sheet of the Parent and its Subsidiaries as of the end of such year and the related audited consolidated statements of income, shareholders’ equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all certified by PricewaterhouseCoopers LLP or other independent public accountants of nationally recognized standing, with such certification to be free of exceptions and qualifications not acceptable to the Required Lenders;

(b) as soon as available and in any event within forty-five (45) days after the end of each of the first three (3) calendar quarters of each year, a consolidated balance sheet of the Parent and its Subsidiaries as of the end of such quarter and the related statement of income and statement of cash flows for such quarter and for the portion of the year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the previous year, all certified (subject to normal year-end adjustments) as to fairness of presentation, GAAP and consistency by the chief financial officer, controller or treasurer of Parent;

(c) simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement (a “Compliance Certificate”) certified by the chief financial officer or controller of Parent in the form of Exhibit F hereto (or in such other form as the Agent may approve from time to time). Calculations of income, expense and value associated with Real Estate or other Investments acquired or disposed of during any quarter will be adjusted, where applicable. Parent shall submit with the Compliance Certificate a Unencumbered Asset Certificate in the form of Exhibit E hereto (a “Unencumbered Asset Certificate”) pursuant to which Parent shall calculate the amount of the Unencumbered Asset Availability as of the end of the immediately preceding fiscal quarter, list the Subject Properties and certify that each Subject Property included therein and in the calculation of the Unencumbered Asset Availability satisfies all of the requirements contained in this Agreement for the same to be included therein. The Compliance Certificate shall be accompanied by copies of the statements of Consolidated Net Operating Income for such fiscal quarter for each of the Subject Properties, prepared on a basis consistent with the statements furnished to the Agent prior to the date hereof and otherwise in form and substance reasonably satisfactory to the Agent, together with a certification by the chief financial officer, controller or treasurer of Parent that the information contained in such statement fairly presents in all material respects the Consolidated Net Operating Income for such periods. Such Unencumbered Asset Certificate shall specify whether there are any defaults under leases at a Subject Property;

(d) simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, (i) a Rent Roll for each of the Subject Properties, and a combined Rent Roll for all of the Subject Properties and a summary thereof in form satisfactory to Agent as of the end of each calendar quarter (including the fourth calendar quarter in each year) and (ii) an operating statement for each of the Subject Properties for each such quarter and year to date, a consolidated operating statement for the Subject Properties for each such quarter and year to date, and a balance sheet for the Unencumbered Property Subsidiary which owns or leases any Subject Property as at the end of the most recently ended calendar quarter (such statements, balance sheets and reports to be in form reasonably satisfactory to Agent), together with a certification by the chief financial officer, controller or treasurer of Parent that the information contained therein is true, correct and complete in all material respects;

(e) upon the request of the Agent, copies of all financial statements, reports or proxy statements sent to the shareholders of Parent;

(f) upon the request of the Agent, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and annual, quarterly, monthly or special (8-K) reports which Parent or Borrower shall file with the SEC; provided that, in the case of annual and quarterly reports on Forms 10-K and 10-Q, respectively, such reports shall be deemed to be delivered hereunder if posted on the Parent’s website;

(g) Without limiting the terms of §2.11 and §2.12, a completed and executed Beneficial Ownership Certification upon request by the Agent or any Lender if Agent or such Lender determines that it is required by law to obtain such certification;

(h) any notice received by the Borrower, any Guarantor or any Unencumbered Property Subsidiary of (A) any pending, threatened or contemplated eminent domain proceedings against (i) any of the Subject Properties or (ii) any other Real Estate which may, in the case of this clause (ii), individually or in the aggregate have any Material Adverse Effect, and (B) any past due or delinquent assessment or other sum due on account of any PACE Loan on a Subject Property or any pending or threatened proceeding purporting to foreclose on a lien for any PACE Loan assessments or exercise any other remedy with respect to any PACE Loan against any of the Subject Properties; and

(i) from time to time such other financial data and information in the possession of the Borrower, each Guarantor or their respective Subsidiaries (including, without limitation, auditors’ management letters, status of litigation or investigations against the Borrower and any settlement discussions relating thereto, information as to legal and regulatory changes affecting the Borrower, any Guarantor or any Unencumbered Property Subsidiary, information with respect to any PACE Loans on a Subject Property (including, without limitation, information regarding the improvements financed with the proceeds of such PACE Loans, copies of any reporting or other financial information provided to any lender, servicer or any Governmental Authority on account of such PACE Loans, and evidence of payment of assessments due and payable under such PACE Loans)) as the Agent or any Lender may reasonably request.

The Borrower shall reasonably cooperate with the Agent in connection with the publication of certain materials and/or information provided by or on behalf of Borrower. Documents required to be delivered pursuant to the Loan Documents shall be delivered by or on behalf of the Borrower to the Agent and the Lenders (collectively, “Information Materials”) pursuant to this Section. Any material to be delivered pursuant to this §7.4 may be delivered electronically directly to Agent and the Lenders provided that such material is in a format reasonably acceptable to Agent, and such material shall be deemed to have been delivered to Agent and the Lenders upon Agent’s receipt thereof. Upon the request of Agent, Borrower and Parent shall deliver paper copies thereof to Agent and the Lenders. Borrower and Guarantors authorize Agent and Joint-Lead Arranger to disseminate any such materials, including without limitation the Information Materials through the use of Intralinks, SyndTrak or any other electronic information dissemination system (an “Electronic System”). Any such Electronic System is provided “as is” and “as available.” The Agent and the Joint-Lead Arrangers do not warrant the adequacy of any Electronic System and expressly disclaim liability for errors or omissions in any notice, demand, communication, information or other material provided by or on behalf of Borrower that is distributed over or by any such Electronic System (“Communications”). No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by Agent or any Joint-Lead Arranger in connection with the Communications or the Electronic System. In no event shall the Agent, any Joint-Lead Arranger or any of their directors, officers, employees, agents or attorneys have any liability to the Borrower or the Guarantors, any Lender or any other Person for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Guarantors’, the Agent’s or any Joint-Lead Arranger’s transmission of Communications through the Electronic System, and the Borrower and the Guarantors release Agent, the Joint-Lead Arrangers and the Lenders from any liability in connection therewith, except as to any of the Agent, the Joint-Lead Arranger or any Lender for any actual damages (but specifically excluding any special, incidental, consequential or punitive damages) to the extent arising from the Agent’s, the Joint-Lead Arranger’s or any such Lender’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods. Borrower acknowledges that certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower, its Subsidiaries or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market related activities with respect to such Persons’ securities. All of the Information Materials delivered by Borrower hereunder shall be deemed to be private information and shall not be shared with such Public Lenders, except for any Information Materials that are (a) filed with a Governmental Authority and are available to the public, or (b) clearly and conspicuously identified by the Borrower as “PUBLIC”, which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof. By marking Information Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Agent, the Lenders and the Joint-Lead Arrangers to treat such Information Materials as not containing any material non-public information with respect to the Borrower, its Subsidiaries, its Affiliates or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Information Materials constitute confidential information, they shall be treated as provided in §18.7). Borrower agrees that (i) all Information Materials marked “PUBLIC” by Borrower are permitted to be made available through a portion of any electronic dissemination system designated “Public Investor” or a similar designation, and (ii) the Agent and the Joint-Lead Arrangers shall be entitled to treat any Information Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of any electronic dissemination system not designated “Public Investor” or a similar designation.

§7.5 Notices.

(a) Defaults. The Borrower will promptly upon becoming aware of same notify the Agent in writing of the occurrence of any Default or Event of Default, which notice shall describe such occurrence with reasonable specificity and shall state that such notice is a “notice of default”. If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Agreement or under any note, evidence of indebtedness, indenture or other obligation to which or with respect to which the Borrower, any Guarantor or any of their respective Subsidiaries is a party or obligor, whether as principal or surety, and such default would permit the holder of such note or obligation or other evidence of indebtedness to accelerate the maturity thereof, which acceleration would either cause a Default or have a Material Adverse Effect, the Borrower shall forthwith give written notice thereof to the Agent, describing the notice or action and the nature of the claimed default. Without limiting the foregoing, the Borrower shall promptly upon becoming aware of same (but in any event within five (5) Business Days thereafter) notify the Agent in writing of any default under any PACE Loan on a Subject Property, including, without limitation, any failure by Borrower, any Subsidiary or any Tenant of a Subject Property to timely pay any assessment or other sum due or payable with respect to such PACE Loan.

(b) Environmental Events. The Borrower will give notice to the Agent within five (5) Business Days of becoming aware of (i) any potential or known Release, or threat of Release, of any Hazardous Substances in violation of any applicable Environmental Law; (ii) any violation of any Environmental Law that the Borrower, any Guarantor or any of their respective Subsidiaries reports in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency; or (iii) any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, of any federal, state or local environmental agency or board, that in any case involves (A) any Subject Property or (B) any other Real Estate and could reasonably be expected to have a Material Adverse Effect.

(c) Notice of Litigation and Judgments. The Borrower will give notice to the Agent in writing within five (5) Business Days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting the Borrower, any Guarantor or any of their respective Subsidiaries or to which the Borrower, any Guarantor or any of their respective Subsidiaries is or is to become a party involving an uninsured claim against any of the Borrower, any Guarantor or any of their respective Subsidiaries that could either cause a Default or could reasonably be expected to have a Material Adverse Effect and stating the nature and status of such litigation or proceedings. The Borrower and each Guarantor will give notice to the Agent, in writing, in form and detail reasonably satisfactory to the Agent and each of the Lenders, within ten (10) days of any judgment not covered by insurance, whether final or otherwise, against any of the Borrower, any Guarantor or any of their respective Subsidiaries in an amount in excess of $5,000,000.00.

(d) Notice of Disqualification. Borrower will give notice to the Agent in writing within five (5) Business Days after becoming aware of any failure of any Eligible Real Estate to satisfy the conditions in this Agreement to inclusion within the calculation of the Unencumbered Asset Value.

(e) ERISA. The Borrower will give notice to the Agent within five (5) Business Days after the Borrower or any ERISA Affiliate (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in §4043 of ERISA) with respect to any Guaranteed Pension Plan, Multiemployer Plan or Employee Benefit Plan, or knows that the plan administrator of any such plan has given or is required to give notice of any such reportable event; (ii) gives a copy of any notice of complete or partial withdrawal liability under Title IV of ERISA; or (iii) receives any notice from the PBGC under Title IV or ERISA of an intent to terminate or appoint a trustee to administer any such plan.

(f) Notices of Default Under Leases. Borrower will give notice to the Agent in writing within five (5) Business Days after Borrower, any Guarantor or any Unencumbered Property Subsidiary (i) receives notice from a tenant under a lease of a Subject Property of a default by the landlord under such lease which default would provide the tenant with an ability to terminate the lease or the right to an abatement of rent thereunder or (ii) delivers a notice to any tenant under a lease of a Subject Property of a payment or other material default by such tenant under its lease.

(g) Notification of Lenders. Within five (5) Business Days after receiving any notice under this §7.5, the Agent will forward a copy thereof to each of the Lenders, together with copies of any certificates or other written information that accompanied such notice.

§7.6 Existence; Maintenance of Properties.

(a) The Borrower will preserve and keep in full force and effect its existence as a Delaware limited partnership. Each Guarantor and each Unencumbered Property Subsidiary will preserve and keep in full force and effect its legal existence in the jurisdiction of its incorporation or formation and in the event any such Person is a limited liability company, it shall not consummate, nor shall any of its members or managers, take any action in furtherance of or consummate, an LLC Division. The Borrower will cause each of its Subsidiaries which is not a Guarantor or an Unencumbered Property Subsidiary to preserve and keep in full force and effect their legal existence in the jurisdiction of its incorporation or formation except where such failure has not had and could not reasonably be expected to have a Material Adverse Effect. The Borrower will preserve and keep in full force all of its rights and franchises and those of its Subsidiaries, the preservation of which is necessary to the conduct of their business (except with respect to Subsidiaries of Borrower that are not Guarantors or Unencumbered Property Subsidiaries, where such failure has not had and could not reasonably be expected to have a Material Adverse Effect). Parent shall at all times comply with all requirements and applicable laws and regulations necessary to maintain REIT Status and shall continue to receive REIT Status. The common stock of Parent shall at all times be listed for trading and be traded on NASDAQ, the New York Stock Exchange or another nationally recognized exchange unless otherwise consented to by the Required Lenders. The Borrower shall continue to own directly or indirectly one hundred percent (100%) of the Subsidiary Guarantors and the Unencumbered Property Subsidiaries.

(b) The Borrower (i) will cause all of its properties and those of its Subsidiaries used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order (ordinary wear and tear and damage by casualty excepted) and supplied with all necessary equipment, and (ii) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof in all cases in which the failure so to do would have a material adverse effect on the condition of any Subject Property or would cause a Material Adverse Effect.

§7.7 Insurance. The Borrower, Parent and their respective Subsidiaries (as applicable) will procure and maintain or cause to be procured and maintained insurance covering the Borrower, Parent and their respective Subsidiaries (as applicable) and the Real Estate in such amounts and against such risks and casualties as are customary for properties of similar character and location, due regard being given to the type of improvements thereon, their construction, location, use and occupancy; it being understood and agreed that the foregoing shall not modify any obligation of a tenant under a Lease with regard to the placement and maintenance of insurance.

§7.8 Taxes; Liens. The Borrower and the Guarantors will, and will cause their respective Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become delinquent, all taxes, assessments (including, without limitation, any PACE Loan assessments) and other governmental charges imposed upon them or upon the Subject Properties or the other Real Estate (where, as to any Real Estate other than the Subject Properties, the failure to pay or discharge any such taxes, assessments (including, without limitation, any PACE Loan assessments) or other charges could be reasonably expected to result in a Material Adverse Effect), sales and activities, or any part thereof, or upon the income or profits therefrom as well as all claims for labor, materials or supplies that if unpaid might by law become a lien or charge upon any of its property or other Liens affecting any property of Borrower, the Guarantors or their respective Subsidiaries, provided that any such tax, assessment (including, without limitation, any PACE Loan assessments), charge or levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings by Borrower, the Guarantors, their respective Subsidiaries or a tenant which shall suspend the collection thereof with respect to such property, and neither such property nor any portion thereof or interest therein would be in any danger of sale, forfeiture or loss by reason of such proceeding; and provided, further, that forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor, the Borrower, any such Guarantor, any such Subsidiary or a tenant either (i) will provide a bond issued by a surety reasonably acceptable to the Agent or other collateral satisfactory to Agent and sufficient to stay all such proceedings or (ii) if no such bond or other collateral is provided, will pay each such tax, assessment (including, without limitation, any PACE Loan assessments), charge or levy.

§7.9 Inspection of Properties and Books. The Borrower and the Guarantors will, and will cause their respective Subsidiaries to, permit the Agent and the Lenders, at the Borrower’s expense and upon reasonable prior notice, to visit and inspect any of the properties of the Borrower, each Guarantor or any of their respective Subsidiaries (subject to the rights of tenants and with the understanding that any visit to or inspection of any Real Estate that is not a Subject Property shall be undertaken for purposes of evaluating such Real Estate as it pertains to the Parent’s or the Borrower’s direct or indirect equity interest therein), to examine the books of account of the Borrower, each Guarantor and their respective Subsidiaries (and to make copies thereof and extracts therefrom) and to discuss the affairs, finances and accounts of the Borrower, any Guarantor and their respective Subsidiaries with, and to be advised as to the same by, their respective officers, all at such reasonable times and intervals as the Agent or any Lender may reasonably request, provided that so long as no Default or Event of Default shall have occurred and be continuing, the Borrower shall not be required to pay for such visits and inspections more often than once in any twelve (12) month period. In the event that the Agent or a Lender shall visit and inspect a property of a Subsidiary of Borrower which is not a Guarantor or an Unencumbered Property Subsidiary, such visit and inspection shall be made with a representative of Borrower (and Borrower agrees to use reasonable efforts to make such representative available). The Lenders shall use good faith efforts to coordinate such visits and inspections so as to minimize the interference with and disruption to the normal business operations of the Borrower, the Guarantors, their respective Subsidiaries and any tenants.

§7.10 Compliance with Laws, Contracts, Licenses, and Permits. The Borrower and the Guarantors will, and will cause each of their respective Subsidiaries to, comply in all respects with (i) all Applicable Laws now or hereafter in effect wherever its business is conducted, including all Environmental Laws, (ii) the provisions of its corporate charter, partnership agreement, limited liability company agreement or declaration of trust, as the case may be, and other charter documents and bylaws, (iii) all agreements and instruments to which it is a party or by which it or any of its properties may be bound, (iv) all applicable decrees, orders, and judgments, and (v) all licenses and permits required by Applicable Laws for the conduct of its business or the ownership, use or operation of its properties, except where a failure to so comply with any of clauses (i) through (v) could not reasonably be expected to have a Material Adverse Effect. Borrower shall develop and implement such programs, policies and procedures as are necessary to comply with the Patriot Act and shall promptly advise Agent in writing in the event that Borrower shall determine that any investors in Borrower are in violation of such act.

§7.11 Further Assurances. The Borrower and each Guarantor will cooperate with the Agent and the Lenders and execute such further instruments and documents as the Lenders or the Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Agreement and the other Loan Documents.

§7.12 Limiting Agreements.

(a) Neither the Borrower, the Guarantors nor any of their respective Subsidiaries shall enter into, any agreement, instrument or transaction which has or may have the effect of prohibiting or limiting the Borrower’s, the Guarantors’ or any of their respective Subsidiaries’ ability to pledge to Agent any Subject Property as security for the Obligations (provided that a requirement to maintain a pool of unencumbered properties to support financial covenants relating to other Unsecured Indebtedness permitted by this Agreement shall not violate the foregoing covenant). The Borrower shall take, and shall cause the Guarantors and their respective Subsidiaries to take, such actions as are necessary to preserve the right and ability of the Borrower, the Guarantors and their respective Subsidiaries to pledge the Subject Properties as security for the Obligations without any such pledge after the date hereof causing or permitting the acceleration (after the giving of notice or the passage of time, or otherwise) of any other Indebtedness of the Borrower, the Guarantors or any of their respective Subsidiaries.

(b) The Borrower shall, upon demand, provide to the Agent such evidence as the Agent may reasonably require to evidence compliance with this §7.12, which evidence shall include, without limitation, copies of any agreements or instruments which would in any way restrict or limit the Borrower’s, any Guarantor’s or any Subsidiary’s ability to pledge Subject Properties as security for Indebtedness, or which provide for the occurrence of a default (after the giving of notice or the passage of time, or otherwise) if Subject Properties are pledged in the future as security for Indebtedness of the Borrower or any Guarantor.

§7.13 Business Operations. The Borrower, the Guarantors and their respective Subsidiaries shall operate their respective businesses in substantially the same manner and in substantially the same fields and lines of business as such business is now conducted and such other lines of business which are reasonably related or incidental thereto, and in compliance with the terms and conditions of this Agreement and the Loan Documents. Borrower will not, and will not permit any Subsidiary to, directly or indirectly, engage in any line of business other than the ownership, operation, development and sale of office, industrial, manufacturing, retail, distribution, medical/healthcare, data center or flex properties (or Mortgage Receivables, Second Lien Mortgage Receivables or Mezzanine Loans secured by such properties or an interest therein) and businesses reasonably related or incidental thereof.

§7.14 Distributions of Income to the Borrower. The Borrower shall cause all of its Subsidiaries (subject to the terms of any loan documents under which such Subsidiary is the borrower) to promptly distribute to the Borrower (but not less frequently than once each calendar quarter, unless otherwise approved by the Agent), whether in the form of dividends, distributions or otherwise, all profits, proceeds or other income relating to or arising from its Subsidiaries’ use, operation, financing, refinancing, sale or other disposition of their respective assets and properties after (a) the payment of reasonable and customary fees and expenses (including brokerage commissions) incurred in connection with such refinancing, sale or other disposition, (b) all money, contractually committed to replace assets with assets performing the same or similar functions, (c) the payment by each Subsidiary of its debt service, operating expenses, capital improvements and leasing commissions for such quarter and (d) the establishment of reasonable reserves for the payment of operating expenses not paid on at least a quarterly basis, for the payment of leasing commissions and for capital improvements and tenant improvements to be made to such Subsidiary’s assets and properties approved by such Subsidiary in the course of its business consistent with its past practices, and any other reserves reasonably prudent in the business judgment of such Subsidiary so long as such reserves are reasonable and expected to be utilized within six (6) months of the date such reserve is established or funded.

§7.15 Plan Assets. The Borrower will do, or cause to be done, all things necessary to ensure that none of the Subject Properties will be deemed to be Plan Assets at any time.

§7.16 Unencumbered Properties.

(a) The Eligible Real Estate included in the calculation of the Unencumbered Asset Value shall at all times satisfy all of the following conditions:

(i) the Eligible Real Estate shall be owned one hundred percent (100%) in fee simple or leased under a ground lease acceptable to Agent in its reasonable discretion by a Wholly-Owned Subsidiary of Borrower (it being understood that the ground lease for the WPI07 Tulsa Property shall be an acceptable ground lease), in each case free and clear of all Liens other than the Liens permitted in §8.2(i) and (iv), and such Eligible Real Estate shall not have applicable to it any restriction on the sale, pledge, transfer, mortgage or assignment of such property (including any restrictions contained in any applicable organizational documents and excluding any right of first offer/refusal or purchase option as set forth in the leases provided to the Agent);

(ii) none of the Eligible Real Estate shall have any material title, survey, environmental, structural or other defects that would give rise to a materially adverse effect as to the value, use of or ability to sell or refinance such property;

(iii) the only asset of such Subsidiary shall be Eligible Real Estate included in the calculation of the Unencumbered Asset Value and related fixtures and personal property;

(iv) each Eligible Real Estate is and shall be at least eighty percent (80%) leased (based on Net Rentable Area) to one or more tenants which are an Eligible Tenant;

(v) no more than ten percent (10%) of the total Unencumbered Asset Value shall be attributable to Real Estate which is vacant (for example, such tenant is no longer conducting business from such property); provided that a failure to satisfy the requirements of this clause (v) shall not result in any Real Estate not being included as a Subject Property, but any such Unencumbered Asset Value in excess of such limitation being excluded for purposes of calculating Unencumbered Asset Value and the Unencumbered Net Operating Income corresponding thereto shall be similarly excluded);

(vi) the Borrower shall have delivered to the Agent (A) a written request to include such Eligible Real Estate in the calculation of the Unencumbered Asset Value, (B) a physical description of such Eligible Real Estate, (C) a current Rent Roll and current operating statements for such Eligible Real Estate, (D) a certification as to the matters covered under §7.16(a)(i)-(v), and (E) such other information as the Agent may reasonably require with respect to such Eligible Real Estate, including any information reasonably required by the Agent to determine compliance with this §7.16 (collectively, the “Eligible Real Estate Qualification Documents”); and

(vii) such Eligible Real Estate has not been removed from the calculation of the Unencumbered Asset Value pursuant to §7.16(b), §7.16(c) or §7.16(d).

(b) In the event that all or any material portion of any Eligible Real Estate included in the calculation of the Unencumbered Asset Value shall be damaged in any material respect or taken by condemnation, then such property shall no longer be included in the calculation of the Unencumbered Asset Value unless and until (i) any damage to such real estate is repaired or restored, such real estate becomes fully operational and the Agent shall receive evidence satisfactory to the Agent of the value of such real estate following such repair or restoration (both at such time and prospectively) or (ii) Agent shall receive evidence satisfactory to the Agent that the value of such real estate (both at such time and prospectively) shall not be materially adversely affected by such damage or condemnation. In the event that such damage or condemnation only partially affects such Eligible Real Estate included in the calculation of the Unencumbered Asset Value, then the Required Lenders may in good faith reduce the Unencumbered Asset Value attributable thereto based on such damage until such time as the Required Lenders receive evidence satisfactory to the Required Lenders that the value of such real estate (both at such time and prospectively) shall no longer be materially adversely affected by such damage or condemnation.

(c) Upon any asset ceasing to qualify to be included in the calculation of the Unencumbered Asset Value, such asset shall no longer be included in the calculation of the Unencumbered Asset Value unless otherwise approved in writing by the Required Lenders. Within five (5) Business Days after becoming aware of any such disqualification, the Borrower shall deliver to the Agent a certificate reflecting such disqualification, together with the identity of the disqualified asset, a statement as to whether any Default or Event of Default arises as a result of such disqualification, and a calculation of the Unencumbered Asset Value attributable to such asset. Simultaneously with the delivery of the items required pursuant above, the Borrower shall deliver to the Agent an updated Unencumbered Asset Certificate demonstrating, after giving effect to such removal or disqualification, compliance with the conditions and covenants contained in this §7.16 and §§9.2 and 9.4.

(d) In addition, the Borrower may voluntarily remove any Real Estate from the calculation of the Unencumbered Asset Value by delivering to the Agent, no later than five (5) Business Days prior to date on which such removal is to be effected, notice of such removal, together with a statement that no Default or Event of Default then exists or would, upon the occurrence of such event or with passage of time, result from such removal, the identity of the Subject Property being removed. Simultaneously with the delivery of the items required above, the Borrower shall deliver to the Agent a pro forma Compliance Certificate and Unencumbered Asset Certificate demonstrating, after giving effect to such removal or disqualification, compliance with the covenants contained in this §7.16 and §§9.2 and 9.4.

(e) The Agent shall promptly notify the Lenders of the addition or removal of any Real Estate from the calculation of the Unencumbered Asset Value.

§7.17 Sanctions Laws and Regulations.

(a) The Borrower shall not, directly or, to the knowledge of Borrower or Parent, indirectly, use the proceeds of the Loans or Letters of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, Unconsolidated Affiliate or other Person (i) to fund any activities or business of or with any Designated Person, or in any country or territory, that at the time of such funding is itself the subject of territorial sanctions under applicable Sanctions Laws and Regulations, or (ii) in any manner that would result in a violation of applicable Sanctions Laws and Regulations or applicable anti-bribery, anti-corruption or anti-money laundering laws or regulations in any applicable jurisdiction by any party to this Agreement.

(b) None of the funds or assets of the Borrower or any Guarantor that are used to pay any amount due pursuant to this Agreement shall constitute funds obtained from transactions with or relating to Designated Persons or countries which are themselves the subject of territorial sanctions under applicable Sanctions Laws and Regulations.

§7.18 Beneficial Ownership. Promptly following any change in beneficial ownership of the Borrower that would render any statement in an existing Beneficial Ownership Certification untrue or inaccurate, the Borrower shall furnish to the Agent (for further delivery by the Agent to the Lenders in accordance with its customary practice) an updated Beneficial Ownership Certification for the Borrower.

§8. NEGATIVE COVENANTS.

The Borrower covenants and agrees that, so long as any Loan, Note or Letter of Credit is outstanding or any of the Lenders has any obligation to make any Loans or issue any Letter of Credit hereunder:

§8.1 Restrictions on Indebtedness. The Borrower will not, and will not permit its respective Subsidiaries or any of the Guarantors to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

(a) Indebtedness to the Lenders arising under any of the Loan Documents;

(b) current liabilities of the Borrower, the Guarantors or their respective Subsidiaries incurred in the ordinary course of business but not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

(c) Indebtedness in respect of taxes, assessments (excluding assessments with respect to PACE Loans unless such PACE Loans are permitted under this Agreement), governmental charges or levies, assessments and other obligations in respect of PACE Loans permitted under this Agreement and claims for labor, materials and supplies, in each case, to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of §7.8;

(d) Indebtedness in respect of judgments only to the extent, for the period and for an amount not resulting in a Default;

(e) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(f) subject to the provisions of §9, Recourse Indebtedness which is Secured Debt (including, without limitation, Equity Pledge Secured Debt that is Recourse Indebtedness); provided that the aggregate amount of such Recourse Indebtedness which is Secured Debt outstanding at any one time (not including the Loans or Letter of Credit Liabilities to the extent the same shall at any time constitute Recourse Indebtedness which is Secured Debt), determined on a Consolidated basis, shall not exceed percent (10.0%) of Consolidated Total Asset Value);

(g) Non-Recourse Indebtedness of Subsidiaries of Parent (other than any Subsidiaries of Borrower that directly or indirectly own or lease a Subject Property);

(h) Non-Recourse Indebtedness of Borrower or a Guarantor constituting purchase money indebtedness or incurred in connection with equipment financing, not to exceed $4,000,000.00 in the aggregate outstanding at any time;

(i) Intentionally Omitted;

(j) subject to the provisions of §9, Unsecured Debt which is pari passu with the Indebtedness described in clause (a) above; and

(k) Trust Preferred Equity.

Notwithstanding anything in this Agreement to the contrary, (i) none of the Indebtedness described in §8.1(f), (g) or (j) above shall have any of the Subject Properties or any interest therein or any direct or indirect ownership interest in any Unencumbered Property Subsidiary as collateral for such Indebtedness and (ii) none of the Subsidiaries of Borrower which directly or indirectly own or lease a Subject Property (including, without limitation, any Unencumbered Property Subsidiary) shall create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness (including, without limitation, pursuant to any conditional or limited guaranty or indemnity agreement creating liability with respect to usual and customary exclusions from the non-recourse limitations governing the Non-Recourse Indebtedness of any Person, or otherwise) other than Indebtedness described in §§8.1(a)-(e) and (j) above.

§8.2 Restrictions on Liens, Etc. The Borrower will not, and will not permit its Subsidiaries (including, without limitation, the Unencumbered Property Subsidiaries) or any of the Guarantors to (a) create or incur or suffer to be created or incurred or to exist any lien, security title, encumbrance, mortgage, pledge, negative pledge, charge, restriction or other security interest of any kind upon any of their respective property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of their property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (d) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against any of them that if unpaid could by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over any of their general creditors; (e) assign, pledge or otherwise transfer as part of a financing transaction any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse; or (f) incur or maintain any obligation to any holder of Indebtedness of any of such Persons which prohibits the creation or maintenance of any lien securing the Obligations (collectively, “Liens”); provided that notwithstanding anything to the contrary contained herein, the Borrower and any such Subsidiary or Guarantor may create or incur or suffer to be created or incurred or to exist:

(i) Liens on properties to secure (x) taxes, assessments (excluding assessments with respect to PACE Loans unless such PACE Loans are permitted under this Agreement) and other governmental charges (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws), (y) assessments and other obligations in respect of PACE Loans permitted under this Agreement, or (z) claims for labor, material or supplies, in each case, in respect of obligations not then delinquent or which are being contested as provided in this Agreement;

(ii) Liens on assets other than (A) Subject Properties or (B) any direct or indirect interest of Borrower or any Subsidiary of Borrower in any Unencumbered Property Subsidiary in respect of judgments permitted by §8.1(d);

(iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pensions or other social security obligations;

(iv) Liens and encumbrances reflected in the owner’s title policies issued to the Subsidiary Guarantors or Unencumbered Property Subsidiaries upon acquisition of the Subject Properties and other encumbrances on properties consisting of easements, rights of way, zoning restrictions, leases and other occupancy agreements, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s liens under leases to which the Borrower, a Guarantor, an Unencumbered Property Subsidiary or a Subsidiary of any such Person is a party, and other minor non-monetary liens or encumbrances none of which interferes materially with the use of the property affected in the ordinary conduct of the business of the Borrower, the Guarantors or their Subsidiaries, which defects do not individually or in the aggregate have a materially adverse effect on the business of the Borrower, any Guarantor or any Unencumbered Property Subsidiary individually or on any Subject Property (it being understood, for the avoidance of doubt, that Liens or encumbrances on Subject Properties in respect of any PACE Loan shall be only be permitted under this clause (iv) if such PACE Loan is permitted under this Agreement);

(v) Liens on properties or interests therein (but excluding (A) Subject Properties or (B) any direct or indirect interest of the Borrower, any Guarantor or any of their respective Subsidiaries in any Unencumbered Property Subsidiary) to secure Indebtedness permitted by §8.1(f) or Non-Recourse Indebtedness of Subsidiaries of Parent permitted by §8.1(g);

(vi) Liens on properties or interests therein to secure Indebtedness permitted by §8.1(h); and

(vii) Liens in favor of the Agent and the Lenders under the Loan Documents to secure the Obligations.

Notwithstanding anything in this Agreement to the contrary, no Subsidiary of Borrower which directly or indirectly owns or leases a Subject Property (including, without limitation, an Unencumbered Property Subsidiary) shall create or incur or suffer to be created or incurred or to exist any Lien other than Liens contemplated in §§8.2(i), (iv) and (vii).

§8.3 Restrictions on Investments. Neither the Borrower nor the Parent will, nor will either of them permit any of its Subsidiaries to, make or permit to exist or to remain outstanding any Investment except Investments in:

(a) marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase by the Borrower or its Subsidiary;

(b) marketable direct obligations of any of the following: Federal Home Loan Mortgage Corporation, Student Loan Marketing Association, Federal Home Loan Banks, Federal National Mortgage Association, Government National Mortgage Association, Bank for Cooperatives, Federal Intermediate Credit Banks, Federal Financing Banks, Export-Import Bank of the United States, Federal Land Banks, or any other agency or instrumentality of the United States of America;

(c) demand deposits, certificates of deposit, bankers acceptances and time deposits of United States banks having total assets in excess of $100,000,000.00; provided, however, that the aggregate amount at any time so invested with any single bank having total assets of less than $1,000,000,000.00 will not exceed $200,000.00;

(d) securities commonly known as “commercial paper” issued by a corporation organized and existing under the laws of the United States of America or any State which at the time of purchase are rated by Moody’s Investors Service, Inc. or by Standard & Poor’s Corporation at not less than “P 1” if then rated by Moody’s Investors Service, Inc., and not less than “A 1”, if then rated by Standard & Poor’s Corporation;

(e) mortgage-backed securities guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation and other mortgage-backed bonds which at the time of purchase are rated by Moody’s Investors Service, Inc. or by Standard & Poor’s Corporation at not less than “Aa” if then rated by Moody’s Investors Service, Inc. and not less than “AA” if then rated by Standard & Poor’s Corporation;

(f) repurchase agreements having a term not greater than ninety (90) days and fully secured by securities described in the foregoing subsection (a), (b) or (e) with banks described in the foregoing subsection (c) or with financial institutions or other corporations having total assets in excess of $500,000,000.00;

(g) shares of so-called “money market funds” registered with the SEC under the Investment Company Act of 1940 which maintain a level per-share value, invest principally in investments described in the foregoing subsections (a) through (f) and have total assets in excess of $50,000,000.00;

(h) the acquisition of fee interests by the Borrower or its Subsidiaries in (i) Real Estate which is utilized for income-producing office, industrial, manufacturing, distribution, retail, medical/healthcare, data center and flex properties located in the continental United States or the District of Columbia and businesses and investments incidental thereto, and (ii) subject to the restrictions set forth in this §8.3, the acquisition of Land Assets to be developed for the foregoing purposes;

(i) Subsidiaries that are directly or indirectly one hundred percent (100%) owned by the Borrower or Parent;

(j) Land Assets, provided that the aggregate Investment therein shall not exceed seven and one-half percent (7.5%) of Consolidated Total Asset Value;

(k) Mortgage Receivables secured by properties of the type described in §8.3(h)(i), Second Lien Mortgage Receivables and Mezzanine Loans, provided that the aggregate Investment therein shall not exceed seven and one-half percent (7.5%) of Consolidated Total Asset Value;

(l) in non-wholly owned Subsidiaries, Consolidated Affiliates and Unconsolidated Affiliates, provided that the aggregate Investment therein shall not exceed twenty percent (20%) of Consolidated Total Asset Value; and

(m) Construction in Progress for properties of the type described in §8.3(h)(i), provided that the aggregate construction and development budget for Construction in Progress (including land) shall not exceed fifteen percent (15%) of Consolidated Total Asset Value.

Notwithstanding the foregoing, in no event shall the aggregate value of the holdings of the Borrower, any Guarantor and their Subsidiaries in the Investments described in §8.3(j)-(m) exceed thirty-five percent (35%) of Consolidated Total Asset Value at any time. For the purposes of this §8.3, a property shall be considered Construction in Progress until the issuance of a permanent certificate of occupancy for such property or phase thereof.

For the purposes of this §8.3, the Investment of the Borrower, any Guarantor or their Subsidiaries in any Unconsolidated Affiliates will equal (without duplication) the sum of (i) such Person’s pro rata share of Construction in Progress of their Unconsolidated Affiliates, plus (ii) such Person’s pro rata share of their Unconsolidated Affiliate’s Investment in Land Assets; plus (iii) such Person’s pro rata share of any other Investments valued at the lower of GAAP book value or market value.

§8.4 Merger, Consolidation. Neither the Borrower nor Parent will, nor will Borrower or Parent permit any of their respective Subsidiaries to, become a party to any dissolution, liquidation, disposition of all or substantially all of its assets or business (including, without limitation, by way of an LLC Division), merger, reorganization, consolidation or other business combination or agree to effect any asset acquisition, stock acquisition or other acquisition individually or in a series of transactions which may have a similar effect as any of the foregoing, in each case without the prior written consent of the Required Lenders except for (i) the merger or consolidation of one or more of the Subsidiaries of Borrower with and into the Borrower (it being understood and agreed that in any such event the Borrower will be the surviving Person) and (ii) the merger or consolidation of two or more Subsidiaries of the Borrower. Nothing in this §8.4 shall prohibit the issuance by Borrower of partnership interests in itself in connection with the acquisition of Real Estate in the ordinary course of business, or the dissolution of a Subsidiary which has disposed of its assets in accordance with this Agreement. A Subsidiary of Borrower may sell all of its assets (and may effectuate such sale by merger or consolidation with another Person, with such other Person being the surviving entity) subject to compliance with the terms of this Agreement (including without limitation §5.3 and §8.8), and after any such permitted sale, may dissolve.

§8.5 Intentionally Omitted.

§8.6 Compliance with Environmental Laws. Neither the Borrower nor Parent will, nor will either of them permit any of its respective Subsidiaries or any other Person to, do any of the following: (a) use any of the Real Estate or any portion thereof as a facility for the handling, processing, storage or disposal of Hazardous Substances, except for small quantities of Hazardous Substances used in the ordinary course of business and in material compliance with all applicable Environmental Laws, (b) cause or permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Substances except in compliance with Environmental Laws, (c) generate any Hazardous Substances on any of the Real Estate except in compliance with Environmental Laws, (d) conduct any activity at any Real Estate or use any Real Estate in any manner that could reasonably be contemplated to cause a Release of Hazardous Substances on, upon or into the Real Estate or any surrounding properties or any threatened Release of Hazardous Substances which could reasonably be expected to give rise to liability under CERCLA or any other Environmental Law, or (e) directly or indirectly transport or arrange for the transport of any Hazardous Substances (except in compliance with all Environmental Laws), except, with respect to any Real Estate other than a Subject Property, where any such use, generation, conduct or other activity has not had and could not reasonably be expected to have a Material Adverse Effect.

The Borrower shall, and shall cause the Subsidiary Guarantors and the Unencumbered Property Subsidiaries to:

(i) in the event of any change in Environmental Laws governing the assessment, release or removal of Hazardous Substances, take all reasonable action (including, without limitation, the conducting of engineering tests at the sole expense of the Borrower) to confirm that no Hazardous Substances are or ever were Released or disposed of on the Subject Properties in violation of applicable Environmental Laws; and

(ii) if any Release or disposal of Hazardous Substances which any Person may be legally obligated to contain, correct or otherwise remediate or which may otherwise expose it to liability shall occur or shall have occurred on the Subject Properties (including without limitation any such Release or disposal occurring prior to the acquisition or leasing of such Subject Property by the Borrower or any Unencumbered Property Subsidiary), the Borrower shall, after obtaining knowledge thereof, cause the prompt containment and removal of such Hazardous Substances and remediation of the Subject Property in full compliance with all applicable Environmental Laws; provided, that each of the Borrower, the Subsidiary Guarantors and the Unencumbered Property Subsidiaries shall be deemed to be in compliance with Environmental Laws for the purpose of this clause (ii) so long as it or a responsible third party with sufficient financial resources is taking reasonable action to remediate or manage any event of noncompliance to the reasonable satisfaction of the Agent and no action shall have been commenced by any enforcement agency. The Agent may engage its own environmental consultant to review the environmental assessments and the compliance with the covenants contained herein.

At any time after an Event of Default shall have occurred hereunder the Agent may at its election (and will at the request of the Required Lenders) obtain such environmental assessments of any or all of the Subject Properties prepared by an environmental consultant reasonably acceptable to the Agent as may be necessary or advisable for the purpose of evaluating or confirming (i) whether any Hazardous Substances are present in the soil or water at or adjacent to any such Subject Property and (ii) whether the use and operation of any such Subject Property complies with all Environmental Laws to the extent required by the Loan Documents. Additionally, at any time that the Agent or the Required Lenders shall have reasonable grounds to believe that a Release or threatened Release of Hazardous Substances which any Person may be legally obligated to contain, correct or otherwise remediate or which otherwise may expose such Person to liability may have occurred, relating to any Subject Property, or that any of the Subject Property is not in compliance with Environmental Laws to the extent required by the Loan Documents, Borrower shall promptly upon the request of Agent obtain and deliver to Agent such environmental assessments of such Subject Property prepared by an environmental consultant reasonably acceptable to the Agent as may be necessary or advisable for the purpose of evaluating or confirming (i) whether any Hazardous Substances are present in the soil or water at or adjacent to such Subject Property and (ii) whether the use and operation of such Subject Property comply with all Environmental Laws to the extent required by the Loan Documents. Environmental assessments may include detailed visual inspections of such Subject Property including, without limitation, any and all storage areas, storage tanks, drains, dry wells and leaching areas, and the taking of soil samples, as well as such other investigations or analyses as are reasonably necessary or appropriate for a complete determination of the compliance of such Subject Property and the use and operation thereof with all applicable Environmental Laws. All environmental assessments contemplated by this §8.6 shall be at the sole cost and expense of the Borrower.

§8.7 Distributions.

(a) The Borrower shall not pay any Distribution to the partners of the Borrower, and Parent shall not pay any Distribution to its shareholders, if such Distribution is in excess of the amount which, when added to the amount of all other Distributions paid in the same calendar quarter and the preceding three (3) calendar quarters, would exceed ninety-five percent (95%) of such Person’s Funds from Operations for the preceding four (4) calendar quarters; provided, further, that the limitations contained in this §8.7(a) shall not (X) preclude the Borrower from making Distributions to Parent (or Parent from making any Distribution to its shareholders) in an amount equal to the minimum distributions required under the Code to maintain the REIT Status of Parent, as evidenced by a certification of the principal financial or accounting officer of the Parent containing calculations in detail reasonably satisfactory in form and substance to the Agent, and (Y) apply to any Preferred Distributions made by Borrower to its partners or by Parent to its shareholders so long as such payments have been deducted in the calculation of Funds from Operations.

(b) In the event that a Default under §12.1(a) or (b) or an Event of Default shall have occurred and be continuing, (i) the Borrower shall make no Distributions other than Distributions to Parent in an amount equal to the minimum distributions required under the Code to maintain the REIT Status of Parent and (ii) Parent shall make no Distributions other than Distributions in an amount equal to the minimum distributions under the Code to maintain the REIT Status of Parent, in each case as evidenced by a certification of the principal financial or accounting officer of the Parent containing calculations in detail reasonably satisfactory in form and substance to the Agent.

(c) Notwithstanding the foregoing, at any time when an Event of Default under §12.1(a), (b), (g), (h) or (i) shall have occurred and be continuing or the maturity of the Obligations has been accelerated, neither Borrower nor Parent shall make any Distributions whatsoever, directly or indirectly.

§8.8 Asset Sales. The Borrower will not, and will not permit its Subsidiaries or the Guarantors to, sell, transfer or otherwise dispose of any material asset other than pursuant to a bona fide arm’s length transaction or in accordance with §8.11.

§8.9 Restriction on Prepayment of Indebtedness. During the existence of an Event of Default, the Borrower and Parent will not, and will not permit their respective Subsidiaries to, (a) prepay, redeem, defease, purchase or otherwise retire the principal amount, in whole or in part, of any Indebtedness other than the Obligations; provided, that the foregoing shall not prohibit (x) the prepayment of Indebtedness which is financed solely from the proceeds of a new loan which would otherwise be permitted by the terms of §8.1; and (y) the prepayment, redemption, defeasance or other retirement of the principal of Indebtedness secured by Real Estate which is satisfied solely from the proceeds of a sale of the Real Estate securing such Indebtedness; and (b) modify any document evidencing any Indebtedness (other than the Obligations) to accelerate the maturity date of such Indebtedness.

§8.10 Derivatives Contracts. Neither the Borrower nor any of its Subsidiaries shall contract, create, incur, assume or suffer to exist any Derivatives Contracts except for interest rate swap, collar, cap or similar agreements providing interest rate protection and currency swaps and currency options made in the ordinary course of business and permitted pursuant to §8.1.

§8.11 Transactions with Affiliates. Neither Parent nor the Borrower shall, and neither of them shall permit any other Guarantor or any Subsidiary of the Borrower or any other Guarantor to, permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (but not including any Subsidiary of Parent, the Borrower or any other Guarantor), except (i) transactions in connection with the Management Agreements, (ii) transactions set forth on Schedule 6.15 hereto and (iii) transactions in the ordinary course of business pursuant to the reasonable requirements of the business of such Person and upon fair and reasonable terms which are no less favorable to such Person than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate.

§8.12 Equity Pledges. Notwithstanding anything in this Agreement to the contrary, (i) Parent will not create or incur or suffer to be created or incurred any Lien on any legal, equitable or beneficial interest of Parent in Borrower, including, without limitation, any Distributions or rights to Distributions on account thereof, and (ii) Borrower shall not create or incur, nor suffer to be created or incurred, nor permit to exist any Lien on any legal, equitable or beneficial interest of the Borrower in any Subsidiary of Borrower which directly or indirectly owns or leases a Subject Property (including, without limitation, an Unencumbered Property Subsidiary), including, without limitation, any Distributions or rights to Distributions on account thereof.

§8.13 Outbound Investment Rules. The Borrower will not, and will not permit any of its Subsidiaries to, (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower were a U.S. Person or (iii) any other activity that would cause the Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

§8.14 Intentionally Omitted.

§8.15 Parent Restrictions. Without the prior written consent of the Agent, Borrower shall not transfer any Subsidiary or Unconsolidated Affiliate of Borrower to Parent, and neither Borrower nor any Subsidiary or Unconsolidated Affiliate of Borrower shall transfer any of its assets to Parent (other than Distributions by Borrower to Parent permitted pursuant to §8.7).

§8.16 PACE Loans. Notwithstanding anything to the contrary contained in this Agreement, except for the PACE Loans set forth on Schedule 1.2 attached hereto with respect to the Initial Subject Properties, no Subject Property shall be encumbered by or otherwise be subject to a PACE Loan. With respect to any PACE Loan on an Initial Subject Property that is permitted by the foregoing sentence, Borrower (or the applicable Subsidiary of Borrower which is the obligor under such PACE Loan) shall at all times (x) pay or cause to be paid (prior to the delinquency thereof) any and all sums which become due or payable with respect to such PACE Loan (subject to the right of Borrower or such Subsidiary to contest assessments in accordance with §7.8), (y)

perform or cause to be performed all material obligations of Borrower or such Subsidiary with respect to such PACE Loan pursuant to and in accordance with the applicable PACE Loan Documents (including, without limitation, with respect to the completion of the applicable efficiency or energy saving improvements required thereunder), and (z) without limiting the foregoing, take or cause to be taken all such action as may be necessary to protect the applicable Subject Property from any danger of sale, forfeiture or foreclosure by reason of such PACE Loan. Borrower shall not enter into or acquiesce in any amendment, modification, termination or surrender of any PACE Loan Document with respect to any PACE Loan on a Subject Property.

§9. FINANCIAL COVENANTS.

The Borrower covenants and agrees that, so long as any Loan, Note or Letter of Credit is outstanding or any Lender has any obligation to make any Loans or issue any Letter of Credit hereunder:

§9.1 [Intentionally Omitted.]

§9.2 Unencumbered Leverage Ratio. The Borrower will not at any time permit the ratio of Consolidated Total Unsecured Debt to Unencumbered Asset Value (expressed as a percentage) to exceed (a) at any time during a Surge Period, sixty-five percent (65%), and (b) at any time other than the period(s) covered by the foregoing clause (a), sixty percent (60%).

§9.3 Minimum Unencumbered Lease Term. At any time when (i) less than fifty (50) Subject Properties are included in the calculation of Unencumbered Asset Value, or (ii) the Unencumbered Asset Value is less than $500,000,000, the Borrower shall not permit the aggregate average remaining lease term for the Subject Properties (calculated by weighting the remaining lease term of each such Subject Property (without regard to any extension options at the tenant’s discretion) by the Unencumbered Asset Value attributable to such Subject Property) to be less than five (5) years.

§9.4 Unencumbered Debt Service Coverage Ratio. The Borrower will not at any time permit the Unencumbered Debt Service Coverage Ratio to be less than 1.50 to 1.00.

§9.5 Total Leverage Ratio. The Borrower will not permit the ratio of Consolidated Total Indebtedness to Consolidated Total Asset Value (expressed as a percentage) to exceed (a) at any time during a Surge Period, sixty-five percent (65%), and (b) at any time other than the period(s) covered by the foregoing clause (a), sixty percent (60%).

§9.6 Consolidated EBITDA to Consolidated Fixed Charges. The Borrower will not permit the ratio of Consolidated EBITDA for the Calculation Period to Consolidated Fixed Charges of the Borrower, the Guarantors and their respective Subsidiaries for such period to be less than 1.50 to 1.00.

§9.7 Minimum Consolidated Tangible Net Worth. The Borrower will not at any time permit its Consolidated Tangible Net Worth to be less than the sum of $758,753,933 plus seventy-five percent (75%) of the sum of (a) Net Offering Proceeds (but excluding any Net Offering Proceeds from an issuance of common equity or preferred equity of the Borrower, Parent or the Trust which is used within one hundred twenty (120) days following the consummation of the applicable Equity Offering to partially or fully redeem or retire an existing issue of preferred equity of the Borrower, Trust or the Parent, respectively) plus (b) the value of units in the Borrower or shares in Parent issued upon the contribution of assets to Borrower or its Subsidiaries plus (c) the amount of any Trust Preferred Equity issued, in each case of the foregoing clauses (a) through (c), arising after the Closing Date.

§9.8 Intentionally Omitted.

§9.9 Intentionally Omitted.

§9.10 Maximum Secured Debt Ratio. The Borrower will not permit the ratio of Consolidated Total Secured Debt to Consolidated Total Asset Value (expressed as a percentage) to exceed forty percent (40.0%) at any time.

§10. CLOSING CONDITIONS.

The obligation of the Lenders to make the Loans or issue Letters of Credit shall be subject to the satisfaction of the following conditions precedent:

§10.1 Loan Documents. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto and shall be in full force and effect. The Agent shall have received a fully executed counterpart of each such document, except that each Lender shall have received the fully executed original of its Note.

§10.2 Certified Copies of Organizational Documents. The Agent shall have received from the Borrower and each Guarantor a copy, certified as of a recent date by the appropriate officer of each State in which such Person is organized and, with respect to the applicable Guarantor, in which the Subject Properties are located and a duly authorized officer, partner or member of such Person, as applicable, to be true and complete, of the partnership agreement, corporate charter or operating agreement and/or other organizational agreements of the Borrower and such Guarantor, as applicable, and its qualification to do business, as applicable, as in effect on such date of certification.

§10.3 Resolutions. All action on the part of the Borrower and each applicable Guarantor, as applicable, necessary for the valid execution, delivery and performance by such Person of this Agreement and the other Loan Documents to which such Person is or is to become a party shall have been duly and effectively taken, and evidence thereof reasonably satisfactory to the Agent shall have been provided to the Agent.

§10.4 Incumbency Certificate; Authorized Signers. The Agent shall have received from Borrower and each Guarantor an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of such Person and giving the name and bearing a specimen signature of each individual who shall be authorized to sign, in the name and on behalf of such Person, each of the Loan Documents to which such Person is or is to become a party. The Agent shall have also received from Borrower a certificate, dated as of the Closing Date, signed by a duly authorized representative of Borrower and giving the name and specimen signature of each Authorized Officer who shall be authorized to make Loan Requests, Letter of Credit Requests and Conversion/Continuation Requests and to give notices and to take other action on behalf of the Borrower under the Loan Documents.

§10.5 Opinion of Counsel. The Agent shall have received an opinion addressed to the Lenders and the Agent and dated as of the Closing Date from counsel to the Borrower and each Guarantor in form and substance reasonably satisfactory to the Agent.

§10.6 Payment of Fees. The Borrower shall have paid to the Agent the fees payable pursuant to §4.2.

§10.7 No Material Adverse Change. From December 31, 2024 to the Closing Date, nothing shall have occurred which the Lenders or the Agent shall determine has, or could reasonably be expected to have, a material adverse effect on the business, properties, assets, condition (financial or otherwise) or results of operations of the Borrower, the Guarantors or the Unencumbered Property Subsidiaries, taken as a whole, nor shall there have occurred a material adverse change in the facts and information regarding the Borrower, any of the Guarantors or any of the Unencumbered Property Subsidiaries provided to the Agent and the Lenders.

§10.8 Performance; No Default. Borrower and the applicable Guarantors shall have performed and complied with all terms and conditions herein required to be performed or complied with by it on or prior to the Closing Date, and on the Closing Date there shall exist no Default or Event of Default.

§10.9 Representations and Warranties. The representations and warranties made by the Borrower and the Guarantors in the Loan Documents or otherwise made by or on behalf of the Borrower, the Guarantors and their respective Subsidiaries (including, without limitation, the Unencumbered property Subsidiaries) in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the Closing Date.

§10.10 Proceedings and Documents. All proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory to the Agent and the Agent’s counsel in form and substance, and the Agent shall have received all information and such counterpart originals or certified copies of such documents and such other certificates, opinions, assurances, consents, approvals or documents as the Agent and the Agent’s counsel may reasonably require.

§10.11 Eligible Real Estate Qualification Documents. The Eligible Real Estate Qualification Documents for each Subject Property included in the calculation of the Unencumbered Asset Value as of the Closing Date shall have been delivered to the Agent at the Borrower’s expense and shall be in form and substance reasonably satisfactory to the Agent.

§10.12 Compliance Certificate. The Agent shall have received a Compliance Certificate dated as of the date of the Closing Date demonstrating compliance with each of the covenants calculated therein as of the most recent calendar quarter for which Borrower has provided financial statements under §6.4.

§10.13 Consents. The Agent shall have received evidence reasonably satisfactory to the Agent that all necessary stockholder, partner, member or other consents required in connection with the consummation of the transactions contemplated by this Agreement and the other Loan Documents have been obtained.

§10.14 Contribution Agreement. The Agent shall have received an executed counterpart of the Contribution Agreement.

§10.15 Unencumbered Asset Certificate. The Agent shall have received an Unencumbered Asset Certificate dated as of the date of the Closing Date setting forth a calculation of the Unencumbered Asset Availability as of the Closing Date (after giving effect to the Loans made (or to be made) and Letter(s) of Credit issued (or to be issued) on such date) and demonstrating compliance with each of the covenants set forth therein as of the most recent calendar quarter for which Borrower has provided financial statements under §6.4.

§10.16 KYC. The Borrower and each Guarantor shall have provided to the Agent and the Lenders the documentation and other information reasonably requested by the Agent or any Lender to comply with its “know your customer” requirements and to confirm compliance with all applicable Sanctions Laws and Regulations, the United States Foreign Corrupt Practices Act and other Applicable Law, and if the Borrower qualifies as a “legal entity customer” within the meaning of the Beneficial Ownership Regulation, the Borrower shall have provided to the Agent (for further delivery by the Agent to the Lenders in accordance with its customary practice) a Beneficial Ownership Certification for the Borrower; in each case delivered at least five (5) Business Days prior to the Closing Date.

§10.17 Exiting Lenders. (A) Each Person that is a “Lender” under the Original Credit Agreement immediately prior to the effectiveness of this Agreement shall have executed this Agreement on the Closing Date as a Lender or as an Exiting Lender, and (B) the aggregate unpaid principal amount of “Revolving Credit Loans”, “Term Loans A”, “Term Loans B” and “Term Loans C” (in each case, under and as defined in the Original Credit Agreement) made by the Exiting Lenders, together with all interest, fees and other amounts, if any, payable to the Exiting Lenders thereunder as of the Closing Date, shall be repaid in full (which repayment may be from the proceeds of Loans made by the Lenders hereunder).

§10.18 KeyBank Term Loan. The Borrower shall have repaid in full all amounts outstanding under the KeyBank Term Loan.

§10.19 Other. The Agent shall have reviewed such other documents, instruments, certificates, opinions, assurances, consents and approvals as the Agent or the Agent’s Special Counsel may reasonably have requested.

§11. CONDITIONS TO ALL BORROWINGS.

The obligations of the Lenders to make any Loan or issue any Letter of Credit, whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:

§11.1 Prior Conditions Satisfied. All conditions set forth in §10 shall continue to be satisfied as of the date upon which any Loan is to be made or any Letter of Credit is to be issued.

§11.2 Representations True; No Default. Each of the representations and warranties made by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries (including, without limitation, the Unencumbered Property Subsidiaries) contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true in all material respects both as of the date as of which they were made and shall also be true in all material respects as of the time of the making of such Loan or the issuance of such Letter of Credit, with the same effect as if made at and as of that time (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date) and except to the extent of any changes resulting from transactions permitted by this Agreement, and no Default or Event of Default shall have occurred and be continuing.

§11.3 Borrowing Documents. The Agent shall have received a fully completed Loan Request for such Loan and the other documents and information as required by §2.7, or a fully completed Letter of Credit Request required by §2.10 in the form of Exhibit H hereto fully completed, as applicable.

§12. EVENTS OF DEFAULT; ACCELERATION; ETC.

§12.1 Events of Default and Acceleration. If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur:

(a) the Borrower shall fail to pay any principal of the Loans when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(b) the Borrower shall fail to pay any interest on the Loans, any reimbursement obligations with respect to the Letters of Credit or any fees or other sums due hereunder or under any of the other Loan Documents when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(c) any of the Borrower, the Guarantors, or any of their respective Subsidiaries shall fail to perform any other term, covenant or agreement contained in §§9.2-9.10 applicable to such Person;

(d) any of the Borrower, the Guarantors, or any of their respective Subsidiaries shall fail to perform any other term, covenant or agreement contained herein or in any of the other Loan Documents which they are required to perform (other than those specified in the other subclauses of this §12 or in the other Loan Documents);

(e) any representation or warranty made by or on behalf of the Borrower, the Guarantors, or any of their respective Subsidiaries in this Agreement or any other Loan Document, or any report, certificate, financial statement, request for a Loan, Letter of Credit Request, or in any other document or instrument delivered pursuant to or in connection with this Agreement, any advance of a Loan, the issuance of any Letter of Credit or any of the other Loan Documents shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

(f) the Borrower, any Guarantor or any of their respective Subsidiaries shall fail to pay when due (including without limitation at maturity), or within any applicable period of grace, any obligation for borrowed money or credit received or other Indebtedness, or fail to observe or perform any term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing any such borrowed money or credit received or other Indebtedness for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof or require the prepayment, redemption or purchase thereof; provided, however, that the events described in this §12.1(f) shall not constitute an Event of Default unless such failure to perform, together with other failures to perform as described in this §12.1(f), involve singly or in the aggregate obligations for Recourse Indebtedness totaling in excess of $20,000,000.00 or Non-Recourse Indebtedness totaling in excess of $50,000,000.00;

(g) any of the Borrower, the Guarantors, or any of their respective Subsidiaries, (i) shall make an assignment for the benefit of creditors, or admit in writing its general inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver for it or any substantial part of its assets, (ii) shall commence any case or other proceeding relating to it under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or (iii) shall take any action to authorize or in furtherance of any of the foregoing; provided that the events described in this §12.1(g) as to any Subsidiary of the Borrower that is not a Subsidiary Guarantor or an Unencumbered Property Subsidiary shall not constitute an Event of Default unless the value of the assets of any such Subsidiary or Subsidiaries that is not a Subsidiary Guarantor or an Unencumbered Property Subsidiary (calculated, to the extent applicable, consistent with the calculation of Consolidated Total Asset Value) subject to an event or events described in §12.1(g), §12.1(h) or §12.1(i) individually exceeds $30,000,000.00 or in the aggregate exceeds $50,000,000.00;

(h) a petition or application shall be filed for the appointment of a trustee or other custodian, liquidator or receiver of any of the Borrower, the Guarantors, or any of their respective Subsidiaries or any substantial part of the assets of any thereof, or a case or other proceeding shall be commenced against any such Person under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, and any such Person shall indicate its approval thereof, consent thereto or acquiescence therein or such petition, application, case or proceeding shall not have been dismissed within sixty (60) days following the filing or commencement thereof; provided that the events described in this §12.1(h) as to any Subsidiary of the Borrower that is not a Subsidiary Guarantor or an Unencumbered Property Subsidiary shall not constitute an Event of Default unless the value of the assets of any such Subsidiary or Subsidiaries that is not a Subsidiary Guarantor or an Unencumbered Property Subsidiary (calculated, to the extent applicable, consistent with the calculation of Consolidated Total Asset Value) subject to an event or events described in §12.1(g), §12.1(h) or §12.1(i) individually exceeds $30,000,000.00 or in the aggregate exceeds $50,000,000.00;

(i) a decree or order is entered appointing a trustee, custodian, liquidator or receiver for any of the Borrower, the Guarantors, or any of their respective Subsidiaries or adjudicating any such Person, bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any such Person in an involuntary case under federal bankruptcy laws as now or hereafter constituted; provided that the events described in this §12.1(i) as to any Subsidiary of the Borrower that is not a Subsidiary Guarantor or an Unencumbered Property Subsidiary shall not constitute an Event of Default unless the value of the assets of any such Subsidiary or Subsidiaries that is not a Subsidiary Guarantor or an Unencumbered Property Subsidiary (calculated, to the extent applicable, consistent with the calculation of Consolidated Total Asset Value) subject to an event or events described in §12.1(g), §12.1(h) or §12.1(i) individually exceeds $30,000,000.00 or in the aggregate exceeds $50,000,000.00;

(j) there shall remain in force, undischarged, unsatisfied and unstayed, for more than sixty (60) days, whether or not consecutive, one or more uninsured or unbonded final judgments against Parent, the Borrower or any of their respective Subsidiaries that, either individually or in the aggregate, exceed $15,000,000.00;

(k) any of the Loan Documents or the Contribution Agreement shall be canceled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or the express prior written agreement, consent or approval of the Lenders, or any action at law, suit in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents or the Contribution Agreement shall be commenced by or on behalf of any of the Borrower or the Guarantors, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination, or issue a judgment, order, decree or ruling, to the effect that any one or more of the Loan Documents or the Contribution Agreement is illegal, invalid or unenforceable in accordance with the terms thereof;

(l) any dissolution, termination, partial or complete liquidation, merger or consolidation of any of Parent, the Borrower or any of their respective Subsidiaries shall occur or any sale, transfer or other disposition of the assets of any of Parent, the Borrower or any of their respective Subsidiaries shall occur other than as permitted under the terms of this Agreement or the other Loan Documents;

(m) with respect to any Guaranteed Pension Plan, an ERISA Reportable Event shall have occurred and the Required Lenders shall have determined in their reasonable discretion that such event reasonably could be expected to result in liability of any of the Borrower, the Guarantors or any of their respective Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $10,000,000.00 and such event in the circumstances occurring reasonably could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan; or a trustee shall have been appointed by the United States District Court to administer such Plan; or the PBGC shall have instituted proceedings to terminate such Guaranteed Pension Plan;

(n) the Borrower, any Guarantor or any of their respective Subsidiaries or any Person so connected with any of them shall be indicted for a federal crime, a punishment for which could include the forfeiture of (i) any assets of Borrower, any Guarantor or any of their respective Subsidiaries which in the good faith judgment of the Required Lenders could reasonably be expected to have a Material Adverse Effect, or (ii) any Eligible Real Estate included in the calculation of the Unencumbered Asset Value;

(o) any Guarantor denies that it has any liability or obligation under the Guaranty or any other Loan Document, or shall notify the Agent or any of the Lenders of such Guarantor’s intention to attempt to cancel or terminate the Guaranty or any other Loan Document, or shall fail to observe or comply with any term, covenant, condition or agreement under the Guaranty or any other Loan Document;

(p) any Change of Control shall occur; or

(q) an Event of Default under any of the other Loan Documents shall occur;

then, and in any such event, the Agent may, and upon the request of the Required Lenders shall, by notice in writing to the Borrower declare all amounts owing with respect to this Agreement, the Notes, the Letters of Credit and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of any Event of Default specified in §12.1(g), §12.1(h) or §12.1(i), all such amounts shall become immediately due and payable automatically and without any requirement of presentment, demand, protest or other notice of any kind from any of the Lenders or the Agent. Upon demand by Agent or the Required Revolving Credit Lenders in their absolute and sole discretion after the occurrence and during the continuance of an Event of Default, and regardless of whether the conditions precedent in this Agreement for a Loan have been satisfied, the Lenders will cause a Revolving Credit Loan to be made in the undrawn amount of all Letters of Credit. The proceeds of any such Revolving Credit Loan will be pledged to and held by Agent as security for any amounts that become payable under the Letters of Credit and all other Obligations. In the alternative, if demanded by Agent in its absolute and sole discretion after the occurrence and during the continuance of an Event of Default, Borrower will deposit with and pledge to Agent cash in an amount equal to the amount of all undrawn Letters of Credit. Such amounts will be pledged to and held by Agent for the benefit of the Lenders as security for any amounts that become payable under the Letters of Credit and all other Obligations. Upon any draws under Letters of Credit, at Agent’s sole discretion, Agent may apply any such amounts to the repayment of amounts drawn thereunder and upon the expiration of the Letters of Credit any remaining amounts will be applied to the payment of all other Obligations or if there are no outstanding Obligations and the Revolving Credit Lenders have no further obligation to make Revolving Credit Loans or issue Letters of Credit or if such excess no longer exists, such proceeds deposited by Borrower will be released to Borrower.

§12.2 Certain Cure Periods; Limitation of Cure Periods.

(a) Notwithstanding anything contained in §12.1 to the contrary, (i) no Event of Default shall exist hereunder upon the occurrence of any failure described in §12.1(b) in the event that the Borrower cures such Default within five (5) Business Days following receipt of written notice of such Default, provided, however, that Borrower shall not be entitled to receive more than five (5) notices in the aggregate pursuant to this clause (i) in any period of 365 days ending on the date of any such occurrence of Default, and provided further that no such cure period shall apply to any payments due upon the maturity of the Notes, and (ii) no Event of Default shall exist hereunder upon the occurrence of any failure described in §12.1(d) in the event that the Borrower cures such Default within thirty (30) days following receipt of written notice of such default, provided that the provisions of this clause (ii) shall not pertain to defaults consisting of a failure to provide insurance as required by §7.7, to any default consisting of a failure to comply with §7.4(c),§7.4(d), §7.16, §8.1, §8.2, §8.3, §8.4, §8.7, §8.8 or §8.12 or to any Default excluded from any provision of cure of defaults contained in any other of the Loan Documents.

(b) In the event that there shall occur any Default or Event of Default that affects only certain Subject Property or the Unencumbered Property Subsidiary which owns or leases such Subject Property, then the Borrower may cure such Default or Event of Default (so long as no other Default or Event of Default would arise as a result) by removing such Subject Property from the calculation of the Unencumbered Asset Value and by reducing the outstanding Loans and Letters of Credit so that no Default exists under this Agreement, in which event such removal and reduction shall be completed within ten (10) Business Days after receipt of notice of such Default or Event of Default from the Agent or the Required Lenders.

(c) Notwithstanding anything herein or otherwise to the contrary (except clause (b) of this §12.2), any Event of Default occurring hereunder shall continue to exist (and shall be deemed to be continuing) until such time as such Event of Default is waived in writing in accordance with the terms of this Agreement notwithstanding (i) any attempted cure or other action taken by the Borrower or any other Person subsequent to the occurrence of such Event of Default or (ii) any action taken or omitted to be taken by Agent or any Lender prior to or subsequent to the occurrence of such Event of Default (other than the granting of a waiver in writing in accordance with the terms of this Agreement).

§12.3 Termination of Commitments. If any one or more Events of Default specified in §12.1(g), §12.1(h) or §12.1(i) shall occur, then immediately and without any action on the part of the Agent or any Lender any unused portion of the credit hereunder shall terminate and the Lenders shall be relieved of all obligations to make Loans or issue Letters of Credit to the Borrower. If any other Event of Default shall have occurred and be continuing, the Agent may, and upon the election of the Required Revolving Credit Lenders shall, by notice to the Borrower terminate the obligation to make Revolving Credit Loans and issue Letters of Credit to the Borrower. No termination under this §12.3 shall relieve the Borrower of its obligations to the Lenders arising under this Agreement or the other Loan Documents.

§12.4 Remedies. In case any one or more Events of Default shall have occurred and be continuing, and whether or not the Lenders shall have accelerated the maturity of the Loans pursuant to §12.1, the Agent on behalf of the Lenders may, and with the consent of the Required Lenders shall, proceed to protect and enforce their rights and remedies under this Agreement, the Notes and/or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, including to the full extent permitted by Applicable Law the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents, the obtaining of the ex parte appointment of a receiver, and, if any amount shall have become due, by declaration or otherwise, the enforcement of the payment thereof. No remedy herein conferred upon the Agent or the holder of any Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law. Notwithstanding the provisions of this Agreement providing that the Loans may be evidenced by multiple Notes in favor of the Lenders, the Lenders acknowledge and agree that only the Agent may exercise any remedies arising by reason of a Default or Event of Default. If Borrower or any Guarantor fails to perform any agreement or covenant contained in this Agreement or any of the other Loan Documents beyond any applicable period for notice and cure, Agent may itself perform, or cause to be performed, any agreement or covenant of such Person contained in this Agreement or any of the other Loan Documents which such Person shall fail to perform, and the out-of-pocket costs of such performance, together with any reasonable expenses, including reasonable attorneys’ fees actually incurred (including attorneys’ fees incurred in any appeal) by Agent in connection therewith, shall be payable by Borrower upon demand and shall constitute a part of the Obligations and shall if not paid within five (5) Business Days after demand bear interest at the Default Rate. In the event that all or any portion of the Obligations is collected by or through an attorney-at-law, the Borrower shall pay all costs of collection including, but not limited to, reasonable attorney’s fees.

§12.5 Distribution of Proceeds. In the event that, following the occurrence and during the continuance of any Event of Default, any monies are received in connection with the enforcement of any of the Loan Documents, or otherwise with respect to the realization upon any of the assets of Borrower or the Guarantors, such monies shall be distributed for application as follows:

(a) First, to the payment of, or (as the case may be) the reimbursement of the Agent for or in respect of, all reasonable out-of-pocket costs, expenses, disbursements and losses which shall have been paid, incurred or sustained by the Agent in connection with the collection of such monies by the Agent, for the exercise, protection or enforcement by the Agent of all or any of the rights, remedies, powers and privileges of the Agent or the Lenders under this Agreement or any of the other Loan Documents or in support of any provision of adequate indemnity to the Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Agent or the Lenders to such monies;

(b) Second, to all other Obligations (including any interest, expenses or other obligations incurred after the commencement of a bankruptcy) in such order or preference as the Required Lenders shall determine; provided, that (i) distributions in respect of such other Obligations shall include, on a pari passu basis, any Agent’s fee payable pursuant to §4.2; (ii) in the event that any Lender is a Defaulting Lender, payments to such Lender shall be governed by §2.13, and (iii) except as otherwise provided in clause (ii), Obligations owing to the Lenders with respect to each type of Obligation such as interest, principal, fees and expenses shall be made among the Lenders pro rata (and, for the avoidance of doubt, as between Revolving Credit Loans, Term Loans A, Term Loans B and Term Loans C shall be made pro rata); and provided, further that the Required Lenders may in their discretion make proper allowance to take into account any Obligations not then due and payable; and

(c) Third, the excess, if any, shall be returned to the Borrower or to such other Persons as are entitled thereto.

§12.6 Collateral Account.

(a) As collateral security for the prompt payment in full when due of all Letter of Credit Liabilities and the other Obligations, the Borrower hereby pledges and grants to the Agent, for the ratable benefit of the Agent and the Lenders as provided herein, a security interest in all of its right, title and interest in and to the Collateral Account and the balances from time to time in the Collateral Account (including the investments and reinvestments therein provided for below). The balances from time to time in the Collateral Account shall not constitute payment of any Letter of Credit Liabilities until applied by the Agent as provided herein. Anything in this Agreement to the contrary notwithstanding, funds held in the Collateral Account shall be subject to withdrawal only as provided in this section. The obligation of the Borrower to establish the Collateral Account shall not arise unless and until there is an obligation to deposit funds therein pursuant to the terms of this Agreement.

(b) Amounts on deposit in the Collateral Account shall be invested and reinvested by the Agent in such Cash Equivalents as the Agent shall determine in its sole discretion. All such investments and reinvestments shall be held in the name of and be under the sole dominion and control of the Agent for the ratable benefit of the Lenders. The Agent shall exercise reasonable care in the custody and preservation of any funds held in the Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Agent accords other funds deposited with the Agent, it being understood that the Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any funds held in the Collateral Account.

(c) If a drawing pursuant to any Letter of Credit occurs on or prior to the expiration date of such Letter of Credit, the Borrower and the Lenders authorize the Agent to use the monies deposited in the Collateral Account to make payment to the beneficiary with respect to such drawing or the payee with respect to such presentment.

(d) If an Event of Default exists, the Required Revolving Credit Lenders may, in their discretion, at any time and from time to time, instruct the Agent to liquidate any such investments and reinvestments and apply proceeds thereof to the Obligations in accordance with §12.5.

(e) So long as no Default or Event of Default exists, and to the extent amounts on deposit in the Collateral Account exceed the aggregate amount of the Letter of Credit Liabilities then due and owing and the pro rata share of any Letter of Credit Liabilities of any Defaulting Lender after giving effect to §2.13(c), the Agent shall, from time to time, at the request of the Borrower, deliver to the Borrower within ten (10) Business Days after the Agent’s receipt of such request from the Borrower, against receipt but without any recourse, warranty or representation whatsoever, such of the balances in the Collateral Account as exceed the aggregate amount of the Letter of Credit Liabilities at such time.

(f) The Borrower shall pay to the Agent from time to time such fees as the Agent normally charges for similar services in connection with the Agent’s administration of the Collateral Account and investments and reinvestments of funds therein. The Borrower authorizes Agent to file such financing statements as Agent may reasonably require in order to perfect Agent’s security interest in the Collateral Account, and Borrower shall promptly upon demand execute and deliver to Agent such other documents as Agent may reasonably request to evidence its security interest in the Collateral Account.

§13. SETOFF.

Regardless of the adequacy of any collateral, during the continuance of any Event of Default, any deposits (general or specific, time or demand, provisional or final, regardless of currency, maturity, or the branch where such deposits are held) or other sums credited by or due from any Lender to the Borrower or the Guarantors and any securities or other property of the Borrower or the Guarantors in the possession of such Lender may, without notice to Borrower or any Guarantor (any such notice being expressly waived by Borrower, Parent and each of the other Guarantors) but with the prior written approval of Agent, be applied to or set off against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower or the Guarantors to such Lender. Each of the Lenders agrees with each other Lender that if such Lender shall receive from the Borrower or the Guarantors, whether by voluntary payment, exercise of the right of setoff, or otherwise, and shall retain and apply to the payment of the Note or Notes held by such Lender any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Notes held by all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Notes held by it its proportionate payment as contemplated by this Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest. In the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Lender agrees to notify the Borrower promptly after any such set off and application; provided that the failure to give such notice shall not give the Borrower any cause of action or right to damages or affect the validity of such set off and application.

§14. THE AGENT.

§14.1 Authorization. The Agent is authorized to take such action on behalf of each of the Lenders and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent. The obligations of the Agent hereunder are primarily administrative in nature, and nothing contained in this Agreement or any of the other Loan Documents shall be construed to constitute the Agent as a trustee for any Lender or to create an agency or fiduciary relationship. Agent shall act as the contractual representative of the Lenders hereunder, and notwithstanding the use of the term “Agent”, it is understood and agreed that Agent shall not have any fiduciary duties or responsibilities to any Lender by reason of this Agreement or any other Loan Document and is acting as an independent contractor, the duties and responsibilities of which are limited to those expressly set forth in this Agreement and the other Loan Documents. The Borrower and any other Person shall be entitled to conclusively rely on a statement from the Agent that it has the authority to act for and bind the Lenders pursuant to this Agreement and the other Loan Documents.

§14.2 Employees and Agents. The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Agreement and the other Loan Documents. The Agent may utilize the services of such Persons as the Agent may reasonably determine, and all reasonable and documented fees and expenses of any such Persons shall be paid by the Borrower.

§14.3 No Liability. Neither the Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent, or employee thereof, shall be liable for (a) any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, shall be liable for losses due to its bad faith, willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods or (b) any action taken or not taken by Agent with the consent or at the request of the Required Lenders, the Required Revolving Credit Lenders, the Required Term Loan A Lenders, the Required Term Loan B Lenders or the Required Term Loan C Lenders, as applicable. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Lenders, unless the Agent has received notice from a Lender or the Borrower referring to the Loan Documents and describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default”.

§14.4 No Representations. The Agent shall not be responsible for the execution or validity or enforceability of this Agreement, the Notes, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein, or any agreement, instrument or certificate delivered in connection therewith or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any of the other Loan Documents. The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower, the Guarantors or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete. The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Lenders, with respect to the creditworthiness or financial condition of the Borrower, the Guarantors, or any of their respective Subsidiaries, or the value of any assets of the Borrower or the Guarantors or any of their respective Subsidiaries. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender, based upon such information and documents as it deems appropriate at the time, continue to make its own credit analysis and decisions in taking or not taking action under this Agreement and the other Loan Documents. Agent’s Special Counsel has only represented Agent and KeyBank in connection with the Loan Documents and the only attorney client relationship or duty of care is between Agent’s Special Counsel and Agent or KeyBank. Each Lender has been independently represented by separate counsel on all matters regarding the Loan Documents.

§14.5 Payments.

(a) A payment by the Borrower or any Guarantor to the Agent hereunder or under any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender. The Agent agrees to distribute to each Lender not later than one Business Day after the Agent’s receipt of good funds, determined in accordance with the Agent’s customary practices, such Lender’s pro rata share of payments received by the Agent for the account of the Lenders except as otherwise expressly provided herein or in any of the other Loan Documents. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, each payment by the Borrower hereunder shall be applied in accordance with §2.13(d).

(b) If in the opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making such distribution until its right to make such distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

§14.6 Holders of Notes. Subject to the terms of §18, the Agent may deem and treat the payee of any Note as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

§14.7 Indemnity. The Lenders ratably agree hereby to indemnify and hold harmless the Agent from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Agent has not been reimbursed by the Borrower as required by §15), and liabilities of every nature and character arising out of or related to this Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Agent’s actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Agent’s willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods. The agreements in this §14.7 shall survive the payment of all amounts payable under the Loan Documents.

§14.8 Agent as Lender. In its individual capacity, KeyBank shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loans made by it, and as the holder of any of the Notes as it would have were it not also the Agent.

§14.9 Resignation. The Agent may resign at any time by giving thirty (30) calendar days’ prior written notice thereof to the Lenders and the Borrower. Any such resignation may at Agent’s option also constitute Agent’s resignation as Issuing Lender. Upon any such resignation, the Required Lenders, subject to the terms of §18.1, shall have the right to appoint as a successor Agent and, if applicable, Issuing Lender, any Lender or any bank whose senior debt obligations are rated not less than “A” or its equivalent by Moody’s or not less than “A” or its equivalent by S&P and which has a net worth of not less than $500,000,000.00. Unless a Default or Event of Default shall have occurred and be continuing, such successor Agent and, if applicable, Issuing Lender, shall be reasonably acceptable to the Borrower. If no successor Agent shall have been appointed and shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be any Lender or any bank whose senior debt obligations are rated not less than “A2” or its equivalent by Moody’s or not less than “A” or its equivalent by S&P and which has a net worth of not less than $500,000,000.00. Upon the acceptance of any appointment as Agent and, if applicable, Issuing Lender, hereunder by a successor Agent and, if applicable, Issuing Lender, such successor Agent and, if applicable, Issuing Lender, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and, if applicable, Issuing Lender, and the retiring Agent and, if applicable, Issuing Lender, shall be discharged from its duties and obligations hereunder as Agent and, if applicable, Issuing Lender. After any retiring Agent’s resignation, the provisions of this Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent and Issuing Lender. If the resigning Agent shall also resign as the Issuing Lender, such successor Agent shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or shall make other arrangements satisfactory to the current Issuing Lender, in either case, to assume effectively the obligations of the current Agent with respect to such Letters of Credit. Upon any change in the Agent under this Agreement, the resigning Agent shall execute such assignments of and amendments to the Loan Documents as may be necessary to substitute the successor Agent for the resigning Agent.

§14.10 Duties in the Case of Enforcement. In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Agent may and, if (a) so requested by the Required Lenders and (b) the Lenders have provided to the Agent such additional indemnities and assurances in accordance with their respective Commitment Percentages against expenses and liabilities as the Agent may reasonably request, shall proceed to exercise all or any legal and equitable and other rights or remedies as it may have; provided, however, that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem to be in the best interests of the Lenders. Without limiting the generality of the foregoing, if Agent reasonably determines payment is in the best interest of all the Lenders, Agent may without the approval of the Lenders pay taxes and insurance premiums and spend money for maintenance, repairs or other expenses which may be necessary to be incurred, and Agent shall promptly thereafter notify the Lenders of such action. Each Lender shall, within thirty (30) days of request therefor, pay to the Agent its Commitment Percentage of the reasonable costs incurred by the Agent in taking any such actions hereunder to the extent that such costs shall not be promptly reimbursed to the Agent by the Borrower or the Guarantors within such period. The Required Lenders may direct the Agent in writing as to the method and the extent of any such exercise, the Lenders hereby agreeing to indemnify and hold the Agent harmless in accordance with their respective Commitment Percentages from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, provided that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent’s compliance with such direction to be unlawful in any applicable jurisdiction or commercially unreasonable in any applicable jurisdiction.

§14.11 Bankruptcy. In the event a bankruptcy or other insolvency proceeding is commenced by or against Borrower or any Guarantor with respect to the Obligations, the Agent shall have the sole and exclusive right to file and pursue a joint proof claim on behalf of all Lenders. Any votes with respect to such claims or otherwise with respect to such proceedings shall be subject to the vote of the Required Lenders or all of the Lenders as required by this Agreement. Each Lender irrevocably waives its right to file or pursue a separate proof of claim in any such proceedings unless Agent fails to file such claim within thirty (30) days after receipt of written notice from the Lenders requesting that Agent file such proof of claim.

§14.12 Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by an Authorized Officer. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan or issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, the Agent (or Issuing Lender, as applicable) may presume that such condition is satisfactory to such Lender unless the Agent (or Issuing Lender, as applicable) shall have received notice to the contrary from such Lender prior to the making of such Loan or issuance of such Letter of Credit. The Agent may consult with legal counsel (who may be counsel for the Borrower and/or the Guarantors), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

§14.13 Approvals. If consent is required for some action under this Agreement, or except as otherwise provided herein an approval of the Lenders, the Required Lenders, the Required Revolving Credit Lenders, the Required Term Loan A Lenders, the Required Term Loan B Lenders or the Required Term Loan C Lenders is required or permitted under this Agreement, each Lender agrees to give the Agent, within ten (10) days of receipt of the request for action together with all reasonably requested information related thereto (or such lesser period of time required by the terms of the Loan Documents), notice in writing of approval or disapproval (collectively “Directions”) in respect of any action requested or proposed in writing pursuant to the terms hereof.

To the extent that any Lender does not approve any recommendation of Agent, such Lender shall in such notice to Agent describe the actions that would be acceptable to such Lender. If consent is required for the requested action, any Lender’s failure to respond to a request for Directions within the required time period shall be deemed to constitute a Direction to take such requested action. In the event that any recommendation is not approved by the requisite number of Lenders and a subsequent approval on the same subject matter is requested by Agent, then for the purposes of this paragraph each Lender shall be required to respond to a request for Directions within five (5) Business Days of receipt of such request. Agent and each Lender shall be entitled to assume that any officer of the other Lenders delivering any notice, consent, certificate or other writing is authorized to give such notice, consent, certificate or other writing unless Agent and such other Lenders have otherwise been notified in writing.

§14.14 Borrower Not Beneficiary. Except for the provisions of §14.9 relating to the appointment of a successor Agent, the provisions of this §14 are solely for the benefit of the Agent and the Lenders, may not be enforced by the Borrower or any Guarantor, and except for the provisions of §14.9, may be modified or waived without the approval or consent of the Borrower and Guarantors.

§14.15 Erroneous Payments.

(a) If the Agent (x) notifies a Lender, Issuing Lender or any Person who has received funds on behalf of a Lender or Issuing Lender (any such Lender, Issuing Lender or other recipient (and each of their respective successors and assigns, a “Payment Recipient”) that the Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Agent) received by such Payment Recipient from the Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Lender or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Agent pending its return or repayment as contemplated below in this §14.15 and held in trust for the benefit of the Agent, and such Lender or Issuing Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter (or such later date as the Agent may, in its sole discretion, specify in writing) return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender or Issuing Lender, or any Person who has received funds on behalf of a Lender or Issuing Lender (and each of their respective successors and assigns), hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates), or (z) that such Lender, Issuing Lender or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender or Issuing Lender shall use commercially reasonable efforts to (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Agent pursuant to this §14.15(b)

For the avoidance of doubt, the failure to deliver a notice to the Agent pursuant to this §14.15(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section §14.15(a) or on whether or not an Erroneous Payment has been made.

(c) Each Lender or Issuing Lender hereby authorizes the Agent to set off, net and apply any and all amounts at any time owing to such Lender or Issuing Lender under any Loan Document, or otherwise payable or distributable by the Agent to such Lender or Issuing Lender from any source, against any amount due to the Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d)

(i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class of Loans with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the

Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Acceptance Agreement (or, to the extent applicable, an agreement incorporating an Assignment and Acceptance Agreement by reference pursuant to an approved electronic platform as to which the Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Agent (but the failure of such Person to delivery any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(ii) Subject to §18 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Agent) and (y) may, in the sole discretion of the Agent, be reduced by any amount specified by the Agent in writing to the applicable Lender from time to time.

(e) The parties hereto agree that (x) irrespective of whether the Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Issuing Lender, to the rights and interests of such Lender or Issuing Lender, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Borrower’s or Guarantor’s Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Agent under an Erroneous Payment Deficiency

Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any Guarantor; provided that this §14.15 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Agent from the Borrower for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this §14.15 shall survive the resignation or replacement of the Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

§15. EXPENSES.

The Borrower agrees to pay (a) the reasonable costs of producing and reproducing this Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) [intentionally omitted], (c) the reasonable and documented fees, expenses and disbursements of the outside counsel to the Agent incurred in connection with the preparation, administration, or interpretation of the Loan Documents and other instruments mentioned herein, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (d) the reasonable out-of-pocket fees, costs, expenses and disbursements of Agent incurred in connection with the syndication and/or participation of the Loans, (e) all other reasonable and documented out-of-pocket fees, expenses and disbursements of the Agent incurred by the Agent in connection with the preparation or interpretation of the Loan Documents and other instruments mentioned herein, the addition or substitution of additional Subject Properties, the making of each advance hereunder, the issuance of Letters of Credit, and the syndication of the Commitments pursuant to §18 (without duplication of those items addressed in subparagraph (d), above), (f) all out-of-pocket expenses (including attorneys’ fees and costs, and the fees and costs of appraisers, engineers, investment bankers or other experts retained by any Lender or the Agent) incurred by any Lender or the Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower or the Guarantors or the administration thereof after the occurrence of a Default or Event of Default and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to the Agent’s or any of the Lenders’ relationship with the Borrower or the Guarantors, (g) all reasonable and documented out-of-pocket fees, expenses and disbursements of the Agent incurred in connection with UCC searches and/or title searches, (h) all reasonable out-of-pocket fees, expenses and disbursements (including reasonable attorneys’ fees and costs) which may be incurred by KeyBank in connection with the execution and delivery of this Agreement and the other Loan Documents (without duplication of any of the items listed above), and (i) all expenses relating to the use of Intralinks, SyndTrak or any other similar system for the dissemination and sharing of documents and information in connection with the Loans. The covenants of this §15 shall survive the repayment of the Loans and the termination of the obligations of the Lenders hereunder for two (2) years following repayment of the Loans and termination of the obligations of the Lenders to lend or issue Letters of Credit hereunder.

§16. INDEMNIFICATION.

The Borrower and Parent, jointly and severally, agree to indemnify and hold harmless the Agent, the Lenders and the Joint-Lead Arrangers and each director, officer, employee, agent and Person who controls the Agent or any Lender or the Joint-Lead Arrangers against any and all claims, actions and suits, whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of or relating to this Agreement or any of the other Loan Documents or the transactions contemplated hereby and thereby (but not including separate financings provided by any Lender to a Subsidiary of Borrower that is not a Subsidiary Guarantor or an Unencumbered Property Subsidiary) including, without limitation, (a) any and all claims for brokerage, leasing, finders or similar fees which may be made relating to the Subject Properties or the Loans, (b) any condition of the Subject Properties or any other Real Estate, (c) any actual or proposed use by the Borrower of the proceeds of any of the Loans or Letters of Credit, (d) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of the Borrower, the Guarantors, or any of their respective Subsidiaries, (e) the Borrower and the Guarantors entering into or performing this Agreement or any of the other Loan Documents, (f) any actual or alleged violation of any law, ordinance, code, order, rule, regulation, approval, consent, permit or license relating to the Subject Properties or any other Real Estate, (g) with respect to the Borrower, the Guarantors and their respective Subsidiaries and their respective properties and assets, the violation of any Environmental Law, the Release or threatened Release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury, nuisance or damage to property), and (h) any use of Intralinks, SyndTrak or any other system for the dissemination and sharing of documents and information, in each case including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding; provided, however, that the Borrower shall not be obligated under this §16 to indemnify any Person for liabilities arising from such Person’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods. In litigation, or the preparation therefor, the Lenders and the Agent shall be entitled to select a single law firm as their own counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel. No person indemnified hereunder shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby. If, and to the extent that the obligations of the Borrower under this §16 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under Applicable Law. The provisions of this §16 shall survive the repayment of the Loans, the return of the Letters of Credit and the termination of the obligations of the Lenders hereunder.

§17. SURVIVAL OF COVENANTS, ETC.

All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower or the Guarantors or any of their respective Subsidiaries pursuant hereto or thereto shall be deemed to have been relied upon by the Lenders and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of any of the Loans and issuance of any Letters of Credit, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Agreement or the Notes or any of the other Loan Documents remains outstanding or any Letters of Credit remain outstanding or any Lender has any obligation to make any Loans or issue any Letters of Credit. The indemnification obligations of the Borrower provided herein and in the other Loan Documents shall survive the full repayment of amounts due and the termination of the obligations of the Lenders hereunder and thereunder to the extent provided herein and therein. All statements contained in any certificate delivered to any Lender or the Agent at any time by or on behalf of the Borrower or the Guarantors or any of their respective Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by such Person hereunder.

§18. ASSIGNMENT AND PARTICIPATION.

§18.1 Conditions to Assignment by Lenders. Except as provided herein, each Lender may assign to one or more banks or other entities (but not to any natural person) all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Loans at the time owing to it and the Notes held by it); provided that (a) the Agent and, so long as no Default or Event of Default exists hereunder, the Borrower shall have each given its prior written consent to such assignment, which consent shall not be unreasonably withheld or delayed (provided that (i) such consent shall not be required for any assignment to another Lender, to a lender which is and remains under common control with the assigning Lender or to a Wholly Owned Subsidiary of such Lender, provided that such assignee shall remain a Wholly Owned Subsidiary of such Lender and (ii) the Borrower will be deemed to have consented unless it provides notice to the Agent and the assigning Lender of its disapproval within fifteen (15) Business Days of receipt of such request and), (b) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement with respect to the Revolving Credit Commitment in the event an interest in the Revolving Credit Loans is assigned, or of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement with respect to the Term Loan A Commitment in the event an interest in the Term Loans A is assigned, of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement with respect to the Term Loan B Commitment in the event an interest in the Term Loans B is assigned or of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement with respect to the Term Loan C Commitment in the event an interest in the Term Loans C is assigned, (c) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register

(as hereinafter defined) an Assignment and Acceptance Agreement in the form of Exhibit G annexed hereto, together with any Notes subject to such assignment, (d) in no event shall any assignment be to (i) any Person controlling, controlled by or under common control with, the Borrower or any Guarantor or (ii) a Defaulting Lender or an Affiliate of a Defaulting Lender, (e) such assignee shall have a net worth or unfunded commitment as of the date of such assignment of not less than $100,000,000.00 (unless otherwise approved by Agent and, so long as no Default or Event of Default exists hereunder, Borrower), (f) such assignee shall acquire an interest in the Loans of not less than $5,000,000.00 and integral multiples of $1,000,000.00 in excess thereof (or if less, the remaining Loans of the assignor), unless waived by the Agent, and so long as no Default or Event of Default exists hereunder, the Borrower, (g) if such assignment is less than the assigning Lender’s entire Commitment, the assigning Lender shall retain an interest in the Loans of not less than $5,000,000.00, and (h) such assignee shall be subject to the terms of any intercreditor agreement among the Lenders and the Agent. Upon execution, delivery, acceptance and recording of such Assignment and Acceptance Agreement, (i) the assignee thereunder shall be a party hereto and all other Loan Documents executed by the Lenders and, to the extent provided in such Assignment and Acceptance Agreement, have the rights and obligations of a Lender hereunder, (ii) the assigning Lender shall, upon payment to the Agent of the registration fee referred to in §18.2, be released from its obligations under this Agreement arising after the effective date of such assignment with respect to the assigned portion of its interests, rights and obligations under this Agreement, and (iii) the Agent may unilaterally amend Schedule 1 hereto to reflect such assignment. In connection with each assignment, the assignee shall represent and warrant to the Agent, the assignor and each other Lender as to whether such assignee is controlling, controlled by, under common control with or is not otherwise free from influence or control by, the Borrower or any Guarantor and whether such assignee is a Defaulting Lender or an Affiliate of a Defaulting Lender. In connection with any assignment of rights and obligations of any Defaulting Lender, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs. Furthermore, in connection with the syndication of the Loan by Agent and Arranger, the Borrower agree to assist Agent and Arranger actively in achieving a timely syndication that is reasonably satisfactory to the Borrower, Agent and Arranger, such assistance to include, among other things, (i) direct contact during the syndication between the Borrower’s senior officers, representatives and advisors, on the one hand, and prospective Lenders, on the other hand at such times and places as Agent or Arranger may reasonably request, (ii) providing to Agent and Arranger all financial and other information with respect to the Borrower and the transactions contemplated hereunder that Agent or Arranger may reasonably request, including but not limited to financial projections relating to the foregoing, and (iii) assistance in the preparation of a confidential information memorandum and other marketing materials to be used in connection with the syndication.

§18.2 Register. The Agent, acting for this purpose as a non-fiduciary agent for Borrower, shall maintain on behalf of the Borrower a copy of each assignment delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment Percentages of and principal amount of the Loans owing to the Lenders from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Guarantors, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and the Lenders at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, the assigning Lender agrees to pay to the Agent a registration fee in the sum of $5,000.00.

§18.3 New Notes. Upon its receipt of an Assignment and Acceptance Agreement executed by the parties to such assignment, together with each Note subject to such assignment, the Agent shall record the information contained therein in the Register. Within five (5) Business Days after receipt of notice of such assignment from Agent, the Borrower, at its own expense, shall execute and deliver to the Agent, in exchange for each surrendered Note, a new Note to the order of such assignee in an amount equal to the amount assigned to such assignee pursuant to such Assignment and Acceptance Agreement and, if the assigning Lender has retained some portion of its obligations hereunder, a new Note to the order of the assigning Lender in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance Agreement and shall otherwise be in substantially the form of the assigned Notes. The surrendered Notes shall be canceled and returned to the Borrower.

§18.4 Participations. Each Lender may sell participations to one or more Lenders or other entities in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents; provided that (a) any such sale or participation shall not affect the rights and duties of the selling Lender hereunder, (b) such participation shall not entitle such participant to any rights or privileges under this Agreement or any Loan Documents, including without limitation, rights granted to the Lenders under §4.8, §4.9 and §4.10, (c) such participation shall not entitle the participant to the right to approve waivers, amendments or modifications, (d) such participant shall have no direct rights against the Borrower, (e) such sale is effected in accordance with all Applicable Laws, and (f) such participant shall not be (i) a Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by any of the Borrower or any Guarantor or (ii) a Defaulting Lender or an Affiliate of a Defaulting Lender; provided, however, such Lender may agree with the participant that it will not, without the consent of the participant, agree to (i) increase, or extend the term or extend the time or waive any requirement for the reduction or termination of, such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loans or portions thereof owing to such Lender (other than pursuant to an extension of the Revolving Credit Maturity Date pursuant to §2.12(a) or an extension of the Term Loan C Maturity Date pursuant to §2.12(b)), (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest is payable thereon or (v) release any Guarantor (except as otherwise permitted under this Agreement). Any Lender which sells a participation shall promptly notify the Agent of such sale and the identity of the purchaser of such interest. In addition, each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

§18.5 Pledge by Lender. Any Lender may at any time pledge all or any portion of its interest and rights under this Agreement (including all or any portion of its Note) to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341, any other central bank having jurisdiction over such Lender or to such other Person as the Agent may approve to secure obligations of such Lenders. No such pledge or the enforcement thereof shall release the pledgor Lender from its obligations hereunder or under any of the other Loan Documents.

§18.6 No Assignment by Borrower. The Borrower shall not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each of the Lenders.

§18.7 Disclosure. Borrower agrees to promptly cooperate with any Lender in connection with any proposed assignment or participation of all or any portion of its Commitment. The Borrower agrees that in addition to disclosures made in accordance with standard banking practices any Lender may disclose information obtained by such Lender pursuant to this Agreement to assignees or participants and potential assignees or participants hereunder provided such Persons are advised of the provisions of this §18.7. Each Lender agrees for itself that it shall use reasonable efforts in accordance with its customary procedures to hold confidential all non-public information obtained from Parent, Borrower or any other Guarantor that has been identified verbally or in writing as confidential by any of them, and shall use reasonable efforts in accordance with its customary procedures to not disclose such information to any other Person, it being understood and agreed that, notwithstanding the foregoing, a Lender may make (a) disclosures to its participants (provided such Persons are advised of the provisions of this §18.7), (b) disclosures to its directors, officers, employees, Affiliates, accountants, appraisers, legal counsel and other professional advisors of such Lender (provided that such Persons who are not employees of such Lender are advised of the provision of this §18.7), (c) disclosures customarily provided or reasonably required by any potential or actual bona fide assignee, transferee or participant or their respective directors, officers, employees, Affiliates, accountants, appraisers, legal counsel and other professional advisors in connection with a potential or actual assignment or transfer by such Lender of any Loans or any participations therein (provided such Persons are advised of the provisions of this §18.7), (d) disclosures to bank regulatory authorities or self-regulatory bodies with jurisdiction over such Lender, or (e) disclosures required or requested by any other Governmental Authority or representative thereof or pursuant to legal process; provided that, unless specifically prohibited by Applicable Law or court order, each Lender shall notify Borrower of any request by any Governmental Authority or representative thereof prior to disclosure (other than any such request in connection with any examination of such Lender by such government authority) for disclosure of any such non-public information prior to disclosure of such information. In addition, each Lender may make disclosure of such information to any contractual counterparty in swap agreements or such contractual counterparty’s professional advisors (provided such contractual counterparty or professional advisors are advised of the provisions of this §18.7). In addition, the Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors and similar service providers to the lending industry; provided that such information is limited to deal terms and other information customarily found in publications produced by such Persons. Non-public information shall not include any information which is or subsequently becomes publicly available other than as a result of a disclosure of such information by a Lender, or prior to the delivery to such Lender is within the possession of such Lender if such information is not known by such Lender to be subject to another confidentiality agreement with or other obligations of secrecy to Parent, the Borrower or the other Guarantors, or is disclosed with the prior approval of Borrower. Nothing herein shall prohibit the disclosure of non-public information to the extent necessary to enforce the Loan Documents. For the avoidance of doubt, nothing herein prohibits any Person from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority (including any Governmental Authority) without any notification to any Person.

§18.8 Amendments to Loan Documents. Upon any such assignment or participation, the Borrower and the Guarantors shall, upon the request of the Agent, enter into such documents as may be reasonably required by the Agent to modify the Loan Documents to reflect such assignment or participation.

§18.9 Mandatory Assignment. In the event the Borrower requests that certain amendments, modifications or waivers be made to this Agreement or any of the other Loan Documents which request is approved by Agent but is not approved by one or more of the Lenders (any such non-consenting Lender shall hereafter be referred to as the “Non-Consenting Lender”), then, within sixty (60) Business Days after the Borrower’s receipt of notice of such disapproval by such Non-Consenting Lender, the Borrower shall have the right as to such Non-Consenting Lender, to be exercised by delivery of written notice delivered to the Agent and the Non-Consenting Lender within sixty (60) Business Days of receipt of such notice, to elect to cause the Non-Consenting Lender to transfer its Commitment. The Agent shall promptly notify the remaining Lenders that each of such Lenders shall have the right, but not the obligation, to acquire a portion of the Commitment, pro rata based upon their relevant Commitment Percentages, of the Non-Consenting Lender (or if any of such Lenders does not elect to purchase its pro rata share, then to such remaining Lenders in such proportion as approved by the Agent). In the event that the Lenders do not elect to acquire all of the Non-Consenting Lender’s Commitment, then the Agent shall endeavor to find a new Lender or Lenders to acquire such remaining Commitment. Upon any such purchase of the Commitment of the Non-Consenting Lender, the Non-Consenting Lender’s interests in the Obligations and its rights and obligations hereunder and under the Loan

Documents shall terminate at the date of purchase, and the Non-Consenting Lender shall promptly execute and deliver any and all documents reasonably requested by Agent to surrender and transfer such interest, including, without limitation, an Assignment and Acceptance Agreement in the form attached hereto as Exhibit G and such Non-Consenting Lender’s original Note. The purchase price for the Non-Consenting Lender’s Commitment shall equal any and all amounts outstanding and owed by the Borrower to the Non-Consenting Lender, including principal and all accrued and unpaid interest or fees, plus any applicable amounts payable pursuant to §4.8 which would be owed to such Non-Consenting Lender if the Loans were to be repaid in full on the date of such purchase of the Non-Consenting Lender’s Commitment (provided that the Borrower may pay to such Non-Consenting Lender any interest, fees or other amounts (other than principal) owing to such Non-Consenting Lender).

§18.10 Titled Agents. The Titled Agents shall not have any additional rights or obligations under the Loan Documents, except for those rights, if any, as a Lender.

§19. NOTICES.

(a) Each notice, demand, election or request provided for or permitted to be given pursuant to this Agreement (hereinafter in this §19 referred to as “Notice”), but specifically excluding to the maximum extent permitted by law any notices of the institution or commencement of foreclosure proceedings, must be in writing and shall be deemed to have been properly given or served by personal delivery or by sending same by overnight courier or by depositing same in the United States Mail, postpaid and registered or certified, return receipt requested, and addressed as follows:

If to the Agent or KeyBank:

KeyBank National Association

127 Public Square, 7th Floor

Cleveland, Ohio 44114

Attn: Michael P. Szuba

With a copy to:

KeyBank National Association

4910 Tiedeman Road, 3rd Floor

Brooklyn, Ohio 44144

Mail Code: OH-01-51-0311

Attn: KeyBank Real Estate Capital

and

Dentons US LLP

Suite 5300

303 Peachtree Street, N.E.

Atlanta, Georgia 30308

Attn: Suneet Sidhu, Esq.

If to the Borrower:

Gladstone Commercial Limited Partnership

1521 Westbranch Drive

Suite 100

McLean, Virginia 22102

Attn: Gary Gerson

With a copy to:

Blank Rome LLP

1825 Eye Street, NW

Washington, D.C. 20006

Attn: Elaine Scivetti

to any other Lender which is a party hereto, at the address for such Lender set forth on its signature page hereto, and to any Lender which may hereafter become a party to this Agreement, at such address as may be designated by such Lender. Each Notice shall be effective upon being personally delivered or upon being sent by overnight courier or upon being deposited in the United States Mail as aforesaid. The time period in which a response to such Notice must be given or any action taken with respect thereto (if any), however, shall commence to run from the date of receipt if personally delivered or sent by overnight courier, or if so deposited in the United States Mail, the earlier of three (3) Business Days following such deposit or the date of receipt as disclosed on the return receipt. Rejection or other refusal to accept or the inability to deliver because of changed address for which no notice was given shall be deemed to be receipt of the Notice sent. By giving at least fifteen (15) days prior Notice thereof, the Borrower, a Lender or Agent shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses and each shall have the right to specify as its address any other address within the United States of America.

(b) Loan Documents and notices under the Loan Documents may, with Agent’s approval, be transmitted and/or signed by facsimile and by signatures delivered in “PDF” format by electronic mail. The effectiveness of any such documents and signatures shall, subject to Applicable Law, have the same force and effect as an original copy with manual signatures and shall be binding on the Borrower, the Guarantors, Agent and Lenders. Agent may also require that any such documents and signature delivered by facsimile or “PDF” format by electronic mail be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver any such manually-signed original shall not affect the effectiveness of any facsimile or “PDF” document or signature.

(c) Notices and other communications to the Agent, the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender or Issuing Lender pursuant to §2 if such Lender or Issuing Lender, as applicable, has notified the Agent that it is incapable of receiving notices under such Section by electronic communication. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

§20. RELATIONSHIP.

Neither the Agent nor any Lender has any fiduciary relationship with or fiduciary duty to the Borrower, the Guarantors or their respective Subsidiaries arising out of or in connection with this Agreement or the other Loan Documents or the transactions contemplated hereunder and thereunder, and the relationship between each Lender and Agent, and the Borrower is solely that of a lender and borrower, and nothing contained herein or in any of the other Loan Documents shall in any manner be construed as making the parties hereto partners, joint venturers or any other relationship other than lender and borrower.

§21. GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE.

THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED HEREIN OR THEREIN, SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401, BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN ANY COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK (INCLUDING ANY FEDERAL COURT SITTING THEREIN). THE BORROWER FURTHER ACCEPTS, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS AND ANY RELATED APPELLATE COURT AND IRREVOCABLY (i) AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY WITH RESPECT TO THIS AGREEMENT AND

ANY OF THE OTHER LOAN DOCUMENTS AND (ii) WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH A COURT IS AN INCONVENIENT FORUM. THE BORROWER FURTHER AGREES THAT SERVICE OF PROCESS IN ANY SUCH SUIT MAY BE MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN SECTION 19 HEREOF. IN ADDITION TO THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN, THE AGENT OR ANY LENDER MAY BRING ACTION(S) FOR ENFORCEMENT ON A NONEXCLUSIVE BASIS WHERE ANY ASSETS OF BORROWER OR ANY GUARANTOR EXIST AND THE BORROWER CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN SECTION 19 HEREOF.

§22. HEADINGS.

The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

§23. COUNTERPARTS.

This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

§24. ENTIRE AGREEMENT, ETC.

This Agreement and the Loan Documents is intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Agreement and the Loan Documents. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superseded by this Agreement and the Loan Documents, and no party is relying on any promise, agreement or understanding not set forth in this Agreement and the Loan Documents. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §27.

§25. WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS.

EACH OF THE BORROWER, PARENT, THE AGENT AND THE LENDERS HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. THE BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, PUNITIVE OR ANY

DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH OF THE BORROWER AND PARENT (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY LENDER OR THE AGENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH LENDER OR THE AGENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT THE AGENT AND THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH THEY ARE PARTIES BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED IN THIS §25. EACH OF THE BORROWER AND PARENT ACKNOWLEDGES THAT IT HAS HAD AN OPPORTUNITY TO REVIEW THIS §25 WITH LEGAL COUNSEL AND THAT EACH OF THE BORROWER AND PARENT AGREES TO THE FOREGOING AS ITS FREE, KNOWING AND VOLUNTARY ACT.

§26. DEALINGS WITH THE BORROWER.

The Agent, the Lenders and their affiliates may accept deposits from, extend credit to, invest in, act as trustee under indentures of, serve as financial advisor of, and generally engage in any kind of banking, trust or other business with the Borrower, the Guarantors and their respective Subsidiaries or any of their Affiliates regardless of the capacity of the Agent or the Lender hereunder. The Lenders acknowledge that, pursuant to such activities, KeyBank or its Affiliates may receive information regarding such Persons (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Agent shall be under no obligation to provide such information to them. Borrower acknowledges, on behalf of itself and its Affiliates, that the Agent and each of the Lenders and their respective Affiliates may be providing debt financing, equity capital or other services (including financial advisory services) in which Borrower and its Affiliates may have conflicting interests regarding the transactions described herein and otherwise. Neither the Agent nor any Lender will use confidential information described in §18.7 obtained from Borrower by virtue of the transactions contemplated hereby or its other relationships with Borrower and its Affiliates in connection with the performance by the Agent or such Lender or their respective Affiliates of services for other companies, and neither the Agent nor any Lender nor their Affiliates will furnish any such information to other companies. Borrower, on behalf of itself and its Affiliates, also acknowledges that neither the Agent nor any Lender has any obligation to use in connection with the transactions contemplated hereby, or to furnish to Borrower, confidential information obtained from other companies. Borrower, on behalf of itself and its Affiliates, further acknowledges that one or more of the Agent and Lenders and their respective Affiliates may be a full service securities firm and may from time to time effect transactions, for its own or its Affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of Borrower and its Affiliates.

§27. CONSENTS, AMENDMENTS, WAIVERS, ETC.

Except as otherwise expressly provided in this Agreement (including, without limitation, in §4.17), any consent or approval required or permitted by this Agreement may be given, and any term of this Agreement or of any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower or the Guarantors of any terms of this Agreement or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Required Lenders; provided, however, that the Agreement Regarding Fees may be amended or otherwise modified, or rights or privileges thereunder waived, in a writing executed by the parties thereto only. Notwithstanding the foregoing, none of the following may occur without the written consent of: (a) in the case of a reduction in the rate of interest on the Notes (other than a reduction or waiver of default interest), the consent of each Lender holding a Note affected by such interest rate reduction; (b)(i) in the case of an increase in the Revolving Credit Commitment, Term Loan A Commitment, Term Loan B Commitment, Term Loan C Commitment or the amount of the Commitments of any Lender, the consent of such Lender whose Commitment is increased, or (ii) in the case of any increase in the Total Commitment, each Lender (except, in each case, as provided in §2.11 and §18.1); (c) in the case of a forgiveness, reduction or waiver of the principal of any unpaid Loan or any interest thereon or fee payable under the Loan Documents, the consent of each Lender that would have otherwise received such principal, interest or fee; (d) in the case of a change in the amount of any fee payable to a Lender hereunder, the consent of each Lender to which such fee would otherwise be owed; (e) in the case of the postponement of any date fixed for any payment of principal of or interest on the Loan, the consent of each Lender that would otherwise have received such principal or interest at such earlier fixed date; (f) in the case of an extension of the Revolving Credit Maturity Date (except as provided in §2.12(a)), the Term Loan A Maturity Date, the Term Loan B Maturity Date or the Term Loan C Maturity Date (except as provided in §2.12(b)), each Lender whose Commitment is thereby extended; (g) in the case of a change in the manner of distribution of any payments to the Lenders or the Agent, the consent of each Lender directly affected thereby; (h) the release of the Borrower or any Guarantor except as otherwise provided in this Agreement, the consent of each Lender; (i) in the case of an amendment of the definition of Required Lenders, each Lender, in the case of an amendment of the definition of Required Revolving Credit Lenders, each Revolving Credit Lender, in the case of an amendment to the definition of Required Term Loan A Lenders, each Term Loan A Lender, in the case of an amendment to the definition of Required Term Loan B Lenders, each Term Loan B Lender and, in the case of an amendment to the definition of Required Term Loan C Lenders, each Term Loan C Lender; (j) in the case of any modification to require a Lender to fund a pro rata share of a request for any advance of the Loan to Borrower other than based on such Lender’s Commitment Percentage, the consent of each such Lender thereby required to fund a pro rata share other than based on its Commitment Percentage; (k) in the case of an amendment to this §27, each Lender directly affected thereby; (l) in the case of an amendment of any provision of this Agreement or the Loan Documents which requires the approval of all of the Lenders or the Required Lenders, to require a lesser number of Lenders to approve such action, each Lender, in the case of an amendment of any provision of any Loan Document that requires the approval of the Required Revolving Credit Lenders to require a lesser number of Lenders to approve such action, each Revolving Credit Lender, in the case of an amendment to any provision of the Loan Documents that requires the approval of the Required Term Loan A Lenders to require a lesser number of Lenders to approve such action, each Term Loan A Lender, in the case of an amendment to any provision of the Loan Documents that requires the approval of the Required Term Loan B Lenders to require a lesser number of Lenders to approve such action, each Term Loan B Lender or, in the case of an amendment to any provision of the Loan Documents that requires the approval of the Required Term Loan C Lenders to require a lesser number of Lenders to approve such action, each Term Loan C Lender; or (m) in the case of an amendment or waiver of the conditions contained in §11 as to all Revolving Credit Lenders making any Revolving Credit Loan or issuing any Letter of Credit, the consent of the Required Revolving Credit Lenders. There shall be no amendment, modification or waiver of any provision in the Loan Documents which result in a modification of the conditions to funding or in increased borrowing availability with respect to the Revolving Credit Commitment without the written consent of the Required Revolving Credit Lenders, the Term Loan A Commitment without the consent of the Required Term Loan A Lenders, the Term Loan B Commitment without the consent of the Required Term Loan B Lenders, the Term Loan C Commitment without the consent of the Required Term Loan C Lenders, nor any amendment, modification or waiver that disproportionately affects the Revolving Credit Lenders, the Term Loan A Lenders, Term Loan B Lenders or Term Loan C Lenders without the approval of the Required Revolving Credit Lenders, Required Term Loan A Lenders, Required Term Loan B Lenders or Required Term Loan C Lenders, respectively. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or, except as provided in §2.12, extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender. The provisions of §14 may not be amended without the written consent of the Agent. There shall be no amendment, modification or waiver of any provision in the Loan Documents with respect to Letters of Credit without the consent of the Issuing Lender. The Borrower agrees to enter into such modifications or amendments of this Agreement or the other Loan Documents as reasonably may be requested by KeyBank in connection with the syndication of the Loan, provided that no such amendment or modification materially affects or increases any of the obligations of the Borrower hereunder. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon any of the Borrower or the Guarantors shall entitle the Borrower or any Guarantor to other or further notice or demand in similar or other circumstances.

Further notwithstanding anything to the contrary in this §27, if the Agent and the Borrower have jointly identified an ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or the other Loan Documents or an inconsistency between provisions of this Agreement and/or the other Loan Documents, the Agent and the Borrower shall be permitted to amend, modify or supplement such provision or provisions to cure such ambiguity, omission, mistake, defect or inconsistency so long as to do so would not adversely affect the interest of the Lenders. Any such amendment, modification or supplement shall become effective without any further action or consent of any of other party to this Agreement. Notwithstanding anything to the contrary in this Agreement, including this §27, this Agreement may be amended by Borrower and Agent to provide for any Commitment Increase in the manner contemplated by §2.11 and the extension of the Revolving Credit Maturity Date and/or the Term Loan C Maturity Date as provided in §2.12.

§28. SEVERABILITY.

The provisions of this Agreement are severable, and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

§29. TIME OF THE ESSENCE.

Time is of the essence with respect to each and every covenant, agreement and obligation of the Borrower and the Guarantors under this Agreement and the other Loan Documents.

§30. NO UNWRITTEN AGREEMENTS.

THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. ANY ADDITIONAL TERMS OF THE AGREEMENT BETWEEN THE PARTIES ARE SET FORTH BELOW.

§31. REPLACEMENT NOTES.

Upon receipt of evidence reasonably satisfactory to Borrower of the loss, theft, destruction or mutilation of any Note, and in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to Borrower or, in the case of any such mutilation, upon surrender and cancellation of the applicable Note, Borrower will execute and deliver, in lieu thereof, a replacement Note, identical in form and substance to the applicable Note and dated as of the date of the applicable Note and upon such execution and delivery all references in the Loan Documents to such Note shall be deemed to refer to such replacement Note.

§32. NO THIRD PARTIES BENEFITED.

This Agreement and the other Loan Documents are made and entered into for the sole protection and legal benefit of the Borrower, the Lenders, the Agent, the Joint-Lead Arrangers and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. All conditions to the performance of the obligations of the Agent and the Lenders under this Agreement, including the obligation to make Loans and issue Letters of Credit, are imposed solely and exclusively for the benefit of the Agent and the Lenders and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that the Agent and the Lenders will refuse to make Loans or issue Letters of Credit in the absence of strict compliance with any or all thereof and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by the Agent and the Lenders at any time if in their sole discretion they deem it desirable to do so. In particular, the Agent and the Lenders make no representations and assume no obligations as to third parties concerning the quality of the construction by the Borrower or any of its Subsidiaries of any development or the absence therefrom of defects.

§33. PATRIOT ACT.

Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies Borrower and Guarantors that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower and the Guarantors, which information includes names and addresses and other information that will allow such Lender or the Agent, as applicable, to identify Borrower and the Guarantors in accordance with the Patriot Act.

§34. ACKNOWLEDGEMENT AND CONSENT TO BAIL-IN OF AFFECTED FINANCIAL INSTITUTIONS.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

§35. AMENDMENT AND RESTATEMENT OF LOAN DOCUMENTS.

Pursuant to §27 of the Original Credit Agreement, KeyBank as the Agent under the Original Credit Agreement and each “Lender” thereunder, by its execution and delivery hereof, consents to the amendment and restatement of the Original Credit Agreement pursuant to the terms of this Agreement and the amendment or amendment and restatement of the other “Loan Documents” (as defined in the Original Credit Agreement) and the Lenders hereby authorize the Agent to enter into such agreements. On the Closing Date, the Original Credit Agreement shall be amended and restated in its entirety by this Agreement, and the Original Credit Agreement, except as specifically set forth herein, shall thereafter be of no further force and effect and shall be deemed replaced and superseded in all respects by this Agreement. The parties hereto acknowledge and agree that this Agreement does not constitute a novation or termination of the “Obligations” under the Original Credit Agreement, which remain outstanding as of the Closing Date. Any payment that is due and payable to any Lender under the Original Credit Agreement as of the date of this Agreement shall be due and payable in the amount determined pursuant to the Original Credit Agreement for periods prior to the Closing Date on the next payment date for such interest or fee set forth in this Agreement.

§36. WAIVER OF CLAIMS.

Borrower and Parent acknowledge, represent and agree that Borrower and Guarantors as of the date hereof have no defenses, setoffs, claims, counterclaims or causes of action of any kind or nature whatsoever with respect to the “Loan Documents” (as defined in the Original Credit Agreement and this Agreement), the administration or funding of the “Loans” (as defined in the Original Credit Agreement and this Agreement), or with respect to any acts or omissions of Agent or any past or present directors, officers, agents or employees of Agent or any of the Lenders, whether under the Original Credit Agreement or this Agreement or the Loan Documents, and each of Borrower and Parent does hereby expressly waive, release and relinquish any and all such defenses, setoffs, claims, counterclaims and causes of action, if any.

§37. ACKNOWLEDGEMENT REGARDING ANY SUPPORTED QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for a Derivatives Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan

Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

§38. ELECTRONIC SIGNATURES.

Without limiting the provisions set forth in §19(b), delivery of an executed counterpart of a signature page to this Agreement or any other Loan Document by facsimile or as an attachment to an electronic mail message in .pdf, .jpeg, .TIFF or similar electronic format shall be effective as delivery of a manually executed counterpart of this Agreement of such other Loan Document for all purposes. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, the other Loan Documents and the transactions contemplated hereby and thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Agent to accept electronic signatures in any form or format without its prior written consent. For the purposes hereof, “Electronic Signatures” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record. Each of the parties hereto represents and warrants to the other parties hereto that it has the corporate capacity and authority to execute this Agreement and the other Loan Documents to which it is a party through electronic means and there are no restrictions for doing so in that party’s constitutive documents. Without limiting the generality of the foregoing, the Borrower hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among any of the Agent or the Lenders and any of the Borrower or Guarantors, electronic images of this Agreement or any other Loan Document (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (ii) waives any argument, defense or right to contest the validity or enforceability of any Loan Document based solely on the lack of paper original copies of such Loan Document, including with respect to any signature pages thereto.

[SIGNATURES BEGIN ON FOLLOWING PAGE]

IN WITNESS WHEREOF, each of the undersigned have caused this Agreement to be executed by its duly authorized representatives as of the date first set forth above.

BORROWER:

GLADSTONE COMMERCIAL LIMITED PARTNERSHIP, a Delaware limited partnership

By:	GCLP Business Trust II, a Massachusetts business trust, its sole general partner

	By:	/s/ Jay Beckhorn
Name: Jay Beckhorn
Title: Vice President

(SEAL)

PARENT:

GLADSTONE COMMERCIAL CORPORATION, a Maryland corporation

By:	/s/ Gary Gerson
Name: Gary Gerson
Title: Chief Financial Officer

(SEAL)

[Signatures Continued on Next Page]

KeyBank/Gladstone – Signature Page to Fifth Amended and Restated Credit Agreement

LENDERS:

KEYBANK NATIONAL ASSOCIATION, individually and as Agent

By:	/s/Angela Kara
Name: Angela Kara
Title: Vice President

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KeyBank/Gladstone – Signature Page to Fifth Amended and Restated Credit Agreement

FIFTH THIRD BANK, National Association

By:	/s/ Shane S. Lowe
Name: Shane S. Lowe
Title: Vice President

Address for Notices:

Fifth Third Bank
38 Fountain Square, MD 1090RG
Cincinnati, OH 45202
Attention: Shane S. Lowe
Telephone: 513-534-3831

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KeyBank/Gladstone – Signature Page to Fifth Amended and Restated Credit Agreement

THE HUNTINGTON NATIONAL BANK

By:	/s/ Joshua Arundel
Name: Joshua Arundel
Title: Senior Vice President

Address for Notices:

The Huntington National Bank
2025 Woodward Ave, Floor 15
Detroit, MI 48226
Attention: Melissa Costello
Telephone: 248-608-5190

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KeyBank/Gladstone – Signature Page to Fifth Amended and Restated Credit Agreement

BANK OF AMERICA, N.A.

By:	/s/ Roger C. Davis
Name: Roger C. Davis
Title: Sr. Vice President

Address for Notices:

Bank of America, N.A.
901 Main St, 64th Floor
Dallas, TX 75202
Attention: Patricia Lu
Telephone: 214-509-0107
Facsimile: 214-209-1559

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KeyBank/Gladstone – Signature Page to Fifth Amended and Restated Credit Agreement

SYNOVUS BANK

By:	/s/ Zachary Braun
Name: Zachary Braun
Title: Director

Address for Notices:

Synovus Bank
3400 Overton Park Dr. SE 5th Floor
Atlanta GA 30339
Attention: Rebecca Barnett
Telephone: (678) 526-6113
Facsimile: ________

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KeyBank/Gladstone – Signature Page to Fifth Amended and Restated Credit Agreement

S&T BANK

By:	/s/ Sean Apicella
Name: Sean Apicella
Title: Senior Vice President

Address for Notices:

S&T Bank
491 N. Cleveland Massillon Rd.
Akron, OH 44333
Attention: Lisa Taray
Telephone: 330-664-1575
Facsimile: 330-664-1576

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KeyBank/Gladstone – Signature Page to Fifth Amended and Restated Credit Agreement

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Michael Miller
Name: Michael Miller
Title: Senior Vice President

Address for Notices:

PNC Bank, National Association
800 17th St NW
Washington, DC 20006
Attention: Matthew Beech
Telephone: (412)762-3943
Facsimile: N/A

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KeyBank/Gladstone – Signature Page to Fifth Amended and Restated Credit Agreement

WEBSTER BANK, NATIONAL ASSOCIATION

By:	/s/ Jayson Tonkon
Name: Jayson Tonkon
Title: Senior Managing Director

Address for Notices:

Webster Bank
1 Fayette St., Suite 400
Conshohocken, PA 19428
Attention: Jayson Tonkon
Telephone: 610-729-1741

Webster Bank
1959 Summer Street
Stamford, CT 06905
Attention: Office of the General Counsel

KeyBank/Gladstone – Signature Page to Fifth Amended and Restated Credit Agreement

EXITING LENDER

The lender executing below (the “Exiting Lender”) is a “Lender” under the Original Credit Agreement that is not continuing as a lender under the Fifth Amended and Restated Credit Agreement to which this signature page is attached (the “Amended Credit Agreement”). Simultaneously with the Closing Date of the Amended Credit Agreement, the Exiting Lender shall cease to be a “Lender” under the Original Credit Agreement, and shall have no further liabilities or obligations thereunder; provided that, notwithstanding anything else provided herein or otherwise, any rights of the Exiting Lender under the Loan Documents (as defined in the Original Credit Agreement) that are intended by their express terms to survive termination of the Commitments (as defined in the Original Credit Agreement) and/or the repayment, satisfaction or discharge of obligations under any such Loan Document shall survive for the Exiting Lender. Furthermore, the Exiting Lender shall not be a “Lender” under the Amended Credit Agreement and shall not have any liabilities or obligations under the Amended Credit Agreement. To the extent required under the Original Credit Agreement, the Exiting Lender consents to the amendment of the Original Credit Agreement and the “Loan Documents” (as defined in the Original Credit Agreement). Upon the Closing Date, the Borrower shall pay all outstanding amounts due or accrued and unpaid to the Exiting Lender under the Original Credit Agreement and the other “Loan Documents” (as defined in the Original Credit Agreement), including all principal, accrued and unpaid interest and fees.

The undersigned Exiting Lender has duly executed this Agreement for the limited purpose of acknowledging and agreeing to the terms set forth above under “Exiting Lender”:

EXITING LENDER:

UNITED BANK

By:
Name:
Title:

KeyBank/Gladstone – Signature Page to Fifth Amended and Restated Credit Agreement

EXITING LENDER

The lender executing below (the “Exiting Lender”) is a “Lender” under the Original Credit Agreement that is not continuing as a lender under the Fifth Amended and Restated Credit Agreement to which this signature page is attached (the “Amended Credit Agreement”). Simultaneously with the Closing Date of the Amended Credit Agreement, the Exiting Lender shall cease to be a “Lender” under the Original Credit Agreement, and shall have no further liabilities or obligations thereunder; provided that, notwithstanding anything else provided herein or otherwise, any rights of the Exiting Lender under the Loan Documents (as defined in the Original Credit Agreement) that are intended by their express terms to survive termination of the Commitments (as defined in the Original Credit Agreement) and/or the repayment, satisfaction or discharge of obligations under any such Loan Document shall survive for the Exiting Lender. Furthermore, the Exiting Lender shall not be a “Lender” under the Amended Credit Agreement and shall not have any liabilities or obligations under the Amended Credit Agreement. To the extent required under the Original Credit Agreement, the Exiting Lender consents to the amendment of the Original Credit Agreement and the “Loan Documents” (as defined in the Original Credit Agreement). Upon the Closing Date, the Borrower shall pay all outstanding amounts due or accrued and unpaid to the Exiting Lender under the Original Credit Agreement and the other “Loan Documents” (as defined in the Original Credit Agreement), including all principal, accrued and unpaid interest and fees.

The undersigned Exiting Lender has duly executed this Agreement for the limited purpose of acknowledging and agreeing to the terms set forth above under “Exiting Lender”:

EXITING LENDER:

FIRST FINANCIAL BANK

By:
Name:
Title:

KeyBank/Gladstone – Signature Page to Fifth Amended and Restated Credit Agreement

EXHIBIT A-1

FORM OF [AMENDED AND RESTATED] REVOLVING CREDIT NOTE

$______________	_____________ ___, 2025

FOR VALUE RECEIVED, the undersigned, GLADSTONE COMMERCIAL LIMITED PARTNERSHIP, a Delaware limited partnership (“Maker”), hereby promises to pay to __________________________________ (“Payee”), or order, in accordance with the terms of that certain Fifth Amended and Restated Credit Agreement, dated as of October 10, 2025, as from time to time in effect, by and among Maker, Gladstone Commercial Corporation, KeyBank National Association, for itself and as Agent, and such other Lenders as may be from time to time named therein (the “Credit Agreement”), to the extent not sooner paid, on or before the Revolving Credit Maturity Date, the principal sum of _________________ ($__________), or such amount as may be advanced by the Payee under the Credit Agreement as a Revolving Credit Loan with daily interest from the date thereof, computed as provided in the Credit Agreement, on the principal amount hereof from time to time unpaid, at a rate per annum on each portion of the principal amount which shall at all times be equal to the rate of interest applicable to such portion in accordance with the Credit Agreement, and with interest on overdue principal and, to the extent permitted by Applicable Law, on overdue installments of interest and late charges at the rates provided in the Credit Agreement. Interest shall be payable on the dates specified in the Credit Agreement, except that all accrued interest shall be paid at the stated or accelerated maturity hereof or upon the prepayment in full hereof. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

Payments hereunder shall be made to the Agent for the Payee at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other address as Agent may designate from time to time.

This [Amended and Restated] Revolving Credit Note (this “Note”) is one of one or more Revolving Credit Notes evidencing borrowings under and is entitled to the benefits and subject to the provisions of the Credit Agreement. The principal of this Note may be due and payable in whole or in part prior to the Revolving Credit Maturity Date and is subject to mandatory prepayment in the amounts and under the circumstances set forth in the Credit Agreement, and may be prepaid in whole or from time to time in part, all as set forth in the Credit Agreement.

Notwithstanding anything in this Note to the contrary, all agreements between the undersigned Maker and the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under Applicable Law. If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under Applicable Law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by Applicable Law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations of the undersigned Maker and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations

A-1 - Page 1

of the undersigned Maker, such excess shall be refunded to the undersigned Maker. All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations of the undersigned Maker (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by Applicable Law. This paragraph shall control all agreements between the undersigned Maker and the Lenders and the Agent.

In case an Event of Default shall occur, the entire principal amount of this Note may become or be declared due and payable in the manner and with the effect provided in said Credit Agreement.

This Note shall, pursuant to New York General Obligations Law Section 5-1401, be governed by the laws of the State of New York.

[This Note and certain other Notes being executed contemporaneously herewith are delivered in amendment and restatement of the “Revolving Credit Notes” as such term is defined in the Original Credit Agreement.]1

The undersigned Maker and all guarantors and endorsers hereby waive presentment, demand, notice, protest, notice of intention to accelerate the indebtedness evidenced hereby, notice of acceleration of the indebtedness evidenced hereby and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically otherwise provided in the Credit Agreement, and assent to extensions of time of payment or forbearance or other indulgence without notice.

[Signatures Appear on Next Page]

[1]	To be included for notes issued on the Closing Date to the existing Lenders under the Original Credit Agreement.

A-1 - Page 2

IN WITNESS WHEREOF, the undersigned has by its duly authorized officer executed this Note on the day and year first above written.

GLADSTONE COMMERCIAL LIMITED
PARTNERSHIP, a Delaware limited partnership

By:	GCLP Business Trust II, a Massachusetts business trust, its sole general partner

By:
Name:
Title:

By:
Name:
Title:

(SEAL)

A-1 - Page 3

EXHIBIT A-2

FORM OF [AMENDED AND RESTATED] TERM LOAN A NOTE

$______________	_____________ ___, 2025

FOR VALUE RECEIVED, the undersigned, GLADSTONE COMMERCIAL LIMITED PARTNERSHIP, a Delaware limited partnership (“Maker”), hereby promises to pay to __________________________________ (“Payee”), or order, in accordance with the terms of that certain Fifth Amended and Restated Credit Agreement, dated as of October 10, 2025, as from time to time in effect, by and among Maker, Gladstone Commercial Corporation, KeyBank National Association, for itself and as Agent, and such other Lenders as may be from time to time named therein (the “Credit Agreement”), to the extent not sooner paid, on or before the Term Loan A Maturity Date, the principal sum of _________________ ($__________), or such amount as may be advanced by the Payee under the Credit Agreement as a Term Loan A with daily interest from the date thereof, computed as provided in the Credit Agreement, on the principal amount hereof from time to time unpaid, at a rate per annum on each portion of the principal amount which shall at all times be equal to the rate of interest applicable to such portion in accordance with the Credit Agreement, and with interest on overdue principal and, to the extent permitted by Applicable Law, on overdue installments of interest and late charges at the rates provided in the Credit Agreement. Interest shall be payable on the dates specified in the Credit Agreement, except that all accrued interest shall be paid at the stated or accelerated maturity hereof or upon the prepayment in full hereof. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

Payments hereunder shall be made to the Agent for the Payee at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other address as Agent may designate from time to time.

This [Amended and Restated] Term Loan A Note (this “Note”) is one of one or more Term Loan A Notes evidencing borrowings under and is entitled to the benefits and subject to the provisions of the Credit Agreement. The principal of this Note may be due and payable in whole or in part prior to the Term Loan A Maturity Date and is subject to mandatory prepayment in the amounts and under the circumstances set forth in the Credit Agreement, and may be prepaid in whole or from time to time in part, all as set forth in the Credit Agreement.

Notwithstanding anything in this Note to the contrary, all agreements between the undersigned Maker and the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under Applicable Law. If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under Applicable Law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by Applicable Law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations of the undersigned Maker and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations

A-2 – Page 1

of the undersigned Maker, such excess shall be refunded to the undersigned Maker. All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations of the undersigned Maker (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by Applicable Law. This paragraph shall control all agreements between the undersigned Maker and the Lenders and the Agent.

In case an Event of Default shall occur, the entire principal amount of this Note may become or be declared due and payable in the manner and with the effect provided in said Credit Agreement.

This Note shall, pursuant to New York General Obligations Law Section 5-1401, be governed by the laws of the State of New York.

[This Note and certain other Notes being executed contemporaneously herewith are delivered in amendment and restatement of the “Term Loan A Notes” as such term is defined in the Original Credit Agreement.]2

The undersigned Maker and all guarantors and endorsers hereby waive presentment, demand, notice, protest, notice of intention to accelerate the indebtedness evidenced hereby, notice of acceleration of the indebtedness evidenced hereby and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically otherwise provided in the Credit Agreement, and assent to extensions of time of payment or forbearance or other indulgence without notice.

[Signatures Appear on Next Page]

[2]	To be included for notes issued on the Closing Date to the existing Lenders under the Original Credit Agreement.

A-2 – Page 2

IN WITNESS WHEREOF, the undersigned has by its duly authorized officer executed this Note on the day and year first above written.

GLADSTONE COMMERCIAL LIMITED
PARTNERSHIP, a Delaware limited partnership

By:	GCLP Business Trust II, a Massachusetts business trust, its sole general partner

By:
Name:
Title:

By:
Name:
Title:

(SEAL)

A-2 – Page 3

EXHIBIT A-3

FORM OF [AMENDED AND RESTATED] TERM LOAN B NOTE

$______________	_____________ ___, 2025

FOR VALUE RECEIVED, the undersigned, GLADSTONE COMMERCIAL LIMITED PARTNERSHIP, a Delaware limited partnership (“Maker”), hereby promises to pay to __________________________________ (“Payee”), or order, in accordance with the terms of that certain Fifth Amended and Restated Credit Agreement, dated as of October 10, 2025, as from time to time in effect, by and among Maker, Gladstone Commercial Corporation, KeyBank National Association, for itself and as Agent, and such other Lenders as may be from time to time named therein (the “Credit Agreement”), to the extent not sooner paid, on or before the Term Loan B Maturity Date, the principal sum of _________________ ($__________), or such amount as may be advanced by the Payee under the Credit Agreement as a Term Loan B with daily interest from the date thereof, computed as provided in the Credit Agreement, on the principal amount hereof from time to time unpaid, at a rate per annum on each portion of the principal amount which shall at all times be equal to the rate of interest applicable to such portion in accordance with the Credit Agreement, and with interest on overdue principal and, to the extent permitted by Applicable Law, on overdue installments of interest and late charges at the rates provided in the Credit Agreement. Interest shall be payable on the dates specified in the Credit Agreement, except that all accrued interest shall be paid at the stated or accelerated maturity hereof or upon the prepayment in full hereof. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

Payments hereunder shall be made to the Agent for the Payee at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other address as Agent may designate from time to time.

This [Amended and Restated] Term Loan B Note (this “Note”) is one of one or more Term Loan B Notes evidencing borrowings under and is entitled to the benefits and subject to the provisions of the Credit Agreement. The principal of this Note may be due and payable in whole or in part prior to the Term Loan B Maturity Date and is subject to mandatory prepayment in the amounts and under the circumstances set forth in the Credit Agreement, and may be prepaid in whole or from time to time in part, all as set forth in the Credit Agreement.

Notwithstanding anything in this Note to the contrary, all agreements between the undersigned Maker and the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under Applicable Law. If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under Applicable Law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by Applicable Law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations of the undersigned Maker and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations

A-3 – Page 1

of the undersigned Maker, such excess shall be refunded to the undersigned Maker. All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations of the undersigned Maker (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by Applicable Law. This paragraph shall control all agreements between the undersigned Maker and the Lenders and the Agent.

In case an Event of Default shall occur, the entire principal amount of this Note may become or be declared due and payable in the manner and with the effect provided in said Credit Agreement.

This Note shall, pursuant to New York General Obligations Law Section 5-1401, be governed by the laws of the State of New York.

[This Note and certain other Notes being executed contemporaneously herewith are delivered in amendment and restatement of the “Term Loan B Notes” as such term is defined in the Original Credit Agreement.]3

The undersigned Maker and all guarantors and endorsers hereby waive presentment, demand, notice, protest, notice of intention to accelerate the indebtedness evidenced hereby, notice of acceleration of the indebtedness evidenced hereby and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically otherwise provided in the Credit Agreement, and assent to extensions of time of payment or forbearance or other indulgence without notice.

[Signatures Appear on Next Page]

[3]	To be included for notes issued on the Closing Date to the existing Lenders under the Original Credit Agreement.

A-3 – Page 2

IN WITNESS WHEREOF, the undersigned has by its duly authorized officer executed this Note on the day and year first above written.

GLADSTONE COMMERCIAL LIMITED
PARTNERSHIP, a Delaware limited partnership

By:	GCLP Business Trust II, a Massachusetts business trust, its sole general partner

By:
Name:
Title:

By:
Name:
Title:

(SEAL)

A-3 – Page 3

EXHIBIT A-4

FORM OF [AMENDED AND RESTATED] TERM LOAN C NOTE

$______________	_____________ ___, 2025

FOR VALUE RECEIVED, the undersigned, GLADSTONE COMMERCIAL LIMITED PARTNERSHIP, a Delaware limited partnership (“Maker”), hereby promises to pay to __________________________________ (“Payee”), or order, in accordance with the terms of that certain Fifth Amended and Restated Credit Agreement, dated as of October 10, 2025, as from time to time in effect, by and among Maker, Gladstone Commercial Corporation, KeyBank National Association, for itself and as Agent, and such other Lenders as may be from time to time named therein (the “Credit Agreement”), to the extent not sooner paid, on or before the Term Loan C Maturity Date, the principal sum of _________________ ($__________), or such amount as may be advanced by the Payee under the Credit Agreement as a Term Loan C with daily interest from the date thereof, computed as provided in the Credit Agreement, on the principal amount hereof from time to time unpaid, at a rate per annum on each portion of the principal amount which shall at all times be equal to the rate of interest applicable to such portion in accordance with the Credit Agreement, and with interest on overdue principal and, to the extent permitted by Applicable Law, on overdue installments of interest and late charges at the rates provided in the Credit Agreement. Interest shall be payable on the dates specified in the Credit Agreement, except that all accrued interest shall be paid at the stated or accelerated maturity hereof or upon the prepayment in full hereof. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

Payments hereunder shall be made to the Agent for the Payee at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other address as Agent may designate from time to time.

This [Amended and Restated] Term Loan C Note (this “Note”) is one of one or more Term Loan C Notes evidencing borrowings under and is entitled to the benefits and subject to the provisions of the Credit Agreement. The principal of this Note may be due and payable in whole or in part prior to the Term Loan C Maturity Date and is subject to mandatory prepayment in the amounts and under the circumstances set forth in the Credit Agreement, and may be prepaid in whole or from time to time in part, all as set forth in the Credit Agreement.

Notwithstanding anything in this Note to the contrary, all agreements between the undersigned Maker and the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under Applicable Law. If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under Applicable Law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by Applicable Law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations of the undersigned Maker and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations

A-4 – Page 1

of the undersigned Maker, such excess shall be refunded to the undersigned Maker. All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations of the undersigned Maker (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by Applicable Law. This paragraph shall control all agreements between the undersigned Maker and the Lenders and the Agent.

In case an Event of Default shall occur, the entire principal amount of this Note may become or be declared due and payable in the manner and with the effect provided in said Credit Agreement.

This Note shall, pursuant to New York General Obligations Law Section 5-1401, be governed by the laws of the State of New York.

[This Note and certain other Notes being executed contemporaneously herewith are delivered in amendment and restatement of the “Term Loan C Notes” as such term is defined in the Original Credit Agreement.]4

The undersigned Maker and all guarantors and endorsers hereby waive presentment, demand, notice, protest, notice of intention to accelerate the indebtedness evidenced hereby, notice of acceleration of the indebtedness evidenced hereby and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically otherwise provided in the Credit Agreement, and assent to extensions of time of payment or forbearance or other indulgence without notice.

[Signatures Appear on Next Page]

[4]	To be included for notes issued on the Closing Date to the existing Lenders under the Original Credit Agreement.

A-4 – Page 2

IN WITNESS WHEREOF, the undersigned has by its duly authorized officer executed this Note on the day and year first above written.

GLADSTONE COMMERCIAL LIMITED
PARTNERSHIP, a Delaware limited partnership

By:	GCLP Business Trust II, a Massachusetts business trust, its sole general partner

By:
Name:
Title:

By:
Name:
Title:

(SEAL)

A-4 – Page 3

EXHIBIT B

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT (“Joinder Agreement”) is executed as of __________________, 20__, by _______________________________, a __________________________ (“Joining Party”), and delivered to KeyBank National Association, as Agent, pursuant to §5.2 of that certain Fifth Amended and Restated Credit Agreement dated as of October 10, 2025, as from time to time in effect (the “Credit Agreement”), by and among Gladstone Commercial Limited Partnership (the “Borrower”), Gladstone Commercial Corporation (“Parent”), KeyBank National Association, for itself and as Agent, and the other Lenders from time to time party thereto. Terms used but not defined in this Joinder Agreement shall have the meanings defined for those terms in the Credit Agreement.

RECITALS

A. Joining Party is required, pursuant to §5.2 of the Credit Agreement, to become an additional Subsidiary Guarantor under the Guaranty and the Contribution Agreement.

B. Joining Party expects to realize direct and indirect benefits as a result of the availability to Borrower of the credit facilities under the Credit Agreement.

NOW, THEREFORE, Joining Party agrees as follows:

AGREEMENT

1. Joinder. By this Joinder Agreement, Joining Party hereby becomes a “Subsidiary Guarantor” and a “Guarantor” under the Credit Agreement, the Guaranty, and the other Loan Documents with respect to all the Obligations of Borrower now or hereafter incurred under the Credit Agreement and the other Loan Documents, and a “Subsidiary Guarantor” under the Contribution Agreement. Joining Party agrees that Joining Party is and shall be bound by, and hereby assumes, all representations, warranties, covenants, terms, conditions, duties and waivers applicable to a Subsidiary Guarantor and a Guarantor under the Credit Agreement, the Guaranty, the other Loan Documents and the Contribution Agreement.

2. Representations and Warranties of Joining Party. Joining Party represents and warrants to Agent that, as of the Effective Date (as defined below), except as disclosed in writing by Joining Party to Agent on or prior to the date hereof and approved by the Agent in writing (which disclosures shall be deemed to amend the Schedules and other disclosures delivered as contemplated in the Credit Agreement), the representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects as applied to Joining Party as a Subsidiary Guarantor and a Guarantor on and as of the Effective Date as though made on that date. As of the Effective Date, all covenants and agreements in the Loan Documents and the Contribution Agreement of the Subsidiary Guarantors are true and correct with respect to Joining Party and no Default or Event of Default shall exist upon the Effective Date in the event that Joining Party becomes a Subsidiary Guarantor.

3. Joint and Several. Joining Party hereby agrees that, as of the Effective Date, the Guaranty and the Contribution Agreement heretofore delivered to the Agent and the Lenders shall be a joint and several obligation of Joining Party to the same extent as if executed and delivered by Joining Party, and upon request by Agent, will promptly become a party to the Guaranty and the Contribution Agreement to confirm such obligation.

4. Further Assurances. Joining Party agrees to execute and deliver such other instruments and documents and take such other action, as the Agent may reasonably request, in connection with the transactions contemplated by this Joinder Agreement.

5. GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACTUAL OBLIGATION UNDER, AND SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401, BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

6. Counterparts. This Agreement may be executed in any number of counterparts which shall together constitute but one and the same agreement.

7. The effective date (the “Effective Date”) of this Joinder Agreement is ________________, 20__.

[Signatures Appear on Next Page]

IN WITNESS WHEREOF, Joining Party has executed this Joinder Agreement under seal as of the day and year first above written.

“JOINING PARTY”
_________________, a _____________________________

By:
Name:
Title:

[SEAL]

ACKNOWLEDGED:

KEYBANK NATIONAL ASSOCIATION, as Agent

By:
Name:
Title:

EXHIBIT C

FORM OF REQUEST FOR LOAN

KeyBank National Association

4910 Tiedeman Road, 3rd Floor

Brooklyn, Ohio 44144

Mail Code: OH-01-51-0311

Attn: KeyBank Real Estate Capital

Ladies and Gentlemen:

Pursuant to the provisions of §2.7 of that certain Fifth Amended and Restated Credit Agreement dated as of October 10, 2025, as from time to time in effect (the “Credit Agreement”), by and among Gladstone Commercial Limited Partnership (the “Borrower”), Gladstone Commercial Corporation, KeyBank National Association for itself and as Agent, and the other Lenders from time to time party thereto, the undersigned Borrower hereby requests and certifies as follows:

1. Loan. The undersigned Borrower hereby requests a Revolving Credit Loan under §2.1 of the Credit Agreement:

Principal Amount: $__________

Type (Base Rate Loan; Daily Simple SOFR Loan; Term SOFR Loan):

Drawdown Date:

Interest Period for Term SOFR Loans:

by credit to the general account of the Borrower with the Agent at the Agent’s Head Office.

2. Use of Proceeds. Such Loan shall be used for purposes permitted by §2.9 of the Credit Agreement.

3. No Default. The undersigned Authorized Officer certifies that the Borrower, Guarantors and Unencumbered Property Subsidiaries are and will be in compliance with all covenants under the Loan Documents after giving effect to the making of the Loan requested hereby and no Default or Event of Default has occurred and is continuing. Attached hereto is a Unencumbered Asset Certificate setting forth a calculation of the Unencumbered Asset Availability after giving effect to the Loan requested hereby. No condemnation proceedings are pending or, to the undersigned knowledge, threatened against any Subject Property.

4. Representations True. The undersigned Authorized Officer certifies, represents and agrees that each of the representations and warranties made by or on behalf of the Borrower, the Guarantors or their respective Subsidiaries, contained in the Credit Agreement, in the other Loan Documents or in any document or instrument delivered pursuant to or in connection with the Credit Agreement was true in all material respects as of the date on which it was made and, is true in all material respects as of the date hereof and shall also be true at and as of the Drawdown Date for the Loan requested hereby, with the same effect as if made at and as of such Drawdown Date, except that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date, and except to the extent of any changes resulting from transactions permitted by this Agreement.

5. Other Conditions. The undersigned Authorized Officer certifies, represents and agrees that all other conditions to the making of the Loan requested hereby set forth in the Credit Agreement have been satisfied.

6. Definitions. Terms defined in the Credit Agreement are used herein with the meanings so defined.

[Signatures Appear on Next Page]

IN WITNESS WHEREOF, the undersigned has duly executed this request this _____ day of _____________, 20__.

GLADSTONE COMMERCIAL LIMITED PARTNERSHIP, a Delaware limited partnership

By:	GCLP Business Trust II, a Massachusetts business trust, its sole general partner

By:
Name:
Title:

By:
Name:
Title:

(SEAL)

EXHIBIT D

FORM OF LETTER OF CREDIT REQUEST

[DATE]

KeyBank National Association

4910 Tiedeman Road, 3rd Floor

Brooklyn, Ohio 44144

Mail Code: OH-01-51-0311

Attn: KeyBank Real Estate Capital

Re:	Letter of Credit Request under Fifth Amended and Restated Credit Agreement dated as of October 10, 2025

Ladies and Gentlemen:

Pursuant to §2.10 of that certain Fifth Amended and Restated Credit Agreement dated as of October 10, 2025, as from time to time in effect, by and among you, certain other Lenders, Gladstone Commercial Corporation and us (the “Credit Agreement”), we hereby request that you issue a Letter of Credit as follows:

(i)	Name and address of beneficiary:
(ii)	Face amount: $
(iii)	Proposed Issuance Date:
(iv)	Proposed Expiration Date:
(v)	Other terms and conditions as set forth in the proposed form of Letter of Credit attached hereto.
(vi)	Purpose of Letter of Credit:

This Letter of Credit Request is submitted pursuant to, and shall be governed by, and subject to satisfaction of, the terms, conditions and provisions set forth in §2.10 of the Credit Agreement.

The undersigned Authorized Officer certifies that the Borrower, Guarantors and Unencumbered Property Subsidiaries are and will be in compliance with all covenants under the Loan Documents after giving effect to the issuance of the Letter of Credit requested hereby and no Default or Event of Default has occurred and is continuing. Attached hereto is a Unencumbered Asset Certificate setting forth a calculation of the Unencumbered Asset Availability after giving effect to the Letter of Credit requested hereby. No condemnation proceedings are pending or, to the undersigned knowledge, threatened against any Subject Property.

We also understand that if you grant this request this request obligates us to accept the requested Letter of Credit and pay the issuance fee and Letter of Credit fee as required by §2.10(e). All capitalized terms defined in the Credit Agreement and used herein without definition shall have the meanings set forth in §1.1 of the Credit Agreement.

D-1

The undersigned Authorized Officer certifies, represents and agrees that each of the representations and warranties made by or on behalf of the Borrower, the Guarantors or their respective Subsidiaries, contained in the Credit Agreement, in the other Loan Documents or in any document or instrument delivered pursuant to or in connection with the Credit Agreement was true in all material respects as of the date on which it was made, is true as of the date hereof and shall also be true at and as of the proposed issuance date of the Letter of Credit requested hereby, with the same effect as if made at and as of the proposed issuance date, except that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date, and except to the extent of any changes resulting from transactions permitted by this Agreement.

Very truly yours,

GLADSTONE COMMERCIAL LIMITED PARTNERSHIP, a Delaware limited partnership

By:	GCLP Business Trust II, a Massachusetts business trust, its sole general partner

By:
Name:
Title:

By:
Name:
Title:

D-2

EXHIBIT E

FORM OF UNENCUMBERED ASSETS CERTIFICATE

KeyBank National Association, as Agent

127 Public Square

Cleveland, Ohio 44114-1306

Attention: Michael P. Szuba

Ladies and Gentlemen:

Reference is made to that certain Fifth Amended and Restated Credit Agreement dated as of October 10, 2025, as from time to time in effect (the “Credit Agreement”) by and among Gladstone Commercial Limited Partnership (the “Borrower”), Gladstone Commercial Corporation (“Parent”), KeyBank National Association for itself and as Agent, and the other Lenders from time to time party thereto. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement.

Pursuant to the Credit Agreement, Parent is furnishing to you herewith the Unencumbered Asset Certificate. This certificate is submitted in compliance with requirements of the Credit Agreement.

The undersigned is providing the attached information to demonstrate compliance as of the date hereof with the covenants described in the attachment hereto.

IN WITNESS WHEREOF, the undersigned have duly executed this Unencumbered Asset Certificate this _____ day of ___________, 20__.

GLADSTONE COMMERCIAL CORPORATION, a Maryland corporation

By:
Name:
Title:

E-1

[APPENDIX TO UNENCUMBERED ASSET CERTIFICATE]

(To Be Attached)

E-2

EXHIBIT F

FORM OF COMPLIANCE CERTIFICATE

KeyBank National Association, as Agent

127 Public Square

Cleveland, Ohio 44114-1306

Attn: Michael P. Szuba

Ladies and Gentlemen:

Reference is made to that certain Fifth Amended and Restated Credit Agreement dated as of October 10, 2025, as from time to time in effect (the “Credit Agreement”) by and among Gladstone Commercial Limited Partnership (the “Borrower”), Gladstone Commercial Corporation (“Parent”), KeyBank National Association for itself and as Agent, and the other Lenders from time to time party thereto. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement.

Pursuant to the Credit Agreement, Parent is furnishing to you herewith (or have most recently furnished to you) the consolidated financial statement of Parent for the fiscal period ended _______________ (the “Balance Sheet Date”). Such financial statements have been prepared in accordance with GAAP and present fairly the consolidated financial position of Parent at the date thereof and the results of its operations for the periods covered thereby, subject in the case of interim statements only to normal year-end audit adjustments.

This certificate is submitted in compliance with requirements of §2.11(d), §7.4(c) or §10.12 of the Credit Agreement. If this certificate is provided under a provision other than §7.4(c), the calculations provided below are made using the consolidated financial statement of Parent as of the Balance Sheet Date adjusted in the good faith estimate of Borrower to give effect to the making of a Loan, issuance of a Letter of Credit, acquisition or disposition of property or other event that occasions the preparation of this certificate; and the nature of such event and the estimate of Borrower of its effects are set forth in reasonable detail in an attachment hereto. The undersigned officer is the chief financial officer or controller of Parent.

The undersigned representative has caused the provisions of the Loan Documents to be reviewed and have no knowledge of any existing Default or Event of Default. (Note: If the signer does have knowledge of any Default or Event of Default, the form of certificate should be revised to specify the Default or Event of Default, the nature thereof and the actions taken, being taken or proposed to be taken by the Borrower with respect thereto.)

If the Borrower has elected to use an Investment Grade Rating as the basis for the Applicable Margin, as of the date hereof, (i) Borrower [does]/[does not] have an Investment Grade Rating, and (ii) the Credit Rating applicable to Borrower is [N/A]/[______].

The undersigned is providing the attached information to demonstrate compliance as of the date hereof with the covenants described in the attachment hereto.

[Signatures Appear on Next Page]

IN WITNESS WHEREOF, the undersigned have duly executed this Compliance Certificate this _____ day of ___________, 20__.

GLADSTONE COMMERCIAL CORPORATION, a Maryland corporation

By:
Name:
Title:

APPENDIX TO COMPLIANCE CERTIFICATE

[To be attached]

EXHIBIT G

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

THIS ASSIGNMENT AND ACCEPTANCE AGREEMENT (this “Agreement”) dated ____________________, by and between ____________________________ (“Assignor”), and ____________________________ (“Assignee”).

W I T N E S S E T H:

WHEREAS, Assignor is a party to that certain Fifth Amended and Restated Credit Agreement, dated as of October 10, 2025, as from time to time in effect, by and among GLADSTONE COMMERCIAL LIMITED PARTNERSHIP, a Delaware limited partnership (“Borrower”), Gladstone Commercial Corporation, the other lenders that are or may become a party thereto, and KEYBANK NATIONAL ASSOCIATION, individually and as Agent (the “Loan Agreement”); and

WHEREAS, Assignor desires to transfer to Assignee [Describe assigned Commitment] under the Loan Agreement and its rights with respect to the Commitment assigned and its Outstanding Loans with respect thereto;

NOW, THEREFORE, for and in consideration of the sum of Ten and No/100 Dollars ($10.00) and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

1. Definitions. Terms defined in the Loan Agreement and used herein without definition shall have the respective meanings assigned to such terms in the Loan Agreement.

2. Assignment.

(a) Subject to the terms and conditions of this Agreement and in consideration of the payment to be made by Assignee to Assignor pursuant to Paragraph 5 of this Agreement, effective as of the “Assignment Date” (as defined in Paragraph 7 below), Assignor hereby irrevocably sells, transfers and assigns to Assignee, without recourse, a portion of its [Revolving Credit] [Term Loan A] [Term Loan B] [Term Loan C] Note in the amount of $_______________ representing a $_______________ [Revolving Credit] [Term Loan A] [Term Loan B] [Term Loan C] Commitment, and a _________________ percent (_____%) [Revolving Credit] [Term Loan A] [Term Loan B] [Term Loan C] Commitment Percentage, and a corresponding interest in and to all of the other rights and obligations under the Loan Agreement and the other Loan Documents relating thereto (the assigned interests being hereinafter referred to as the “Assigned Interests”), including Assignor’s share of all outstanding [Revolving Credit Loans] [Term Loans A] [Term Loans B] [Term Loans C] with respect to the Assigned Interests and the right to receive interest and principal on and all other fees and amounts with respect to the Assigned Interests, all from and after the Assignment Date, all as if Assignee were an original Lender under and signatory to the Loan Agreement having a [Revolving Credit] [Term Loan A] [Term Loan B] [Term Loan C] Commitment Percentage equal to the amount of the respective Assigned Interests.

(b) Assignee, subject to the terms and conditions hereof, hereby assumes all obligations of Assignor with respect to the Assigned Interests from and after the Assignment Date as if Assignee were an original Lender under and signatory to the Loan Agreement and the “Intercreditor Agreement” (as hereinafter defined), which obligations shall include, but shall not be limited to, the obligation to make [Revolving Credit Loans] [Term Loans A] [Term Loans B] [Term Loans C] to the Borrower with respect to the Assigned Interests and to indemnify the Agent as provided therein (such obligations, together with all other obligations set forth in the Loan Agreement and the other Loan Documents are hereinafter collectively referred to as the “Assigned Obligations”). Assignor shall have no further duties or obligations with respect to, and shall have no further interest in, the Assigned Obligations or the Assigned Interests.

3. Representations and Requests of Assignor.

(a) Assignor represents and warrants to Assignee (i) that it is legally authorized to, and has full power and authority to, enter into this Agreement and perform its obligations under this Agreement; (ii) that as of the date hereof, before giving effect to the assignment contemplated hereby the principal face amount of Assignor’s [Revolving Credit] [Term Loan A] [Term Loan B] [Term Loan C] Note is $____________ and the aggregate outstanding principal balance of the [Revolving Credit Loans] [Term Loans A] [Term Loans B] [Term Loans C] made by it equals $_______, and (iii) that it has forwarded to the Agent the [Revolving Credit] [Term Loan A] [Term Loan B] [Term Loan C] Note held by Assignor. Assignor makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness or sufficiency of any Loan Document or any other instrument or document furnished pursuant thereto or in connection with the Loan, the collectability of the Loans, the continued solvency of the Borrower or the Guarantors or the continued existence, sufficiency or value of any assets of the Borrower or the Guarantors which may be realized upon for the repayment of the Loans, or the performance or observance by the Borrower or the Guarantors of any of their respective obligations under the Loan Documents to which it is a party or any other instrument or document delivered or executed pursuant thereto or in connection with the Loan; other than that it is the legal and beneficial owner of, or has the right to assign, the interests being assigned by it hereunder and that such interests are free and clear of any adverse claim.

(b) Assignor requests that the Agent obtain replacement Revolving Credit Notes, Term Loan A Notes, Term Loan B Notes or Term Loan C Notes, as applicable, for each of Assignor and Assignee as provided in the Credit Agreement.

4. Representations of Assignee. Assignee makes and confirms to the Agent, Assignor and the other Lenders all of the representations, warranties and covenants of a Lender under Articles 14 and 18 of the Loan Agreement. Without limiting the foregoing, Assignee (a) represents and warrants that it is legally authorized to, and has full power and authority to, enter into this Agreement and perform its obligations under this Agreement; (b) confirms that it has received copies of such documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (c) agrees that it has and will, independently and without reliance upon Assignor, any other Lender or the Agent and based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in evaluating the Loans, the Loan Documents, the creditworthiness of the Borrower and the Guarantors and the value of the assets of the Borrower and the Guarantors, and taking or not taking action under the Loan Documents and any intercreditor agreement among the Lenders and the Agent (the “Intercreditor Agreement”); (d) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers as are reasonably incidental thereto pursuant to the terms of the Loan Documents and the Intercreditor Agreement; (e) agrees that, by this Agreement, Assignee has become a party to and will perform in accordance with their terms all the obligations which by the terms of the Loan Documents and the Intercreditor Agreement are required to be performed by it as a Lender; (f) represents and warrants that Assignee does not control, is not controlled by, is not under common control with and is otherwise free from influence or control by, the Borrower or any Guarantor and is not a Defaulting Lender or an Affiliate of a Defaulting Lender, (g) represents and warrants that Assignee is subject to control, regulation or examination by a state or federal regulatory agency, (h) agrees that if Assignee is not incorporated under the laws of the United States of America or any State, it has on or prior to the date hereof delivered to Borrower and Agent certification as to its exemption (or lack thereof) from deduction or withholding of any United States federal income taxes and (i) Assignee has a net worth or unfunded commitments as of the date hereof of not less than $100,000,000.00 unless waived in writing by Borrower and Agent as required by the Credit Agreement. Assignee agrees that Borrower may rely on the representation contained in Section 4(i).

5. Payments to Assignor. In consideration of the assignment made pursuant to Paragraph 1 of this Agreement, Assignee agrees to pay to Assignor on the Assignment Date, an amount equal to $____________ representing the aggregate principal amount outstanding of the [Revolving Credit Loans] [Term Loans A] [Term Loans B] [Term Loans C] owing to Assignor under the Loan Agreement and the other Loan Documents with respect to the Assigned Interests.

6. Payments by Assignor. Assignor agrees to pay the Agent on the Assignment Date the registration fee required by §18.2 of the Loan Agreement.

7. Effectiveness.

(a) The effective date for this Agreement shall be _______________ (the “Assignment Date”). Following the execution of this Agreement, each party hereto shall deliver its duly executed counterpart hereof to the Agent for acceptance and recording in the Register by the Agent.

(b) Upon such acceptance and recording and from and after the Assignment Date, (i) Assignee shall be a party to the Loan Agreement and the Intercreditor Agreement and, to the extent of the Assigned Interests, have the rights and obligations of a Lender thereunder, and (ii) Assignor shall, with respect to the Assigned Interests, relinquish its rights and be released from its obligations under the Loan Agreement and the Intercreditor Agreement.

(c) Upon such acceptance and recording and from and after the Assignment Date, the Agent shall make all payments in respect of the rights and interests assigned hereby accruing after the Assignment Date (including payments of principal, interest, fees and other amounts) to Assignee.

(d) All outstanding Term SOFR Loans shall continue in effect for the remainder of their applicable Interest Periods and Assignee shall accept the currently effective interest rates on its Assigned Interest of each Term SOFR Loan.

8. Notices. Assignee specifies as its address for notices and its Applicable Lending Office for all assigned Loans, the offices set forth below:

Notice Address:

Attn:
Facsimile:

Applicable Lending Office: Same as above

9. Payment Instructions. All payments to Assignee under the Loan Agreement shall be made as provided in the Loan Agreement in accordance with the separate instructions delivered to Agent.

10. Governing Law. THIS AGREEMENT IS INTENDED TO TAKE EFFECT AS A SEALED INSTRUMENT FOR ALL PURPOSES AND TO BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO CONFLICT OF LAWS).

11. Counterparts. This Agreement may be executed in any number of counterparts which shall together constitute but one and the same agreement.

12. Amendments. This Agreement may not be amended, modified or terminated except by an agreement in writing signed by Assignor and Assignee, and consented to by Agent.

13. Successors. This Agreement shall inure to the benefit of the parties hereto and their respective successors and assigns as permitted by the terms of Loan Agreement and the Intercreditor Agreement.

[signatures on following page]

IN WITNESS WHEREOF, intending to be legally bound, each of the undersigned has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, as of the date first above written.

ASSIGNEE:

By:
Title:

ASSIGNOR:

By:
Title:

RECEIPT ACKNOWLEDGED AND
ASSIGNMENT CONSENTED TO BY:

KEYBANK NATIONAL ASSOCIATION, as Agent

By:
Title:

CONSENTED TO BY: [5]

GLADSTONE COMMERCIAL LIMITED PARTNERSHIP,
a Delaware limited partnership

By:	GCLP Business Trust II, a Massachusetts business trust,

its sole general partner

By:
Name:
Title:

By:
Name:
Title:

[5]	Insert to extent required by Credit Agreement.

EXHIBIT H

FORM OF LETTER OF CREDIT APPLICATION

[Attached]

H-1

EXHIBIT I-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Fifth Amended and Restated Credit Agreement dated as of October 10, 2025, as from time to time in effect (the “Credit Agreement”), by and among Gladstone Commercial Limited Partnership (the “Borrower”), Gladstone Commercial Corporation, KeyBank National Association for itself and as Agent, and the other Lenders from time to time party thereto.

Pursuant to the provisions of Section 4.4 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[ ]

I-1-1

EXHIBIT I-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Fifth Amended and Restated Credit Agreement dated as of October 10, 2025, as from time to time in effect (the “Credit Agreement”), by and among Gladstone Commercial Limited Partnership (the “Borrower”), Gladstone Commercial Corporation, KeyBank National Association for itself and as Agent, and the other Lenders from time to time party thereto.

Pursuant to the provisions of Section 4.4 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[ ]

I-2-1

EXHIBIT I-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Fifth Amended and Restated Credit Agreement dated as of October 10, 2025, as from time to time in effect (the “Credit Agreement”) by and among Gladstone Commercial Limited Partnership (the “Borrower”), Gladstone Commercial Corporation, KeyBank National Association for itself and as Agent, and the other Lenders from time to time party thereto.

Pursuant to the provisions of Section 4.4 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[ ]

I-3-1

EXHIBIT I-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Fifth Amended and Restated Credit Agreement dated as of October 10, 2025, as from time to time in effect (the “Credit Agreement”), by and among Gladstone Commercial Limited Partnership (the “Borrower”), Gladstone Commercial Corporation, KeyBank National Association for itself and as Agent, and the other Lenders from time to time party thereto.

Pursuant to the provisions of Section 4.4 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[ ]

I-4-1

SCHEDULE 1

LENDERS AND COMMITMENTS

REVOLVING CREDIT COMMITMENT

Name	Commitment	Commitment Percentage
KeyBank National Association	$38,434,163.69	19.217081845000%
Fifth Third Bank, National Association	$37,722,419.93	18.861209965000%
The Huntington National Bank	$37,010,676.16	18.505338080000%
Bank of America, NA	$34,875,444.84	17.437722420000%
PNC Bank, National Association	$21,352,313.17	10.676156585000%
Webster Bank, National Association	$21,352,313.17	10.676156585000%
Synovus Bank	$7,117,437.72	3.558718860000%
S&T Bank	$2,135,231.32	1.067615660000%

TOTAL	$200,000,000.00	100.0%*

*	Percentages may not equal 100% due to rounding.

Schedule 1 – Page 1

LENDERS AND COMMITMENTS

TERM LOAN A COMMITMENT

Name	Commitment	Commitment Percentage
KeyBank National Association	$24,021,352.31	19.217081848000%
Fifth Third Bank, National Association	$23,576,512.46	18.861209968000%
The Huntington National Bank	$23,131,672.60	18.505338080000%
Bank of America, NA	$21,797,153.03	17.437722424000%
PNC Bank, National Association	$13,345,195.73	10.676156584000%
Webster Bank, National Association	$13,345,195.73	10.676156584000%
Synovus Bank	$4,448,398.57	3.558718856000%
S&T Bank	$1,334,519.57	1.067615656000%

TOTAL	$125,000,000.00	100.0%*

*	Percentages may not equal 100% due to rounding.

Schedule 1 – Page 2

LENDERS AND COMMITMENTS

TERM LOAN B COMMITMENT

Name	Commitment	Commitment Percentage
KeyBank National Association	$27,544,484.00	19.217081859571%
Fifth Third Bank, National Association	$27,034,400.95	18.861209964239%
The Huntington National Bank	$26,524,317.91	18.505338075884%
Bank of America, NA	$24,994,068.80	17.437722417794%
PNC Bank, National Association	$15,302,491.10	10.676156580899%
Webster Bank, National Association	$15,302,491.10	10.676156580899%
Synovus Bank	$5,100,830.37	3.558718862625%
S&T Bank	$1,530,249.11	1.067615658090%

TOTAL	$143,333,333.34	100.0%*

*	Percentages may not equal 100% due to rounding.

Schedule 1 – Page 3

LENDERS AND COMMITMENTS

TERM LOAN C COMMITMENT

Name	Commitment	Commitment Percentage
KeyBank National Association	$25,000,000.00	18.987341773113%
Fifth Third Bank, National Association	$26,666,666.66	20.253164552924%
The Huntington National Bank	$28,333,333.33	21.518987340330%
Bank of America, NA	$33,333,333.33	25.316455694953%
PNC Bank, National Association	$0.00	0.000000000000%
Webster Bank, National Association	$0.00	0.000000000000%
Synovus Bank	$8,333,333.34	6.329113929434%
S&T Bank	$10,000,000.00	7.594936709245%

TOTAL	$131,666,666.66	100.0%*

*	Percentages may not equal 100% due to rounding.

Schedule 1 – Page 4

LENDERS AND COMMITMENTS

TOTAL COMMITMENT

Name	Commitment	Commitment Percentage
KeyBank National Association	$115,000,000.00	19.166666666667%
Fifth Third Bank, National Association	$115,000,000.00	19.166666666667%
The Huntington National Bank	$115,000,000.00	19.166666666667%
Bank of America, NA	$115,000,000.00	19.166666666667%
PNC Bank, National Association	$50,000,000.00	8.333333333333%
Webster Bank, National Association	$50,000,000.00	8.333333333333%
Synovus Bank	$25,000,000.00	4.166666666667%
S&T Bank	$15,000,000.00	2.500000000000%

TOTAL	$600,000,000.00	100.0%*

*	Percentages may not equal 100% due to rounding.

Schedule 1 – Page 5

SCHEDULE 1.2

INITIAL SUBJECT PROPERTIES AND PACE LOANS

Initial Subject Properties:

	Subsidiary Guarantor	Property Street Address(es)	County(ies)/State(states)
1.	AL13 BROOKWOOD LLC	17499 Brookwood Parkway, Vance	Tuscaloosa County, AL

2.	RCOG07 GEORGIA LLC	2349 Lawrenceville Highway, Decatur
2094 McGee Road, Snellville
7174 Wheat Street, Covington
1055 Haw Creek Parkway, Cumming
1293 Wellbrook Circle, Conyers
2341 Lawrenceville Highway, Decatur
		2339 Lawrenceville Highway, Decatur	DeKalb County, GA Gwinnett County, GA Newton County, GA Forsyth County, GA Rockdale County, GA DeKalb County, GA DeKalb County, GA

3.	APML07 HIALEAH FL LLC	3725 East 10th Court, Hialea	Miami-Dade County, FL

4.	CO14 AURORA LLC	14800 E. Moncrieff Place, Aurora	Adams County, CO

5.	CO14 DENVER LLC	1485 East 61st Avenue, Denver	Adams County, CO

6.	260 SPRINGSIDE DRIVE, AKRON OH LLC	260 Springside Drive, Akron	Summit County, OH

7.	CI05 CLINTONVILLE WI LLC	255 Spring Street, Clintonville	Waupaca County, WI

8.	DBPI07 BOLINGBROOK IL LLC	4 Territorial Court, Bolingbrook	Will County, IL

9.	RC06 MENOMONEE FALLS WI LLC	N92 W14701 Anthony Avenue, Menomonee Falls	Waukesha County, WI

10.	TMC11 SPRINGFIELD MO LLC	2645 North Airport Plaza Avenue, Springfield	Greene County, MO

11.	2525 N WOODLAWN VSTRM WICHITA KS, LLC	2525 N. Woodlawn Boulevard, Sedgewick	Sedgewick County, KS

12.	FIRST PARK TEN COCO SAN ANTONIO, L.P.; FIRST PARK TEN COCO SAN ANTONIO GP LLC	6550 First Park Ten Boulevard, San Antonio	Bexar County, TX

13.	CDLCI07 MASON OH LLC	5324 Natorp Boulevard, Mason	Warren County, OH

14.	EE, 208 SOUTH ROGERS LANE, RALEIGH, NC LLC; EE07 RALEIGH NC GP LLC	208 South Rogers Lane, Raleigh	Wake County, NC

15.	EE07 RALEIGH, NC L.P.	201 South Rogers Lane, Raleigh	Wake County, NC

16.	POCONO PA GCC, LP; POCONO PA GCC GP LLC	Pocono Mountain Business Park, Industrial Park Blvd., Mt. Pocono	Monroe County, PA

17.	UTSLCO03 GOOD 680 WEST SHIELDS LANE LLC	680 West 10000 South, South Jordan	Salt Lake County, UT

18.	MIDETI05 GOOD 7026 STERLING LLC	7026 Sterling Ponds Court, Sterling Heights	Macomb County, MI

19.	FLOCAI01 GOOD 1900 SOUTHWEST 38TH AVENUE, LLC	1900 Southwest 38th Avenue, Ocala	Marion County, FL

20.	FLOCAI02 GOOD 808 SOUTHWEST 12TH STREET LLC	808 Southwest 12th Street, Ocala	Marion County, FL

21.	ALVANI02 GOOD 11198 WILL WALKER ROAD LLC	11198 Will Walker Road, Vance	Tuscaloosa County, AL

22.	ININDI01 GOOD 5225 W 81ST LLC	5225 West 81st Street, Indianapolis	Marion County, IN

Schedule 1.2 – Page 1

23.	NJPHII02 GOOD 5 TWOSOME LLC	5 Twosome Drive, Moorestown	Burlington County, NJ

24.	AFL05 DUNCAN SC LLC; AFL05 DUNCAN SC MEMBER LLC	150 &170 Riverview Center Dr., Duncan	Duncan, Spartanburg County, SC

25.	OH04 NORTH CANTON LLC	3874 Highland Park Street, NW, Lake Township	Stark County, OH

26.	OHCOLI02 GOOD 1932 PITTSBURGH DRIVE LLC	1932 Pittsburgh Drive, Delaware	Delaware County, OH

27.	TXDENI01 GOOD 5450 DAKOTA LANE LLC	5450 Dakota Lane, Denton	Denton County, TX

28.	OB MIDWAY NC GLADSTONE COMMERCIAL, LLC	9698 Old US Highway 52, Lexington	Davidson County, NC

29.	ININDI04 GOOD 4780 E MARGARET LLC	4780 East Margaret Avenue, Terre Haute	Vigo County, IN

30.	ININDI02 GOOD 5600 W RAYMOND, LLC	5600 W. Raymond St., Indianapolis	Marion County, IN

31.	CO13 ENGLEWOOD LLC	349 Inverness Drive South, Englewood	Douglas County, CO

32.	ALMGMI01 GOOD 111 FOLMAR PARKWAY LLC	111 Folmar Parkway, Birmingham	Montgomery County, AL

33.	TXTEMI01 GOOD 3120 AND 3410 RANGE ROAD LLC	3120 & 3410 Range Road, Temple	Bell County, TX

34.	ININDI03 GOOD 5610 W 82, LLC	5610 –5710 W. 82nd St., Indianapolis	Marion County

35.	GBI07 SYRACUSE NY LLC	7282 William Barry Blvd., North Syracuse	Onondoga County, NY

36.	OB CRENSHAW GCC LP; OB CRENSHAW SPE GP LLC	3831 Route 219, Crenshaw	Jefferson County, PA

37.	TXBAYI01 GOOD 1650 EAST FREEWAY, LLC	1650 East Freeway, Baytown, TX 77521	Harris County, TX

38.	ILPERI01 GOOD 4444 HOLLERICH DRIVE LLC	4444 Hollerich Drive, Peru, IL 61354	LaSalle County, IL

39.	MOPACI01 GOOD 18777 US HIGHWAY 66, LLC	18777 US Highway 66 Pacific, MO 63609	St. Louis, MO

40.	NCCLTI02 GOOD 1902 AIRPORT ROAD LLC	1902 Airport Road, Monroe, NC 28110	Union County, NC

41.	WEC11 DARTMOUTH MA LLC	495 State Road (Route 6), Dartmouth, MA 02747	Bristol County, MA

42.	GAATLI01 GOOD 1550 ROADHAVEN DRIVE, LLC	1550 Road Haven Dr., Stone Mountain, GA 30083	DeKalb County, GA

43.	TCI06 BURNSVILLE MN LLC	1200 Portland Avenue South, Burnsville, MN 55337	Dakota County, MN

44.	NCWKBI01 GOOD 251 INDUSTRIAL DRIVE LLC	251 Industrial Drive, Wilkesboro, NC 28697	Wilkes County, NC

45.	WPI07 TULSA OK LLC	1110 West Tenkiller Road, Catoosa, OK 74015	Rogers County, OK

46.	GA15 HAPEVILLE LLC	1025 Virginia Avenue, Atlanta, GA 30354	Fulton County, GA

47.	CMI04 CANTON NC LLC	171 Great Oak Drive Canton, NC 28716	Haywood County, NC

48.	IN14 INDIANAPOLIS LLC	6626 East 75th Street Indianapolis, IN 46250	Marion County, IN

49.	CORNING BIG FLATS LLC	199 Sing Sing Road Horseheads, NY 14845	Chemung County, NY

50.	SRFF08 READING PA, L.P.; SRFF08 READING PA GP LLC	425 Gateway Drive, Reading, PA 19601	Berks County, PA

51.	TX14 ALLEN II LLC	1207 West McDermott Drive, Allen, TX 75013	Collin County, TX

Schedule 1.2 – Page 2

52.	TX14 COLLEYVILLE LLC	6805 Colleyville Blvd., Colleyville, TX 76034	Tarrant County, TX

53.	TX14 COPPELL LLC	300 S. Denton Tap Road, Coppell, TX 70519	Dallas County, TX

54.	D08 MARIETTA OH LLC	28305 State Route 7 Marietta, OH 45750	Washington County, OH

55.	FMCT08 CHALFONT PA, L.P.; FMCT08 CHALFONT PA GP LLC	400 Highpoint Drive Chalfont, PA 18914	Bucks County, PA

56.	FTCHI07 GRAND RAPIDS MI LLC	1515 Arboretum Drive SE, Grand Rapids, MI 49546	Kent County, MI

57.	IPA12 ASHBURN VA LLC	44426 Atwater Place Ashburn, VA 20147	Loudoun County, VA

58.	PA14 TAYLOR LLC	6 Kane Lane, Taylor, PA 18517	Lackawanna County, PA

59.	RPT08 PINEVILLE NC, L.P.; RPT08 PINEVILLE NC GP LLC	10021 Rodney Street, Pineville, NC 28134	Mecklenburg County, NC

60.	TUP12 COLUMBUS GA LLC	7200 North Lake Drive, Columbus, GA 31909	Muscogee County, GA

61.	OH15 DUBLIN LLC	525 Metro Place North Dublin, OH 43017	Franklin County, OH

62.	ALFTPI02 GOOD 1202 ECHOLS DRIVE WEST LLC	1202 Echols Drive West, Fort Payne, AL 35968	Dekalb County, AL

63.	OHCOLO05 GOOD 4343 EASTON COMMONS LC	4343 Easton Commons, Columbus, OH 43219	Franklin County, OH

64.	MPI06 MASON OH LLC	4690 Parkway Drive, Mason, OH 45040	Warren County, OH

65.	SCGVLI01 GOOD 8 NORTH KINGS ROAD, LLC	8 North Kings Road, Greenville, SC 29605	County of Greenville, SC

66.	TXDFWR01 GOOD 12201 BEAR PLAZA LLC	12201 Bear Plaza, Burleson, TX 760285	Tarrant County, TX

67.	PAABEI01 GOOD 2571 MITCHELL AVENUE LLC	2571 Mitchell Avenue	Allentown, PA

68.	ININDI05 GOOD 3245 N MITTHOEFER ROAD LLC	3245 N Mitthoefer Road, Indianapolis, IN	Marion County, IN

69.	MI13 NOVI LLC	43700 Gen-Mar Drive	Novi, MI

70.	PABETI01 GOOD 100 MELLOTT DRIVE LLC	100 Mellott Drive, Warfordsburg, PA & 14937 Warfodsburg Road, Hancock, MD	Fulton County, PA & Washington County, MD

71.	TXMLDI01 GOOD WEST COUNTY ROAD 100 LLC	11915 WCR 100, Midland	Midland County, TX

72.	MOSTCI01 GOOD 1 RIVERS EDGE COURT LLC	1 Riversedge Court, St. Clair MO 63077	Franklin County, MO

73.	TXHOUI02 GOOD 1616 GEARS ROAD LLC	1616 Gears Rd, Houston, TX 77067	Harris County, TX

74.	TXDFWI02 GOOD 2875 E AIRFIELD DRIVE LLC	2875 E. Airfield Drive, Irving, TX 75261	Dallas County, TX

75.	WIGTNI-01 GOOD GATEWAY COURT LLC	W206 N12880 Gateway Court, Germantown, Wisconsin 53022	Washington County, WI

76.	MIDETI-06 GOOD EXECUTIVE DRIVE LLC	42050-42200 Executive Drive, Harrison Township	Macomb County, Michigan

77.	GAATLI-02 GOOD Swisher Drive LLC	2 Swisher Drive, Cartersville, GA	Bartow County, Georgia

78.	INFTWI-01 GOOD Baker Drive LLC	1200 Baker Drive, Ossian, IN	Wells County, Indiana

79.	INFTWI-02 GOOD North Main Street LLC	925 N. Main Street, Ligonier, IN	Noble County, Indiana

80.	MICARI-01 GOOD Columbia Street LLC	628 and 630 Columbia Street and 547 Montague Street, Caro, MI	Tuscola County, Michigan

81.	MIDETI-07 GOOD Commerce Boulevard LLC	30600 Commerce Blvd, Chesterfield, MI	Macomb County, Michigan

82.	MICASI-01 GOOD Garfield Avenue LLC	6214 Garfield Avenue, Cass City, MI	Tuscola County, Michigan

Schedule 1.2 – Page 3

PACE Loans on Initial Subject Properties:

260 SPRINGSIDE DRIVE, AKRON OH LLC	260 Springside Drive, Akron	Summit County, OH	$698,782.95
OH15 DUBLIN LLC	525 Metro Place North Dublin, OH 43017	Franklin County, OH	$574,910.11

Schedule 1.2 – Page 4

SCHEDULE 6.3

LIST OF ALL ENCUMBRANCES ON ASSETS

None.

Schedule 6.3 – Page 1

SCHEDULE 6.5

NO MATERIAL CHANGES

None.

Schedule 6.5 – Page 1

SCHEDULE 6.7

PENDING LITIGATION

None.

Schedule 6.7 – Page 1

SCHEDULE 6.15

CERTAIN TRANSACTIONS

None.

Schedule 6.15 – Page 1

SCHEDULE 6.20(b)

ENVIRONMENTAL NOTICES AND ACTIONS

None.

Schedule 6.20(b) – Page 1

SCHEDULE 6.20(c)

ENVIRONMENTAL RELEASES

None.

Schedule 6.20(c) – Page 1

SCHEDULE 6.21

SUBSIDIARIES AND UNCONSOLIDATED AFFILIATES

[Attached]

Schedule 6.21 – Page 1

Last Updated 9/30/25
(Active Entities Only)
GLADSTONE COMMERCIAL CORPORATION (MD)
ORGANIZATION CHART
PAGE 1 of 2
Gladstone Commercial Corporation (MD)
100% Interest
GCLP Business Trust I (MA)
*Refer to the 10-Q and 10-K for the most current OP Unit amount
100% Shareholder
100% Membership Interest
*Refer to 10-Q and 10-K for the most current OP Unit amount
Gladstone Commercial Partners, LLC (DE)
100% Interest
GCLP Business Trust II (MA)
Gladstone Commercial Limited Partnership (DE)
Gladstone Commercial Advisers, Inc. (DE)
99% LP Interest
100% Membership Interest
99.9% LP Interest
GA15 Hapeville LLC (DE)
AL13 Brookwood LLC (DE)
MN13 Blaine LLC (DE)
TX13 Austin LLC (DE)
MI14 Monroe Reward LLC (DE)
CO13 Englewood LLC (DE)
MI13 Novi LLC (DE)
TX14 Allen II LLC (DE)
TX14 Coppell LLC (DE)
TX14 Colleyville LLC (DE)
PA14 Taylor LLC (DE)
CO14 Aurora LLC (DE)
IN14 Indianapolis LLC (DE)
FLOCA01 GOOD 1900 Southwest 30th Avenue LLC (DE)
OH04 North Canton LLC (DE)
1% GP
Pocono PA GCC GP LLC (DE)
Pocono PA GCC, LP (DE)
FB11 Hickory NC GP LLC (DE)
FB11 Hickory NC LP (DE)
CBP11 Green Tree PA GP LLC (DE)
CBP11 Green Tree PA, LP (DE)
NARA12 Fort Worth TX GP LLC (DE)
NARA12 Fort Worth TX, LP (DE)
MI14 Monroe Frenchtown LLC (DE)
FLOCA02 GOOD 808 Southwest 12th Street LLC (DE)
OH15 Dublin LLC (DE)
DBPI07 Bolingbrook IL LLC (DE)
SRFF08 Reading PA GP LLC (DE)
SRFF08 Reading PA LP (DE)
RPT08 Pineville NC GP LLC (DE)
RPT08 Pineville NC LP (DE)
FMCT08 Chalfont PA GP LLC (DE)
FMCT08 Chalfont PA, LP (DE)
OB Crenshaw SPE GP LLC (DE)
OB Crenshaw GCC, LP (DE)
Richardson TX15 LLC (DE)
Gladstone Commercial Lending LLC (DE)
TMC11 Springfield MO LLC (DE)
CO14 Denver LLC (DE)
C08 Fridley MN LLC (DE)
OH14 Columbus LLC (DE)
D08 Marietta OH LLC (DE)
WC11 Springfield MO LLC (DE)
ABC12 Ottumwa IA LLC (DE)
GCC1302 Egg Harbor NJ LLC (DE)
PA17 Conshohocken LLC (DE)
OB Midway NC Gladstone Commercial LLC (DE)
2525 N. Woodlawn Vstrm Wichita KS, LLC (DE)
AFL05 Duncan SC Member LLC (DE)
AFL05 Duncan SC LLC (DE)
TCI06 Burnsville MN LLC (DE)
RCOG07 Georgia LLC (DE)
GA15 Villa Rica LLC (DE)
SCC10 Orange City IA LLC (DE)
Hemingway at Boston Heights, LLC (OH)
WEC11 Dartmouth MA LLC (DE)
260 Springside Drive Akron OH LLC (DE)
CVG12 New Albany OH LLC (DE)
YorkTC05 Eatontown NJ LLC (DE)
PA16 Prussia LLC (DE)
PA17 Philadelphia LLC (DE)
WPI07 Tulsa OK LLC (DE)
APML07 Hialeah FL LLC (DE)
UT16 Taylorsville LLC (DE)
FL16 Fort Lauderdale LLC (DE)
CM04 Canton NC LLC (DE)
GBI07 Syracuse NY LLC (DE)
PNA11 Boston Heights OH LLC (DE)
NH10 Cumming GA LLC (DE)
VW12 Columbia SC LLC (DE)
GSM LLC (DE)
FTCHI07 Grand Rapids MI LLC (DE)
IPA12 Ashburn VA LLC (DE)
IPA12 Ashburn VA SPE LLC (DE)
MIDETI05 GOOD 7026 Sterling LLC (DE)
FLLKM001 GOOD 1000 Business Center LLC (DE)
RC06 Menomonee Falls WI LLC (DE)
Corning Big Flats LLC (DE)
Corning Big Flats Two LLC (DE)
UT15 Draper LLC (DE)
SJMH06 Baytown TX GP LLC (DE)
0.1% GP
SJMH06 Baytown TX L.P. (DE)
EE07 Raleigh NC GP LLC (DE)
EE07 Raleigh NC, L.P. (DE)
COLCKI07 Mason OH LLC (DE)
FL17 Eatonville 1 LLC (DE)
FL17 Eatonville 3 LLC (DE)

Schedule 6.21 – Page 2

Last Updated 9/30/25
(Active Entities Only)

PAGE 2 of 2

GLADSTONE COMMERCIAL CORPORATION (MD)
ORGANIZATION CHART

Gladstone Commercial Corporation (MD)
100% Interest
GCLP Business Trust I (MA)
*Refer to the 10-Q and 10-K for the most current OP Unit amount
100% Membership Interest
*Refer to 10-Q and 10-K for the most current OP Unit amount
100% Shareholder
Gladstone Commercial Partners, LLC (DE)
100% Interest
GCLP Business Trust II (MA)
Gladstone Commercial Limited Partnership (DE)
Gladstone Commercial Advisers, Inc. (DE)
99% LP Interest
100% Membership Interest
AZTUC001 GOOD 3381 East Global Loop LLC (DE)
TXSNTX01 GOOD 929 South Medina Street LLC (DE)
PAPIT01 GOOD 106 Gamma LLC (DE)
NCWKB01 GOOD 251 Industrial Drive LLC (DE)
FLJAX01 GOOD 10520 Busch Drive North LLC (DE)
OHCLE01 GOOD 30 00 West 121 Street, LLC (DE)
CODEN02 4900 Kingston Street LLC (DE)
GAATL002 GOOD Swisher Drive LLC (DE)
GACAR01 GOOD 1050 Columbia Drive LLC (DE)
MOSTC01 GOOD Elm Point Industrial Drive LLC (DE)
ALHSV01 GOOD 130 Vintage Drive LLC (DE)
NCWIL01 GOOD 100 Quality Drive, LLC (DE)
OKOKC01 GOOD 3100 South Meridian Avenue, LLC (DE)
ALFTP01 GOOD 403 Airport Road West, LLC (DE)
ALFTP02 GOOD 1202 Echols Drive West LLC (DE)
INFTW1-01 GOOD Baker Drive LLC(DE)
ININD03 GOOD 5610 W 82, LLC (DE)
NCCLT01 GOOD 2925 Stewart Blvd LLC (DE)
OHFIN01 GOOD 2040 Production LLC (DE)
SCGVL01 GOOD 8 North Kings Road LLC (DE)
ILRVD01 GOOD 13521 South Halsted Street LLC (DE)
TXDFWR01 GOOD 12201 Bear Place LLC (DE)
TXDFW01 GOOD 1586 High Meadows Way LLC (DE)
ININD05 GOOD 3245 N Mitthoefer Road LLC (DE)
INFTWI-02 GOOD North Main Street LLC (DE)
LANOR02 GOOD 900 Distributors Row LLC (DE)
TXHOU01 GOOD 9400 Telge Road LLC (DE)
TXBAY01 GOOD 1650 East Freeway, LLC (DE)
PAABE01 GOOD 2571 Mitchell Avenue, LLC (DE)
PABET01 GOOD Mellett Drive, LLC (DE)
TXMLD01 GOOD West County Road 100 LLC (DE)
MOSTC01 GOOD 1 Rivers Edge Court LLC (DE)
MICAR3-01 GOOD Columbia Street LLC (DE)
LAPAL01 GOOD 1274 Commercial Drive LLC (DE)
GACHA01 GOOD 6900 Highway 411 North LLC (DE)
MOPAC01 GOOD 18777 US Highway 66, LLC (DE)
TXHOU02 GOOD 1616 Gears Road LLC (DE)
TXDFW02 GOOD 2879 E Airfield Drive LLC (DE)
WIGTN-01 GOOD Gateway Court LLC (DE)
MIDETI-07 GOOD Commerce Boulevard LLC (DE)
MICASI-01 GOOD Garfield Avenue LLC (DE)
NMABQ01 GOOD 555 Gallatin Place NW LLC (DE)
ININD04 GOOD 4700 E Margaret LLC (DE)
ILPER01 GOOD 4444 Hollerich Drive LLC (DE)
NJVIN01 GOOD 2729 Industrial Way LLC (DE)
NJBGT01 GOOD 319 Landis Ave LLC (DE)
MIDETI-06 GOOD EXECUTIVE DRIVE LLC (DE)
NMABQ02 GOOD 7500 Los Volcanes NW LLC (DE)
ALMGM01 GOOD 111 Folmar Parkway LLC (DE)
NCCLT02 GOOD 1902 Airport Road LLC (DE)
TNUAC01 GOOD 901 Lower Brownsville Road LLC (DE)
GAATL01 GOOD 1550 Roadhaven Drive, LLC (DE)
TNCVL01 GOOD 135 COX Avenue, LLC (DE)

Schedule 6.21 – Page 3

SCHEDULE 6.23

MANAGEMENT AGREEMENTS

1.

Property Management Agreement by and between 260 Springside Drive Akron OH LLC and AWS Commercial, LLC, Inc. d/b/a Colliers International | Cleveland, dated March 1, 2019, with respect to the real property located at 260 Springside Drive, Akron, OH 44333, as affected by a letter agreement, dated March 31, 2020

2.

Property Management Agreement by and between DBPI07 Bolingbrook IL LLC and Jones Lang LaSalle Americas, Inc., dated April 29, 2015, with respect to the real property located at 4 Territorial Court, Bolingbrook, IL 60440

3.

Property Management Agreement by and between ININDI03 GOOD 5610 W 82, LLC and Resource Commercial Real Estate LLC dba Bradley Company, dated May 2022, with respect to the real property located at 5610 W. 82nd Street, Indianapolis, IN, as affected by a letter agreement, dated May 26, 2022

4.

Property Management Agreement by and between ININDI01 GOOD 5225 W 81st LLC and Colliers International REMS US, LLC, dated February 25, 2019, with respect to the real property located at 5225 W. 81st Street, Indianapolis, IN

5.

Property Management Agreement by and between EE07 Raleigh NC, L.P. and Jones Lang LaSalle Americas, Inc., dated July 29, 2015, with respect to the real property located at 201 South Rogers Lane, Raleigh, NC 27610, and as amended by the First Amendment to Property Management Agreement by and between EE07 Raleigh NC, L.P. and Jones Lang LaSalle Americas, Inc., dated October 8, 2021, as affected by a letter agreement, dated July 29, 2015, and as amended by the first amendment to the letter agreement dated October 8, 2021

6.

Property Management Agreement by and between USTLCO03 GOOD 680 West Shields Lane LLC and CBRE Government Services, LLC, dated February 23, 2018, with respect to the real property located at 680 West Shields Lane, Jordan, UT 84095, as affected by a letter agreement, dated February 23, 2018

7.

Property Management Agreement by and between First Park Ten Coco San Antonio, L.P. and Cushman & Wakefield of Texas, Inc., dated April 1, 2015, with respect to the real property located at 6550 First Park Ten, San Antonio, TX 78213

8.

Property Management Agreement by and between GA15 Hapeville LLC and Jones Lang LaSalle Americas, Inc., dated July 15, 2015, with respect to the real property located at 1025 Virginia Avenue, Atlanta, Georgia 30354, as affected by a letter agreement, dated July 24, 2015

9.

Property Management Agreement by and between IN14 Indianapolis LLC and Resource Commercial Real Estate LLC dba Bradley Company, dated May 2022, with respect to the real property located at 6626 East 75th Street, Indianapolis, IN 46250, as affected by a letter agreement, dated May 26, 2022

Schedule 6.23 – Page 1

10.

Property Management Agreement by and between TCI06 Burnsville MN LLC and CBRE Government Services, LLC, dated May 27, 2015 with respect to the real property located at 12000 Portland Avenue South, Burnsville, Dakota County, MN 55337, as amended by the First Amendment to Property Management Agreement by and between TCI06 Burnsville MN LLC and CBRE Government Services, LLC dated July 1, 2020, and as affected by a letter agreement dated August 4, 2020

11.	Property Management Agreement by and between TUP12 Columbus GA LLC and Jones Lang LaSalle Americas, Inc., dated September 4, 2015, as affected by a letter agreement dated September 4, 2015

12.

Property Management Agreement by and between WGTNI-01 GOOD GATEWAY COURT LLC and Briohn Property Management LLC, dated May 9, 2025 with respect to the real property located at W206N 12880 Gateway Court, Germantown, Wisconsin 53022, as affected by a letter agreement dated May 9, 2025

13.

Property Management Agreement by and between PA14 Taylor LLC and CBRE, Inc., dated June 14, 2024, with respect to the real property located at 24 Stauffer Industrial Park, Taylor, PA 18517, as affected by a letter agreement dated June 14, 2024

14.

Property Management Agreement by and between OHCOLO05 GOOD 4343 Easton Commons LLC and CBRE Government Services, LLC, dated October 1, 2020 with respect to the real property located at 4343 Easton Commons, as amended by the First Amendment to Property Management Agreement by and between OHOCOLO05 GOOD 4343 Easton Commons LLC and CBRE Government Services, LLC dated February 2021, as amended by the Second Amendment to Property Management Agreement by and between OHOCOLO05 GOOD 4343 Easton Commons LLC and CBRE Government Services, LLC, dated December 9, 2022, and as affected by a letter agreement dated March 9, 2018

15.

Property Management Agreement by and between MPI06 Mason OH LLC and Cushman & Wakefield of Ohio, Inc. dated March 25, 2015 with respect to the real property located at 4690 Parkway Drive, Mason, OH 05040

Schedule 6.23 – Page 2

SCHEDULE 6.25

MATERIAL LOAN AGREEMENTS

[omitted]

Schedule 6.25 – Page 1